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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 17, 2015

Registration No. 333-203219

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DAVIDsTEA INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	5499 (Primary Standard Industrial Classification Code Number)	98-1048842 (I.R.S. Employer Identification Number)

5430 Ferrier
Mount-Royal, Québec, Canada, H4P 1M2
Telephone: (888) 873-0006
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sylvain Toutant
President and Chief Executive Officer
5430 Ferrier
Mount-Royal, Québec, Canada, H4P 1M2
Telephone: (888) 873-0006
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Sylvain Toutant
President and Chief Executive Officer
400 Fifth Avenue
Waltham, Massachusetts 02451
Telephone: (888) 873-0006
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jane D. Goldstein Marko S. Zatylny Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000	Shahir Guindi François Paradis Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5	D. Rhett Brandon Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000	Philippe Fortier McCarthy Tétrault LLP 1000 De La Gauchetière Street West Suite 2500 Montréal, Québec, Canada H3B 0A2

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 17, 2015

PROSPECTUS

             Shares

DAVIDsTEA INC.

Common Shares

          This is the initial public offering of our common shares. We are offering                  common shares, no par value per share, and the selling shareholders named in this prospectus, which include certain of our affiliated shareholders are offering, in the aggregate,             common shares. We will not receive any proceeds from the common shares sold by the selling shareholders. We currently expect the initial public offering price to be between US$             and US$             per common share.

          Prior to this offering there has been no public market for our common shares. We intend to apply for listing of our common shares on The NASDAQ Global Market under the symbol "DTEA."

          We are eligible to be treated as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933 and, as a result, are subject to reduced public company reporting requirements. See "Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer."

          Investing in our common shares involves risk. See "Risk Factors" beginning on page 13.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to us before expenses	US$	US$
Proceeds before expenses to the selling shareholders	US$	US$

(1)
See "Underwriting" for a detailed description of compensation payable to the underwriters. We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

          To the extent that the underwriters sell more than             common shares, the underwriters have the option to purchase up to an aggregate of                  additional common shares from the selling shareholders at the initial public offering price less the underwriting discounts and commissions for 30 days after the date of this prospectus.

          The underwriters expect to deliver the common shares against payment in New York, New York on or about                      , 2015.

Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch

BMO Capital Markets	William Blair

Prospectus dated                      , 2015

friendly
fun
accessible
modern
DAVID
david's top
david's top 3
SIMPLY THE BEST
DAVIDsTEA
DAVIDsTEA
DAVIDsTEA

From our first store in 2008, we've brought our love of tea to **over 155 shops** across Canada and the US.

Great tea, a friendly environment and above-and-beyond customer service.

Colorful, modern stores with a fun attitude.

Over 150 teas and an amazing selection of gifts and tea-making accessories.

perfect spoon
manuka honey
tea filter 100
agave nectar

          We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

          In this prospectus, unless otherwise specified, all monetary amounts are in Canadian dollars, all references to "$," "C$," "CDN$," "Canadian dollars" and "dollars" mean Canadian dollars and all references to "U.S. dollars," "US$" and "USD" mean U.S. dollars.

Industry and Market Data

          Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications and third-party forecasts in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus.

 Trademarks and Service Marks

          We own or have rights to trademarks and service marks for use in connection with the operation of our business, including, but not limited to, DAVIDsTEA®. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners.

          Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our applicable rights in these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

          This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before deciding to buy our common shares. Unless the context requires otherwise, references in this prospectus to the "Company," "DAVIDsTEA," "we," "us" and "our" refer to DAVIDsTEA Inc. and its wholly owned subsidiary. Unless otherwise noted, this prospectus assumes the exchange of all of our Class AA Common Shares into common shares and the conversion of all of our Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares into common shares. In this prospectus, unless otherwise specified, all monetary amounts are in Canadian dollars, all references to "$," "C$," "CDN$," "Canadian dollars" and "dollars" mean Canadian dollars and all references to "U.S. dollars," "US$" and "USD" mean U.S. dollars.

 Our Company

          DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through 158 DAVIDsTEA stores, as of March 31, 2015, and our website, davidstea.com. We are building a brand that seeks to expand the definition of tea with innovative products that consumers can explore in an open and inviting retail environment. The passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. We design our stores with a modern and simple aesthetic that, coupled with our teal-colored logo, create an inviting atmosphere and stand in stark contrast to common perceptions of tea as a more traditional product. We strive to make tea a multi-sensory experience by facilitating interaction with our products through education and sampling so that our customers appreciate the compelling attributes of loose-leaf teas as well as the ease of preparation. Our in-store "Tea Guides" help novice and experienced tea drinkers alike select from the approximately 150 varieties of premium teas and tea blends featured on our "Tea Wall," which is the focal point of our stores. We replicate our store experience online by engaging users with rich content that allows them to easily explore their options amongst our many tea and tea-related offerings.

          We sell our products exclusively through our retail and online channels, giving us control of the presentation of our brand as well as greater interaction with the customer, which increases our pace of innovation. We have a dedicated and highly experienced product development team that is constantly creating new tea blends using high-quality ingredients from around the world. By continually offering new products and refining our blending techniques to enhance existing teas, we believe we bring new customers into the category and drive the frequency of visits to our stores and website among existing customers. We bring newness and capitalize on our product development capabilities with approximately 30 new blends each year that we rotate into our offering on a continuous basis. We also focus on product innovation in our accessories, providing our customers with fun, inventive and more convenient ways to enjoy tea. We believe that our product development platform and level of innovation have helped us earn a strong and loyal customer following that is passionate about DAVIDsTEA.

          We were founded in Montréal, Canada by Herschel and David Segal in 2008. They sought to build a brand and company to respond to consumers' increasing focus on health and wellness by leveraging tea's potential health benefits and providing high-quality products. Since opening our first retail store and launching our website (www.davidstea.com) in late 2008, we have poured our love for tea into an active online community with over 3.5 million unique visitors to our website in

2014 and 158 DAVIDsTEA locations, including 134 in Canada and 24 in the United States as of March 31, 2015. To date, we have been successful in a variety of Canadian markets, including in Montréal, Toronto and Vancouver. The strong performance of our stores across geographies demonstrates the appeal of our brand and underscores our growth opportunity. With our success in Canada and over three years of experience in U.S. markets, including New York, Boston, Chicago and San Francisco, we believe we are well positioned to take advantage of the significant growth opportunity across North America. Consistent with our stores, davidstea.com features our innovative products while offering expertise, community and numerous tools to aid the discovery and exploration of tea. During fiscal 2014, approximately 68% of our revenue was driven by the sale of loose-leaf tea and tea-related gifts that consumers enjoy at home, on-the-go or at work, with the balance driven by tea accessories (22%) and food and beverages prepared in our stores (10%).

          We believe our business model is based on innovation, quality and the customer experience. These attributes have positioned us to deliver strong financial results, as evidenced by the following:

  •
  The growth of our store base from 70 stores in fiscal 2011 to 154 stores in fiscal 2014, representing a 30% compound annual growth rate. At January 31, 2015, we had a total of 154 stores or approximately 24% more than at the end of fiscal 2013. As of March 31, 2015, we had 158 stores in North America.

  •
  Twenty-two consecutive quarters of positive comparable sales growth through the end of fiscal 2014. On an annual basis since fiscal 2011, we have reported double-digit comparable sales growth ranging from 33.4% in fiscal 2011 to 11.1% in fiscal 2014.

  •
  An increase in sales from $41.9 million in fiscal 2011 to $141.9 million in fiscal 2014, representing a 50% compound annual growth rate. Sales in fiscal 2014 were approximately 31% higher than in fiscal 2013.

  •
  Growth of our Adjusted EBITDA from $7.7 million in fiscal 2012 to $21.9 million in fiscal 2014, representing a 68% compound annual growth rate. Adjusted EBITDA in fiscal 2014 was approximately 54% higher than in fiscal 2013. Our net income was $(4.4) million, $(0.4) million and $11.4 million in fiscal 2012, 2013 and 2014.

 Our Market Opportunity

          We participate in the large and growing global tea market, which had approximately $40 billion of retail sales in 2013 in 2014 U.S. dollars, according to Euromonitor International data as of November 4, 2014. We believe that the large size and outsized growth of the tea category combined with the relatively low percentage of tea value sales in North America make our market opportunity highly attractive, especially as we expect consumer awareness of tea in Canada and the United States to increase.

Our Competitive Strengths

          We believe that the following strengths differentiate us from our competitors and are important to our success:

  Modern Brand Reinventing the Tea Experience.    Our mission is to make tea fun and accessible. We believe that our brand, passion for tea and breadth of offering, as underscored by the approximately 150 varieties of premium teas and tea blends in our stores, cause customers to see tea as fresh and stylish. The DAVIDsTEA retail experience is led by our Tea Guides, who share our knowledge of tea with our customers through sampling, education and by showing customers that tea is easy to prepare, comes in a variety of great flavors and is suitable for multiple occasions. To reinforce this sense of accessibility, we create fun names for our teas that are designed to highlight the smell, taste profile and other attributes of the product. We believe our differentiated approach will continue to lead existing customers to engage with our brand and will attract new customers to both our brand and the category.

  Focus on Innovation and Design.    We focus on constant innovation to improve the taste and presentation of our existing tea blends while creating new offerings that delight our customers. Our product development and sourcing teams work closely together and find inspiration from our suppliers as well as from direct feedback from our customers and Tea Guides, all the while following key consumer trends. Our team has launched over 400 different teas since DAVIDsTEA was founded. We seek to develop creative accessories that are unique and make steeping tea easy at home or on-the-go. We also develop gifts that incorporate our love of tea such as tea-scented candles, tea sachets and tea gift boxes. We believe that our focus on innovation and design keeps existing customers engaged while also attracting new customers to our brand.

  Distinct Retail Concept Reinforces Brand and Customer Loyalty.    The clean, modern aesthetic of our retail concept communicates the newness and innovation behind our brand. A key element of the DAVIDsTEA in-store experience is our "Tea Wall," a focal point of the store, which displays approximately 150 varieties of premium loose-leaf teas and tea blends. Our Tea Guides help facilitate a highly interactive and immersive customer experience. It is this personable customer interaction combined with the high-quality teas that has allowed us to develop strong customer loyalties. We have very broad customer appeal that spans novice and experienced tea consumers. To capitalize on this growing following, we introduced our "Frequent Steeper" customer loyalty program in April 2014. This loyalty program has rapidly expanded to over a million members currently. Since April 2014, approximately 80% of our sales have come from Frequent Steepers. We believe that our retail concept and our retail experience led by our Tea Guides both reinforce our brand and drive our customer loyalty.

  Broad Demographic Appeal Supports Sustainable Long-Term Growth.    We believe that our fresh approach to tea gives us broad appeal, while benefitting from several consumer trends. We believe that consumers are increasingly looking for products that are both great tasting and healthy. Tea naturally contains no sodium, fat, carbonation or sugar and is virtually calorie-free. We also offer one of the largest certified organic collections of tea among branded tea retailers in North America. We believe that consumers are also looking to find beverages that provide functional benefits and can be customized and enjoyed on a variety of occasions. Lastly, we believe that as consumers become more educated about tea, they will seek out venues like DAVIDsTEA that provide a large selection of high-quality products. We believe that our tea's broad, multi-generational appeal coupled with several important consumer trends, most notably health and wellness, will help support our long-term growth.

  Effective Grassroots Marketing Strategy Drives Customer Trial and Engagement.    DAVIDsTEA uses a field-based marketing approach in addition to social media to build brand awareness and drive customers to our stores. One aspect of this effort is our events sponsorship group, which we believe is a differentiated capability and allows us to create excitement for our brand by engaging directly in the communities around our stores and drive store visits by offering product samplings and beverage coupons. In the last 12 months, we participated in approximately 2,000 events that more than one million people attended. We also have a strong social media platform that is distinguished from peers by our high level of customer engagement. We believe that our ability to build brand awareness is largely driven by our grassroots marketing strategy and our strong social media platform.

  Versatile Store Model with Compelling Store Economics.    Our stores have been successful in a variety of geographic regions, population densities and real estate venues. The success of our stores with consumers is underscored, in part, by our comparable sales growth, which has been positive for the past 22 consecutive quarters. We have proven our concept across Canada, where we believe there remains significant growth opportunity. Our average unit is approximately 850 square feet, although our store format allows us to be flexible so that we can get the most desirable location. Our units in Canada averaged four-wall Adjusted EBITDA margins in excess of 30% in fiscal 2014. Our new stores in Canada have historically averaged a cash-on-cash payback period of approximately two years. We opened our first store in the United States in 2011 and we believe the experience over the last two years demonstrates the potential of our brand and retail concept. For our new stores in the United States, we target a cash-on-cash payback of approximately three years, rather than the two we have historically achieved for our Canadian stores. Our ability to achieve this target is dependent on our ability to increase brand awareness in the United States and to leverage economies of scale in our U.S. distribution channel as we increase our U.S. store base. We believe the strong results we continue to experience in North America underscore our growth opportunity.

  Passionate Customer-Focused Culture supported by Experienced Management Team and Dedicated Board Members.    Our core values and distinctive corporate culture allow us to attract passionate and friendly employees who share a vision of making tea fun and accessible. Our President and Chief Executive Officer, Sylvain Toutant, joined us in May 2014. He most recently served as president of Keurig Canada, and was previously Chief Operating Officer at VanHoutte. Our Chief Financial Officer, Luis Borgen, joined us in 2012, having previously served as the Chief Financial Officer of DaVita HealthCare Partners, a public company in the healthcare space. Prior to DaVita Healthcare Partners, Mr. Borgen spent more than 12 years at Staples. The strength of our management team is supported by our dedicated board of directors, including our co-founder Herschel Segal. Mr. Segal retains an advisory role in our Company and works closely with Mr. Toutant and our other executives in initiatives related to developing corporate strategy, building our corporate culture and enhancing our sales and operations infrastructure. Our board of directors and management team's experience is balanced between entrepreneurial growth and large scale operations. We support a culture that is rooted in our love and excitement for tea. As a result, we believe our culture directly translates into how we interact with our customers and the knowledge and passion our team members display.

 Our Growth Strategies

          Key elements of our growth strategy are to:

  Increase Brand Awareness.    We will continue to increase consumer awareness and excitement for the DAVIDsTEA brand and drive customer loyalty through our field-based marketing efforts, social media presence, continued store expansion and growing e-commerce sales. Our field-based marketing programs are designed to develop and foster a personal connection with the community and position DAVIDsTEA as a high-quality, community-conscious brand that simplifies tea preparation in a way that encourages consumption for both tea enthusiasts and novices. We will also continue to leverage our growing social media presence to increase our online sales and drive additional store visits within existing and new markets. We see a significant opportunity to increase our brand visibility in the U.S. market, which will be a key area of focus in our marketing strategy going forward.

  Grow Our Store Base.    We believe there is a highly attractive, long-term growth opportunity for our store base in North America with a potential for up to an additional 100 stores in Canada and up to an additional 300 stores in the United States, based on management estimates. As shown in the table below, our store base has grown considerably in the past few years.

	Total Number of Stores
Fiscal Year	Canada	United States	Total
2011	68	2	70
2012	91	14	105
2013	108	16	124
2014	130	24	154

  In fiscal 2015, we expect to open approximately 25-30 stores in Canada and 10-15 stores in the United States. Over the longer term, we believe that we have the ability to open approximately 30-40 stores annually. We are targeting U.S. store openings so that stores in the United States comprise approximately 25%-35% of our store base within five years. Our U.S. growth depends, in part, on increasing consumer awareness and consumption of tea in the United States, as well as successfully translating our operating experience in Canada to the United States.

  Drive Comparable Sales.    We expect to drive positive comparable sales growth by increasing the size and frequency of purchases by our existing customers, as well as by attracting new customers. We intend to execute this strategy through both our retail stores and e-commerce site, through:

    •
    Enhancing our current product assortment.  We believe that our attractive and continuously evolving assortment of tea, pre-packaged teas, tea sachets, tea-related accessories and other tea-related merchandise, including popular limited-time and seasonal offerings, drives consumers to our stores and website and creates a sense of excitement in attaining our latest products.

    •
    Introducing new product categories and broadening existing categories to provide additional reasons to shop at DAVIDsTEA.  We continue to look for adjacent categories in which we can infuse our tea flavors, such as tea-scented candles and tea-infused chocolates.

    •
    Offering a website that blends product expertise, community and numerous tools to aid in the discovery and exploration of tea.  Our e-commerce sales increased from 2.7% of sales in fiscal 2010 to 7.9% of sales for the year ended January 31, 2015, and we are targeting greater than 15% of sales over the long term as we educate consumers about our products and introduce a new website in fiscal 2015.

    •
    Capitalizing on our strong customer loyalty and growing customer base.  We believe there is an opportunity to enhance our recently introduced Frequent Steeper loyalty program to provide customers with more targeted messages. We are making significant investments to drive our loyalty program.

  Expand Adjusted EBITDA Margin.    We have increased our Adjusted EBITDA margin from 10.6% in fiscal 2012 to 15.4% in fiscal 2014. As we continue to grow and benefit from the leveraging of our cost structure, we believe further opportunities to increase our margins will exist. We intend to capitalize on opportunities across our supply chain as we grow our business and achieve further economies of scale. We have invested significantly in our business ahead of our growth, and we are targeting an Adjusted EBITDA margin in the high teens over the long term.

Summary Risk Factors

          An investment in our common shares involves a high degree of risk. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common shares. Among these important risks are the following:

  •
  Our ability to successfully implement our growth strategy;

  •
  Our ability to grow our brand recognition and store base in the United States;

  •
  Changes in consumer preferences and economic conditions affecting disposable income;

  •
  The impact from real or perceived quality or safety issues with our teas, tea accessories and other tea-related merchandise;

  •
  Our ability to obtain quality products from third-party manufacturers and suppliers on a timely basis or in sufficient quantities;

  •
  Significant competition within our industry; and

  •
  The impact of weather conditions, natural disasters and manmade disasters on the supply and price of tea.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

          As a company with less than US$1.0 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

          We may take advantage of these exemptions for up to five years or such time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have US$1.0 billion or more in annual revenues as of the end of our fiscal year, more than US$700.0 million in market value of our stock held by non-affiliates as of the end of our second fiscal quarter, or we issue more than US$1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced disclosure obligations. If we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold stock.

          The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We prepare our financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standard Board, which make no distinction between public and private companies for purposes of compliance with new or revised accounting standards. As a result, the requirements for our compliance as a private company and as a public company are the same.

          Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions in the NASDAQ Listing Rules that allow us to follow Canadian law for certain corporate governance matters. See "Management — Foreign Private Issuer Status." Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

  •
  the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

  •
  Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Corporate Information

          DAVIDsTEA Inc. was incorporated under the Canada Business Corporations Act, or the CBCA, on April 29, 2008 and our principal executive offices are located at 5430 Ferrier, Mount-Royal, Québec, Canada, H4P 1M2. Our office in the United States is located at 400 Fifth Avenue, Waltham, Massachusetts, 02451. Our telephone number at our principal executive offices is (888) 873-0006. Our website address is www.davidstea.com. Our website and the information contained on our website do not constitute a part of this prospectus.

 The Offering

Common shares offered by us	shares.
Common shares offered by the selling shareholders	shares.
Common shares to be outstanding immediately after completion of this offering	shares.
Option to purchase additional shares	The selling shareholders have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to an additional shares.
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately US$                  million, at an assumed initial public offering price of US$                          per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay indebtedness and for working capital and general corporate purposes. See "Use of Proceeds."

We will not receive any of the proceeds from the sale of common shares by the selling shareholders.
Dividend policy	We do not expect to pay any dividends on our common shares in the foreseeable future.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.
Proposed symbol	"DTEA"

          The number of common shares to be outstanding after this offering is based on                          common shares outstanding as of                                and excludes the following:

  •
                            common shares issuable upon exercise of options outstanding under our equity incentive plan as of                                at a weighted average exercise price of $             per share; and

  •
                            common shares reserved for future issuance under our equity incentive plan as of                                .

          Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the adoption of our articles of amendment and our amended and restated bylaws, each to be effective upon the closing of this offering;

  •
  the automatic exchange of all of our Class AA Common Shares, no par value, into            common shares upon the closing of this offering;

  •
  the automatic conversion of all of our Junior Preferred Shares, no par value, into                  common shares upon the closing of this offering;

  •
  the automatic conversion of all of our Series A Preferred Shares, no par value, into                   common shares upon the closing of this offering;

  •
  the automatic conversion of all of our Series A-1 Preferred Shares, no par value, into               common shares upon the closing of this offering; and

  •
  the automatic conversion of all of our Series A-2 Preferred Shares, no par value, into               common shares upon the closing of this offering.

 Summary Consolidated Financial and Other Data

          The following summary consolidated financial data has been derived from the statements of operations and comprehensive income data for the years ended January 31, 2015, January 25, 2014 and January 26, 2013 and the balance sheet data as of January 31, 2015 and January 25, 2014 from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

          The following information should be read in conjunction with "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our financial statements have been prepared in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

	For the year ended
	January 31, 2015	January 25, 2014	January 26, 2013
(in thousands, except share information and store data)

Consolidated statement of income (loss) data:
Sales	$141,883	$108,169	$73,058
Cost of sales	64,185	48,403	32,177

Gross profit	77,698	59,766	40,881
Selling, general and administration expenses	66,565	52,369	37,338

Results from operating activities	11,133	7,397	3,543
Finance costs	2,345	1,967	1,829
Finance income	(133)	(45)	—
Accretion of preferred shares	1,044	514	416
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	(4,562)	2,302	3,960
IPO-related costs	856	—	—
Settlement cost related to former option holder	520	—	—

Income/(loss) before income taxes	11,063	2,659	(2,662)
Provision for income tax (recovery)	(333)	3,067	1,692

Net income (loss)	$11,396	$(408)	$(4,354)

Weighted average number of shares outstanding	7,490,477	7,455,391	7,641,376
Net income (loss) per share:
Basic	1.52	(0.05)	(0.57)
Fully diluted	0.69	(0.05)	(0.57)
Consolidated balance sheet data (at period end):
Cash	$19,784	$15,350
Total assets	79,060	61,946
Long-term debt, including current portion	10,429	14,059
Loan from the controlling shareholder	2,952	8,690
Preferred shares — Series A, A-1 and A-2	28,768	18,449
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	5,729	8,268
Total liabilities	68,408	65,497
Shareholders' equity (deficit)	10,652	(3,551)
Other financial and operations data (unaudited):
Adjusted EBITDA(1)	$21,905	$14,222
Number of stores at end of year	154	124
Comparable sales growth for year(2)	11.1%	17.8%

(1)
Adjusted EBITDA is not a presentation made in accordance with IFRS, and the use of the term Adjusted EBITDA may differ from similar measures reported by other companies. We believe that Adjusted EBITDA provides investors with useful information with respect to our historical operations.

  We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates a comparative assessment of our operating performance relative to our performance based on our results under

  IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA allows for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period, such as depreciation, amortization, impairment costs and non-recurring expenses relating to our initial public offering. This measure also functions as a benchmark to evaluate our operating performance.

  Adjusted EBITDA is not a measurement of our financial performance under IFRS and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, it has limitations as an analytical tool, and you should not consider in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

  Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following table presents a reconciliation of Adjusted EBITDA to our net income (loss) determined in accordance with IFRS:

	For the year ended
	January 31, 2015	January 25, 2014	January 26, 2013
(in thousands)

Net income (loss)	$11,396	$(408)	$(4,354)
Finance costs	2,345	1,967	1,829
Finance income	(133)	(45)	—
Depreciation and amortization	5,447	4,745	3,180
Loss on disposal of property and equipment	31	—	—
Provision for income tax (recovery)	(333)	3,067	1,692

EBITDA	18,753	$9,326	$2,347

Additional adjustments
Stock-based compensation expense(a)	947	228	237
Impairment of property and equipment(b)	2,740	1,192	—
Onerous contracts(c)	805	—	—
Deferred rent(d)	802	660	769
Accretion of preferred shares(e)	1,044	514	416
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares(f)	(4,562)	2,302	3,960
IPO costs(g)	856	—	—
Settlement costs related to former option holder(h)	520	—	—

Adjusted EBITDA	$21,905	$14,222	$7,729

(a)
Represents non-cash stock-based compensation expense.

(b)
Represents costs related to impairment of property, equipment and intangible assets for stores in the United States.

(c)
Represents provision related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(d)
Represents the extent to which our annual rent expense has been above or below our cash rent.

(e)
Represents non-cash accretion expense on our preferred shares. In connection with the completion of this offering, we expect that all of our outstanding preferred shares will convert automatically into common shares.

(f)
Represents provision for the conversion feature of the Series A, A-1 and A-2 Preferred Shares. In connection with the completion of this offering, we expect that this liability will be converted into equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Conversion Feature of our Preferred Shares."

(g)
Represents fees and expenses incurred for the year ended January 31, 2015 in connection with this offering.

(h)
Represents costs incurred to settle a dispute with a former option holder.
(2)
Comparable sales refers to year-over-year comparison information for comparable stores and e-commerce. Our stores are added to the comparable sales calculation in the beginning of their thirteenth month of operation.

RISK FACTORS

          Investing in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common shares. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common shares could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

 Risks Related to Our Business and Our Industry

We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our results of operations.

          Our continued growth depends, in large part, on our ability to open new stores and to operate those stores successfully. We believe there is a significant opportunity to expand our store base in the United States and Canada from 24 locations in the United States and 130 locations in Canada as of January 31, 2015 to potentially add up to an additional 100 stores in Canada and up to an additional 300 stores in the United States, based on management estimates. In fiscal 2015, we expect to open approximately 25-30 stores in Canada and 10-15 stores in the United States. Over the longer term, we believe that we have the ability to open approximately 30-40 stores annually. We are targeting U.S. store openings so that stores in the United States comprise approximately 25%-35% of our store base within five years. Our U.S. growth depends, in part, on increasing consumer awareness and consumption of tea in the United States, as well as successfully expanding our operating experience in Canada to the United States.

          Our ability to successfully open and operate new stores depends on many factors, including:

  •
  Our ability to increase brand awareness in the United States and to increase tea consumption in areas where we open stores;

  •
  the identification and availability of suitable sites for store locations, the availability of which is beyond our control;

  •
  the negotiation of acceptable lease terms;

  •
  the maintenance of adequate distribution capacity, information systems and other operational system capabilities;

  •
  integrating new stores into our existing buying, distribution and other support operations;

  •
  the hiring, training and retention of store management and other qualified personnel;

  •
  assimilating new store employees into our corporate culture;

  •
  the effective sourcing and management of inventory to meet the needs of our stores on a timely basis; and

  •
  the availability of sufficient levels of cash flow and financing to support our expansion.

          Unavailability of attractive store locations, delays in the acquisition or opening of new stores, delays or costs resulting from a decrease in commercial development due to capital constraints, difficulties in staffing and operating new store locations or lack of customer acceptance of stores in new market areas may negatively impact our new store growth and the costs or the profitability associated with new stores.

          Additionally, some of our new stores may be located in areas where we have little experience or a lack of brand recognition, particularly in the United States. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause these new stores to be less successful than stores in our existing markets. Other new stores may be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

          Accordingly, we cannot assure you that we will achieve our planned growth or, even if we are able to grow our store base as planned, that any new stores will perform as planned. If we fail to successfully implement our growth strategy, we will not be able to sustain the rapid growth in sales and profits that we expect, which would likely have an adverse impact on the price of our common shares.

Our business largely depends on a strong brand image, and if we are unable to maintain and enhance our brand image, particularly in new markets where we have limited brand recognition, we may be unable to increase or maintain our level of sales.

          We believe that our brand image and brand awareness has contributed significantly to the success of our business. We also believe that maintaining and enhancing our brand image, particularly in new markets, such as the United States, where we have limited brand recognition, is important to maintaining and expanding our customer base. Our ability to successfully integrate new stores into their surrounding communities, to expand into new markets or to maintain the strength and distinctiveness of our brand in our existing markets will be adversely impacted if we fail to connect with our target customers. Maintaining and enhancing our brand image may require us to make substantial investments in areas such as merchandising, marketing, store operations, community relations, store graphics and employee training, which could adversely affect our cash flow and which may ultimately be unsuccessful. Furthermore, our brand image could be jeopardized if we fail to maintain high standards for merchandise quality, if we fail to comply with local laws and regulations or if we experience negative publicity or other negative events that affect our image and reputation. Some of these risks may be beyond our ability to control, such as the effects of negative publicity regarding our suppliers. Failure to successfully market and maintain our brand image in new and existing markets could harm our business, results of operations and financial condition.

Our limited operating experience and limited brand recognition in the United States may limit our expansion strategy and cause our business and growth to suffer.

          Our future growth depends, to a considerable extent, on our expansion efforts outside of Canada into the United States. Our current operations are based largely in Canada. We have a limited number of customers and limited experience in operating outside of Canada. We also have limited experience with legal environments and market practices outside of Canada and cannot guarantee that we will be able to penetrate or successfully operate in any market outside of Canada. In addition, in connection with our initial expansion efforts in the United States, we have experienced longer projected payback periods for our new stores. Although we are currently targeting cash-on-cash payback of approximately three years in the United States, we have not yet achieved this in any of our U.S. stores. We may also encounter difficulty expanding in U.S. markets because of limited brand recognition. In particular, we have no assurance that our marketing efforts will prove successful outside of the narrow geographic regions in which they have been used. In addition, because tea consumption is greater in Canada than in the United States on a per capita basis, we may encounter challenges in the United States in establishing consumer awareness and loyalty or interest in our products and our brand to a different degree than in Canada. The expansion into the United States may also present competitive, merchandising, forecasting and distribution challenges that are different from or more severe than those we currently face. Failure to develop new markets outside of Canada or disappointing growth outside of Canada may harm our business and results of operations.

We face significant competition from other specialty tea and beverage retailers and retailers of grocery products, which could adversely affect us and our growth plans.

          The U.S. and Canadian tea markets are highly fragmented. We compete directly with a large number of relatively small independently owned tea retailers and a number of regional and national tea retailers, as well as retailers of grocery products, including loose-leaf tea and tea bags and other beverages. We compete with these retailers on the basis of taste, quality and price of product offered, atmosphere, location, customer service and overall customer experience. We must spend considerable resources to differentiate our customer experience. Some of our competitors may have greater financial, marketing and operating resources than we do. Therefore, despite our efforts, our competitors may be more successful than us in attracting customers. In addition, as we continue to drive growth in the loose-leaf tea category in the United States and Canada, our success, combined with relatively low barriers to entry, may encourage new competitors to enter the market. As we continue to expand geographically, we expect to encounter additional regional and local competitors.

We plan to use primarily cash from operations to finance our growth strategy, and if we are unable to maintain sufficient levels of cash flow we may not meet our growth expectations.

          We intend to finance our growth through the cash flows generated by our existing stores, borrowings under our available credit facilities and the net proceeds from this offering. Our primary source of financing for our growth will be cash from operations. However, if our stores are not profitable or if our store profits decline, we may not have the cash flow necessary in order to pursue or maintain our growth strategy. We may also be unable to obtain any necessary financing on commercially reasonable terms to pursue or maintain our growth strategy. If we are unable to pursue or maintain our growth strategy, the market price of our common shares could decline and our results of operations and profitability could suffer.

The planned addition of a significant number of new stores each year will require us to continue to expand and improve our operations and could strain our operational, managerial and administrative resources, which may adversely affect our business.

          Our growth strategy calls for the opening of a significant number of new stores each year and our continued expansion will place increased demands on our operational, managerial, administrative and other resources, which may be inadequate to support our expansion. Our senior management team may be unable to effectively address challenges involved with expansion forecasts for fiscal 2015 and 2016. Managing our growth effectively will require us to continue to enhance our store management systems, financial and management controls and information systems and to hire, train and retain regional directors, district managers, store managers and other personnel. Implementing new systems, controls and procedures and these additions to our infrastructure and any changes to our existing operational, managerial, administrative and other resources could negatively impact our results of operations and financial condition.

As we expand our store base we may not experience the same increases in comparable sales or profitability that we have experienced in the past.

          We may not be able to maintain the levels of comparable sales that we have experienced historically. If our future comparable sales decline or fail to meet market expectations, the price of our common shares could decline. In addition, the aggregate results of operations of our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For example, over the past ten fiscal quarters, our quarterly comparable sales (including e-commerce) have ranged from an increase of 31% in the fourth quarter of fiscal 2012 to an increase of 8% in the fourth quarter of fiscal 2014. A variety of factors affect comparable sales including consumer tastes, competition, current economic conditions, pricing, inflation and weather conditions. These factors may cause our comparable sales results to be materially lower than recent periods and our expectations, which could harm our results of operations and result in a decline in the price of our common shares.

We may be unable to maintain or improve our Adjusted EBITDA margin, which could adversely affect our financial condition and ability to grow.

          Although we believe we can expand our Adjusted EBITDA margin to the high teens over the long term, reaching that target depends on our ability to successfully manage our operating costs and capture certain efficiencies of scale that we expect from expansion. If we are not able to continue our cost discipline, improve our systems, maintain appropriate labor levels and capture certain efficiencies of scale, or if increased competition imposes pricing pressures or our input prices increase, such as the price of tea, materials used in our tea accessories and other tea-related merchandise or labor, our Adjusted EBITDA margin may not expand as anticipated and could even stagnate or decline, which could have a material adverse effect on our business, financial condition and results of operations.

Any decrease in customer traffic in the shopping malls or other locations in which our stores are located could cause our sales to be less than expected.

          Our stores are located in shopping malls, other shopping centers and street locations. Sales at these stores are derived, to a significant degree, from the volume of customer traffic in those locations and in the surrounding area. Our stores benefit from the current popularity of shopping malls and centers as shopping destinations and their ability to generate customer traffic in the vicinity of our stores. Our sales volume and customer traffic may be adversely affected by, among other things:

  •
  economic downturns in the United States, Canada or regionally;

  •
  high fuel prices;

  •
  changes in consumer demographics;

  •
  a decrease in popularity of shopping malls or centers in which a significant number of our stores are located;

  •
  the closing of a shopping mall's or center's "anchor" store or the stores of other key tenants; or

  •
  a deterioration in the financial condition of shopping mall and center operators or developers which could, for example, limit their ability to maintain and improve their facilities.

A reduction in customer traffic as a result of these or any other factors could have a material adverse effect on us.

          In addition, severe weather conditions and other catastrophic occurrences in areas in which we have stores may have a material adverse effect on our results of operations. Such conditions may result in physical damage to our stores, loss of inventory, decreases in customer traffic and closure of one or more of our stores. Any of these factors may disrupt our business and have a material adverse effect on our financial condition and results of operations.

If we are unable to attract, train, assimilate and retain employees that embody our culture, including store personnel, store and district managers and regional directors, we may not be able to grow or successfully operate our business.

          Our success depends in part upon our ability to attract, train, assimilate and retain a sufficient number of employees, including Tea Guides, store managers, district managers and regional directors, who understand and appreciate our culture, are able to represent our brand effectively and establish credibility with our customers. If we are unable to hire and retain store personnel capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture, understanding of our customers and knowledge of the loose-leaf tea, tea accessories and other tea-related merchandise we offer, our ability to open new stores may be impaired, the performance of our existing and new stores could be materially adversely affected and our brand image may be negatively impacted. In addition, the rate of employee turnover in the retail industry is typically high and finding qualified candidates to fill positions may be difficult. Our planned growth will require us to attract, train and assimilate even more personnel. Any failure to meet our staffing needs or any material increases in team member turnover rates could have a material adverse effect on our business or results of operations. We also rely on temporary or seasonal personnel to staff our stores and distribution centers. We cannot guarantee that we will be able to find adequate temporary or seasonal personnel to staff our operations when needed, which may strain our existing personnel and negatively impact our operations.

Because our business is highly concentrated on a single, discretionary product category, loose-leaf teas, tea accessories and other tea-related merchandise, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

          Our business is not diversified and consists primarily of developing, sourcing, marketing and selling loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. Consumer preferences often change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to educate consumers on the many positive attributes of tea and anticipate shifts in consumer tastes. Any future shifts in consumer preferences away from the consumption of beverages brewed from premium loose-leaf teas would also have a material adverse effect on our results of operations. In particular, there has been an increasing focus on health and wellness by consumers, which we believe has increased demand for products, such as our teas, that are perceived to be healthier than other beverage alternatives. If such consumer preference trends change, or if our teas are not perceived to be healthier than other beverage alternatives, our financial results could be adversely affected.

          Consumer purchases of specialty retail products, including our products, are historically affected by economic conditions such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, tax rates, fuel prices and the level of consumer confidence in prevailing and future economic conditions. These discretionary consumer purchases may decline during recessionary periods or at other times when disposable income is lower. Our financial performance may become susceptible to economic and other conditions in regions or states where we have a significant number of stores. Our continued success will depend, in part, on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

We rely on independent certification for a number of our products and our marketing of products as organic is subject to government regulation. Loss of certification within our supply chain or as related to our manufacturing process or failure to comply with government regulations pertaining to the use of the term organic could harm our business.

          We rely on independent certification, such as certifications of our products as "organic," "Fair Trade," or "Kosher," to differentiate some of our products from others. We offer one of the largest certified organic collections of tea in North America amongst branded tea retailers. We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. The loss of any independent certifications could adversely affect our marketplace position, which could harm our business.

          In addition, the U.S. Department of Agriculture and the Canadian Food Inspection Agency require that our certified organic products meet certain consistent, uniform standards. Compliance with such regulations could pose a significant burden on some of our suppliers, which could cause a disruption in some of our product offerings. Moreover, in the event of actual or alleged non-compliance, we might be forced to find an alternative supplier, which could adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to source, develop and market new varieties of teas and tea blends, tea accessories and other tea-related merchandise that meet our high standards and customer preferences.

          We currently offer approximately 150 varieties of teas and tea blends, including 30 new teas and tea blends each year, and a wide assortment of tea accessories and other tea-related merchandise. Our success depends in part on our ability to continually innovate, develop, source and market new varieties of loose-leaf teas, pre-packaged teas, tea sachets, tea accessories and other tea-related merchandise that both meet our standards for quality and appeal to customers' preferences. Failure to innovate, develop, source and market new varieties of tea, pre-packaged teas, tea sachets, tea accessories and other tea-related merchandise that consumers want to buy could lead to a decrease in our sales and profitability.

We may experience negative effects to our brand and reputation from real or perceived quality or safety issues with our teas and tea blends, tea accessories and other tea-related merchandise, which could have an adverse effect on our operating results.

          We believe our customers rely on us to provide them with high-quality teas, tea blends, tea accessories and other tea-related merchandise. Concerns regarding the safety of our teas, tea blends, tea accessories and other tea-related merchandise or the safety and quality of our supply chain could cause consumers to avoid purchasing certain products from us or to seek alternative sources of tea, even if the basis for the concern has been addressed or is outside of our control. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving teas, tea blends, tea accessories or tea-related merchandise sold at our stores, could discourage consumers from buying our teas, tea blends, tea accessories and other tea-related merchandise and have an adverse effect on our brand, reputation and operating results.

          Furthermore, the sale of tea, tea blends, tea accessories and other tea-related merchandise entails a risk of product liability claims and the resulting negative publicity. For example, tea supplied to us may contain contaminants that, if not detected by us, could result in illness or death upon their consumption. Similarly, tea accessories and other tea-related merchandise could contain contaminants or contain design or manufacturing defects that could result in illness, injury or death. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls in the future.

          We may also be subject to involuntary product recalls or may voluntarily conduct a product recall. The costs associated with any future product recall could, individually and in the aggregate, be significant in any given fiscal year. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our teas, tea accessories and tea-related merchandise and have a negative impact on our future sales and results of operations.

          Any loss of confidence on the part of our customers in the safety and quality of our teas, tea blends, tea accessories and other tea-related merchandise would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of quality teas, tea blends, tea accessories and other tea-related merchandise and could significantly reduce our brand value. Issues regarding the safety of any teas, tea accessories or other tea-related merchandise sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

          There has been a substantial increase in the use of social media platforms and similar devices, including blogs, social media websites, and other forms of Internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely affect our reputation or subject us to fines or other penalties.

          Consumers value readily available information concerning retailers and their goods and services and often act on such information without further investigation and without regard to its accuracy. Information concerning us may be posted on social media platforms and similar devices by unaffiliated third parties, whether seeking to pass themselves off as us or not, at any time, which may be adverse to our reputation or business. The harm may be immediate without affording us an opportunity for redress or correction.

Because we rely on a limited number of third-party suppliers and manufacturers, we may not be able to obtain quality products on a timely basis or in sufficient quantities.

          We rely on a limited number of vendors to supply us with straight tea and specially blended teas on a continuous basis. Our financial performance depends in large part on our ability to purchase tea in sufficient quantities at competitive prices from these vendors. In general, we do not have long-term purchase contracts or other contractual assurances of continued supply, pricing or exclusive access to products from these vendors.

          Any of our suppliers or manufacturers could discontinue supplying us with teas in sufficient quantities for a variety of reasons. The benefits we currently experience from our supplier and manufacturer relationships could be adversely affected if they:

  •
  raise the prices they charge us;

  •
  discontinue selling products to us;

  •
  sell similar or identical products to our competitors; or

  •
  enter into arrangements with competitors that could impair our ability to sell our suppliers' and manufacturers' products, including by giving our competitors exclusive licensing arrangements or exclusive access to tea blends or limiting our access to such arrangements or blends.

          During fiscal 2014, our five largest vendors represented approximately 75% of our total loose-leaf tea inventory purchases. Any disruption to these relationships would have a material adverse effect on our business.

          Events that adversely affect our vendors could impair our ability to obtain inventory in the quantities and at the quality that we desire. Such events include difficulties or problems with our vendors' businesses, finances, labor relations, ability to import raw materials, costs, production, insurance and reputation, as well as natural disasters or other catastrophic occurrences.

          More generally, if we experience significant increased demand for our teas, tea accessories and other tea-related merchandise, or need to replace an existing vendor, there can be no assurance that additional supplies or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any vendor would allocate sufficient capacity to us in order to meet our requirements, fill our orders in a timely manner or meet our strict quality requirements. In the event we are required to find new sources of supply, we may encounter delays in production, inconsistencies in quality and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. In particular, the loss of a tea vendor would necessitate that we work with our new vendors to replicate our tea blends, which could result in our inability to sell such tea blends for a period of time or a change of quality in our tea blends. Any delays, interruption or increased costs in the supply of loose-leaf teas or the manufacture of our tea accessories and other tea-related merchandise could have an adverse effect on our ability to meet customer demand for our products and result in lower sales and profitability both in the short and long term.

A shortage in the supply, a decrease in the quality or an increase in the price of tea as a result of weather conditions, earthquakes, crop disease, pests or other natural or manmade causes could impose significant costs and losses on our business.

          The supply and price of tea is subject to fluctuation, depending on demand and other factors outside of our control. The supply, quality and price of our teas can be affected by multiple factors in tea-producing countries, including political and economic conditions, civil and labor unrest, adverse weather conditions, including floods, drought and temperature extremes, earthquakes, tsunamis, and other natural disasters and related occurrences. This risk is particularly true with respect to regions or countries from which we source a significant percentage of our products. In extreme cases, entire tea harvests may be lost or may be negatively impacted in some geographic areas. These factors can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

          Tea may be vulnerable to crop disease and pests, which may vary in severity and effect. The costs to control disease and pest damage vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such conditions will continue to be effective. These conditions can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

Our success depends substantially upon the continued retention of our senior management.

          Our future success is substantially dependent on the continued service of certain members of our senior management, including Sylvain Toutant, our President and Chief Executive Officer, and Luis Borgen, our Chief Financial Officer. Messrs. Toutant and Borgen play an integral role in determining our strategic direction and for executing our growth strategy and are important to our brand, culture and the positive business reputation we enjoy with our customers and vendors. The loss of the services of either of these executives could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed negatively by investors and analysts, which could cause the price of our common shares to decline.

We rely significantly on information technology systems and any failure, inadequacy, interruption or security failure of those systems could harm our ability to operate our business effectively.

          We rely on our information technology systems to effectively manage our business data, communications, point-of-sale, supply chain, order entry and fulfillment, inventory and distribution centers and other business processes. The failure of our systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales, causing our business to suffer. Despite any precautions we may take, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, power outages, viruses, security breaches, cyber attacks and terrorism, including breaches of our transaction processing or other systems that could result in the compromise of confidential company, customer or employee data. We maintain disaster recovery procedures, but there is no guarantee that these will be adequate in all circumstances. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, require us to expend significant time and expense developing, maintaining or upgrading our information technology systems or prevent us from paying our vendors or employees, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis. Furthermore, our ability to conduct our website operations may be affected by changes in foreign, state, provincial and federal privacy laws and we could incur significant costs in complying with the multitude of foreign, state, provincial and federal laws regarding the unauthorized disclosure of personal information. Although we carry business interruption insurance, our coverage may not be sufficient to compensate us for potentially significant losses in connection with the risks described above.

          In addition, we sell merchandise over the Internet through our website. Our website operations may be affected by our reliance on third-party hardware and software providers (whose products and services are not within our control, making it more difficult for us to correct any defects), technology changes, risks related to the failure of computer systems through which we conduct our website operations, telecommunications failures, security breaches or attempts thereof and similar disruptions. We cannot assure you that any third-party hardware and software providers will continue to make their products available to us on acceptable terms, or at all, or that such providers will maintain policies and practices regarding data privacy and security in compliance with all applicable laws. Any impairment in our relationships with such providers could have an adverse effect on our business.

Our marketing programs, e-commerce initiatives and use of consumer information are governed by an evolving set of laws and enforcement trends and unfavorable changes in those laws or trends, or our failure to comply with existing or future laws, could substantially harm our business and results of operations.

          We collect, maintain and use data, including personally identifiable information, provided to us through online activities and other customer interactions in our business. Our current and future marketing programs depend on our ability to collect, maintain and use this information, and our ability to do so is subject to evolving international and U.S. and Canadian federal, state and/or provincial laws and enforcement trends with respect to the foregoing. We strive to comply with all applicable laws and other legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, may conflict with other rules or may conflict with our practices. If so, we may suffer damage to our reputation and be subject to proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts to defend our practices, distract our management, increase our costs of doing business and result in monetary liability.

          In addition, as data privacy and marketing laws change, we may incur additional costs to ensure we remain in compliance. If applicable data privacy and marketing laws become more restrictive at the international, federal, state or provincial levels, our compliance costs may increase, our ability to effectively engage customers via personalized marketing may decrease, our investment in our e-commerce platform may not be fully realized, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm and our potential liability for security breaches may increase.

Data security breaches and attempts thereof could negatively affect our reputation, credibility and business.

          We collect and store personal information relating to our customers and employees, including their personally identifiable information, and rely on third parties for the operation of our e-commerce site and for the various social media tools and websites we use as part of our marketing strategy. Consumers are increasingly concerned over the security of personal information transmitted over the Internet (or through other mechanisms), consumer identity theft and user privacy. Any perceived, attempted or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility, reduce our e-commerce sales, impair our ability to attract website visitors, reduce our ability to attract and retain customers and could result in litigation against us or the imposition of significant fines or penalties. We cannot assure you that any of our third-party service providers with access to such personally identifiable information will maintain policies and practices regarding data privacy and security in compliance with all applicable laws, or that they will not experience data security breaches or attempts thereof which could have a corresponding adverse effect on our business.

          Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, federal, provincial and state laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our products, resulting in increased compliance costs.

Fluctuations in our results of operations for the fourth fiscal quarter would have a disproportionate effect on our overall financial condition and results of operations.

          Our business is seasonal and, historically, we have realized a higher portion of our sales, net income and cash flow from operations in the fourth fiscal quarter, due to the impact of the holiday selling season. Any factors that harm our fourth fiscal quarter operating results, including disruptions in our supply chain, adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year.

          In order to prepare for our peak shopping season, we must order and maintain higher quantities of inventory than we would carry at other times of the year. As a result, our working capital requirements also fluctuate during the year, increasing in the second and third fiscal quarters in anticipation of the fourth fiscal quarter. Any unanticipated decline in demand for our loose-leaf teas, pre-packaged teas, tea sachets, tea accessories and other tea-related merchandise during our peak shopping season could require us to sell excess inventory at a substantial markdown, which could diminish our brand and reduce our sales and gross profit.

          Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings and the sales contributed by new stores. As a result, historical period-to-period comparisons of our sales and operating results are not necessarily indicative of future period-to-period results. You should not rely on the results of a single fiscal quarter, particularly the fourth fiscal quarter holiday season, as an indication of our annual results or our future performance.

Third-party failure to deliver merchandise from our distribution centers to our stores and e-commerce customers could result in lost sales or reduced demand for our teas, tea accessories and other tea-related merchandise.

          We currently rely upon third-party transportation providers for all of our product shipments from our distribution centers to our stores and e-commerce customers. Our utilization of third-party delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact third parties' abilities to provide delivery services that adequately meet our shipping needs. If we change shipping companies, we could face logistical difficulties that could adversely affect deliveries, and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those we receive from the third-party transportation providers in Canada and the United States that we currently use, which in turn would increase our costs and thereby adversely affect our operating results.

Our ability to source our teas, tea accessories and other tea-related merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

          All of our teas are currently grown, and a substantial majority of our tea accessories and other tea-related merchandise is currently manufactured, outside of the United States and Canada. The United States, Canada, and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions that make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of teas, tea blends, tea accessories and other tea-related merchandise available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

          In addition, there is a risk that our suppliers and manufacturers could fail to comply with applicable regulations, which could lead to investigations by U.S., Canadian or foreign government agencies responsible for international trade compliance. Resulting penalties or enforcement actions could delay future imports or exports or otherwise negatively affect our business.

Fluctuations in foreign currency exchange rates may affect our price negotiations with our third-party suppliers and manufacturers.

          Substantially all of our suppliers and manufacturers are located outside of Canada and changes in the exchange rates between the Canadian dollar and the U.S. dollar and Euro may have a significant, and potentially adverse, effect on our price negotiations with such parties. If the Canadian dollar weakens against any such currencies, our suppliers and manufacturers may attempt to renegotiate the terms of their arrangements with us, which may have a negative effect on our operating results.

Fluctuations in foreign currency exchange rates could harm our results of operations as well as the price of common shares and any dividends that we may pay.

          Sales in the United States accounted for approximately 8% and 9% of our total sales for fiscal 2013 and fiscal 2014. The reporting currency for our combined consolidated financial statements is the Canadian dollar. In the future, we expect to derive an increasing portion of our sales and incur a significant portion of our operating costs in the United States, and changes in exchange rates between the Canadian dollar and the U.S. dollar may have a significant, and potentially adverse, effect on our results of operations. Because we recognize sales in the United States in U.S. dollars, if the U.S. dollar weakens against the Canadian dollar it would have a negative impact on our U.S. operating results upon translation of those results into Canadian dollars for the purposes of consolidation. Any hypothetical reduction in sales could be partially or completely offset by lower cost of sales and lower selling, general and administration expenses that are generated in U.S. dollars. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

          Our earnings per share are reported in Canadian dollars, and accordingly may be translated into U.S. dollars by analysts or our investors. Given the foregoing, the value of an investment in our common shares to a U.S. shareholder will fluctuate as the U.S. dollar rises and falls against the Canadian dollar. Our decision to declare a dividend depends on results of operations reported in Canadian dollars, and we will declare dividends, if any, in Canadian dollars. As a result, U.S. and other shareholders seeking U.S. dollar total returns, including increases in the share price and dividends paid, are subject to foreign exchange risk as the U.S. dollar rises and falls against the Canadian dollar.

A widespread health epidemic could adversely affect our business.

          Our business could be severely affected by a widespread regional, national or global health epidemic. A widespread health epidemic may cause customers to avoid public gathering places such as our stores or otherwise change their shopping behaviors. Additionally, a widespread health epidemic could adversely affect our business by disrupting production of products to our stores and by affecting our ability to appropriately staff our stores.

We are subject to potential challenges relating to overtime pay and other regulations that impact our employees, which could cause our business, financial condition, results of operations or cash flows to suffer.

          Various labor laws, including U.S. federal, U.S. state and Canadian federal and provincial laws, among others, govern our relationship with our employees and affect our operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers' compensation rates and citizenship requirements. These laws change frequently and may be difficult to interpret and apply. In particular, as a retailer, we may be subject to challenges regarding the application of overtime and related pay regulations to our employees. A determination that we do not comply with these laws could harm our brand image, business, financial condition and results of operation. Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence or mandated health benefits could also cause our business, financial condition, results of operations or cash flows to suffer.

Litigation may adversely affect our business, financial condition, results of operations or liquidity.

          Our business is subject to the risk of litigation by employees, consumers, vendors, competitors, intellectual property rights holders, shareholders, government agencies and others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is inherently difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. Regardless of the outcome or merit, the cost to defend future litigation may be significant and result in the diversion of management and other company resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition, results of operations or liquidity.

Our failure to comply with existing or new regulations, both in the United States and Canada, or an adverse action regarding product claims or advertising could have a material adverse effect on our results of operations and financial condition.

          Our business operations, including labeling, advertising, sourcing, distribution and sale of our products, are subject to regulation by various federal, state and local government entities and agencies, particularly the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, and the Office of Foreign Asset Control, or OFAC, in the United States, as well as Canadian entities and agencies, including the Canadian Food Inspection Agency. From time to time, we may be subject to challenges to our marketing, advertising or product claims in litigation or governmental, administrative or other regulatory proceedings. Failure to comply with applicable regulations or withstand such challenges could result in changes in our supply chain, product labeling, packaging or advertising, loss of market acceptance of the product by consumers, additional recordkeeping requirements, injunctions, product withdrawals, recalls, product seizures, fines, monetary settlements or criminal prosecution. Any of these actions could have a material adverse effect on our results of operations and financial condition.

          In addition, consumers who allege that they were deceived by any statements that were made in advertising or labeling could bring a lawsuit against us under consumer protection laws. If we were subject to any such claims, while we would defend ourselves against such claims, we may ultimately be unsuccessful in our defense. Defending ourselves against such claims, regardless of their merit and ultimate outcome, would likely result in a significant distraction for management, be lengthy and costly and could adversely affect our results of operations and financial condition. In addition, the negative publicity surrounding any such claims could harm our reputation and brand image.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

          We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. We pursue the registration of our domain names, trademarks, service marks and patentable technology in Canada, the United States and in certain other jurisdictions. In particular, our trademarks, including our registered DAVIDsTEA and DAVIDsTEA logo design trademarks and the unregistered names of a significant number of the varieties of specially blended teas that we sell, are valuable assets that reinforce the distinctiveness of our brand and our customers' favorable perception of our stores.

          We also strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions with our employees, contractors (including those who develop, source, manufacture, store and distribute our tea blends, tea accessories and other tea-related merchandise), vendors and other third parties. However, we may not enter into confidentiality and/or invention assignment agreements with every employee, contractor and service provider to protect our proprietary information and intellectual property ownership rights. Those agreements that we do execute may be breached, resulting in the unauthorized use or disclosure of our proprietary information. Individuals not subject to invention assignments agreements may make adverse ownership claims to our current and future intellectual property, and even the existence of executed confidentiality agreements may not deter independent development of similar intellectual property by others. In addition, although we have exclusivity agreements with each of our significant suppliers who performs blending services for us, or who has access to our designs, we may not be able to successfully protect the tea blends and designs to which such suppliers have access under trade secret laws, and the periods for exclusivity governing our tea blends last for periods as brief as 18 months. Unauthorized disclosure of or claims to our intellectual property or confidential information may adversely affect our business.

          From time to time, third parties have used our trade dress and/or sold our products using our name without our consent, and, we believe, have infringed or misappropriated our intellectual property rights. We respond to these actions on a case-by-case basis and where appropriate may commence litigation to protect our intellectual property rights. However, we may not be able to detect unauthorized use of our intellectual property or to take appropriate steps to enforce, defend and assert our intellectual property in all instances.

          Effective trade secret, patent, copyright, trademark and domain name protection is expensive to obtain, develop and maintain, both in terms of initial and ongoing registration or prosecution requirements and expenses and the costs of defending our rights. Our trademark rights and related registrations may be challenged in the future and could be opposed, canceled or narrowed. Our failure to register or protect our trademarks could prevent us in the future from using our trademarks or challenging third parties who use names and logos similar to our trademarks, which may in turn cause customer confusion, impede our marketing efforts, negatively affect customers' perception of our brand, stores and products, and adversely affect our sales and profitability. Moreover, intellectual property proceedings and infringement claims brought by or against us could result in substantial costs and a significant distraction for management and have a negative impact on our business. We cannot assure you that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights, or that we will not be accused of doing so in the future.

          In addition, although we have also taken steps to protect our intellectual property rights internationally, the laws of certain foreign countries may not protect intellectual property to the same extent as do the laws of the United States and Canada and mechanisms for enforcement of intellectual property rights may be inadequate in those countries. Other entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks in foreign countries. There may also be other prior registrations in other foreign countries of which we are not aware. We may need to expend additional resources to defend our trademarks in these countries, and the inability to defend such trademarks could impair our brand or adversely affect the growth of our business internationally.

We are subject to the risks associated with leasing substantial amounts of space and are required to make substantial lease payments under our operating leases. Any failure to make these lease payments when due would likely harm our business, profitability and results of operations.

          We do not own any real estate. Instead, we lease all of our store locations, our corporate offices in Montréal, Canada and Waltham, Massachusetts and our distribution center in Montréal, Canada. Our store leases typically have ten-year terms and generally require us to pay total rent per square foot that is reflective of our small average store square footage and premium locations. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions. As our stores mature and as we expand our store base, our lease expense and our cash outlays for rent under our lease agreements will increase. Our substantial operating lease obligations could have significant negative consequences, including:

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  requiring that an increased portion of our cash from operations and available cash be applied to pay our lease obligations, thus reducing liquidity available for other purposes;

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  increasing our vulnerability to adverse general economic and industry conditions;

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  limiting our flexibility to plan for or react to changes in our business or in the industry in which we compete; and

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  limiting our ability to obtain additional financing.

          We depend on cash flow from operations to pay our lease expenses, finance our growth capital requirements and fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities to fund these requirements, we may not be able to achieve our growth plans, fund our other liquidity and capital needs or ultimately service our lease expenses, which would harm our business.

          If an existing or future store is not profitable, and we decide to close it, we may nonetheless remain committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease. In addition, as our leases expire, we may fail to negotiate renewals on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Even if we are able to renew existing leases, the terms of such renewal may not be as attractive as the expiring lease, which could materially and adversely affect our results of operations. Of our current stores, no store leases expire without an option to renew in fiscal 2015 and three store leases expire without an option to renew in fiscal 2016. Our inability to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close could materially adversely affect us.

Our ability to use our net operating loss carryforwards in the United States may be subject to limitation in the event we experience an "ownership change."

          As of January 31, 2015, we had U.S. federal net operating loss carryforwards of $5.8 million. Our U.S. federal net operating loss carryforwards begin to expire in 2032.

          Under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards in any taxable year may be limited if we experience an "ownership change." A Section 382 "ownership change" generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than

50 percentage points over their lowest ownership percentage within a rolling three-year period. The completion of this offering, together with transactions that have occurred since our inception, may trigger such an "ownership change" pursuant to Section 382. Accordingly, the application of Section 382 could have a material effect on the use of our net operating loss carryforwards, which could adversely affect our future cash flow from operations.

Risks Relating to Our Common Shares and this Offering

Certain shareholders will own a significant percentage of our common shares following this offering, which will limit your ability to influence corporate matters.

          After completion of this offering, Rainy Day Investments Ltd., or Rainy Day, will own a significant percentage of our common shares. Accordingly, Rainy Day will have a significant influence over the outcome of any corporate transaction or other matter submitted to shareholders for approval and the interests of Rainy Day may differ from the interests of our other shareholders. Because we are incorporated in Canada, certain matters, such as amendments to our articles of incorporation or votes regarding a potential merger or a sale of all or substantially all of our assets, require approval of at least two-thirds of our shareholders; following this offering, Rainy Day's approval will be required to achieve any such threshold. In addition, Rainy Day will have a significant influence over the management and the strategic direction of our Company.

We are eligible to be treated as an "emerging growth company," as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

          We are eligible to be treated as an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual gross revenues exceed US$1.0 billion, if we issue more than US$1.0 billion in non-convertible debt securities during any three-year period, or if the market value of our common shares held by non-affiliates exceeds US$700 million as of any last Saturday in July before that time. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

          As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual meetings will be governed by Canadian requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our shares. Furthermore, as a foreign private issuer, we may take advantage of certain provisions in the NASDAQ listing rules that allow us to follow Canadian law for certain governance matters.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares may be negatively affected.

          As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 20-F, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm is not required to express an opinion as to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company," as defined in the JOBS Act. At such time, however, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

          The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an "emerging growth company," investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

If you purchase common shares in this offering, you will suffer immediate and substantial dilution of your investment.

          The initial public offering price of our common shares is substantially higher than the net tangible book value per share of our common shares. Therefore, if you purchase our common shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the initial public offering price of US$         per share, the mid-point of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of US$         per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common shares in this offering will have contributed         % of the aggregate price paid by all purchasers of our common shares but will own only approximately          % of our common shares outstanding after this offering. We also have a large number of outstanding stock options to purchase common shares with exercise prices that are below the estimated initial public offering price of our common shares. To the extent that these options are exercised, you will experience further dilution. See "Dilution" for more detail.

An active, liquid trading market for our common shares may not develop, which may limit your ability to sell your shares.

          Prior to this offering, there was no public market for our common shares. Although we intend to apply to list our common shares on The NASDAQ Global Market under the symbol "DTEA", an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our common shares that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our operating results and share price may be volatile, and the market price of our common shares after this offering may drop below the price you pay.

          Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

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  market conditions or trends in our industry or the broader stock market and, in particular, in the specialty retail sales environment;

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  variations in our operating performance and the performance of our competitors;

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  seasonal fluctuations;

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  our entry into new markets;

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  timing of new store openings and our levels of comparable sales;

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  actual or anticipated fluctuations in our quarterly financial and operating results;

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  actions of our competitors;

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  issuance of new or changed securities analysts' reports or recommendations;

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  sales, or anticipated sales, of large blocks of our stock;

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  additions or departures of key personnel;

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  regulatory developments negatively affecting our industry;

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  changing economic conditions;

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  investors' perception of us; and

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  other events beyond our control such as weather and war.

          These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management's attention.

          We have historically operated our business as a private company. After this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of The NASDAQ Stock Market, and other applicable securities laws and regulations. We will also become obligated to file with the Canadian securities regulators similar reports pursuant to securities laws and regulations applicable in all the provinces and territories of Canada in which we will be a reporting issuer. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. For example, the Exchange Act will require us, among other things, to file annual and current reports with respect to our business and operating results. We also intend to file quarterly reports with the SEC on Form 6-K. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors may therefore strain our resources, divert management's attention and affect our ability to attract and retain qualified Board members.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common shares to drop significantly, even if our business is doing well.

          Sales of a substantial number of our common shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common shares. After this offering, we will have outstanding                  common shares based on the number of shares outstanding as of             , 2015. This includes                  shares that we are selling in this offering, which may be resold in the public market immediately, and assumes no exercises of outstanding options. Following the consummation of this offering,             shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under lock-up agreements executed in connection with this offering described in "Underwriting" and restricted from immediate resale under the federal securities laws as described in "Shares Eligible for Future Sale." All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by certain of the underwriters. We also intend to register             common shares that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Because we have no current plans to pay regular cash dividends on our common shares following this offering, you may not receive any return on investment unless you sell your common shares for a price greater than that which you paid for it.

          We do not anticipate paying any regular cash dividends on our common shares following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common shares is solely dependent upon the appreciation of the price of our common shares on the open market, which may not occur. See "Dividend Policy" for more detail.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. In the event securities or industry analsysts initiated coverage, if one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, or one or more of the analysts who cover our Company downgrades our shares or publishes unfavorable research about our business, our share price could decline.

Our articles, bylaws and certain Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control.

          Certain provisions of our articles of amendment and bylaws, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our common shares.

          For instance, our bylaws to be effective upon the completion of this offering contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders' meetings.

          The Investment Canada Act requires that a "non-Canadian," as defined therein, file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a Canadian business, where prescribed financial thresholds are exceeded. Otherwise, there are no limitations either under the laws of Canada or in our articles on the rights of non-Canadians to hold or vote our common shares.

          Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders.

Because we are a federally incorporated Canadian corporation and the majority of our directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the federal securities laws of the United States.

          We are a federally incorporated Canadian corporation with our principal place of business in Canada. A majority of our directors and officers and the auditors named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or "blue sky" laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

          As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on July 25, 2015. We would lose our foreign private issuer status if, for example, more than 50% of our common shares is directly or indirectly held by residents of the United States on July 25, 2015 and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 30, 2016, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of The NASDAQ Stock Market. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses will relate to, among other things, the obligation to reconcile our financial information that is reported according to IFRS to U.S. GAAP in the future.

There could be adverse tax consequence for our shareholders in the United States if we are a passive foreign investment company.

          Under United States federal income tax laws, if a company is, or for any past period was, a passive foreign investment company, or PFIC, it could have adverse United States federal income tax consequences to U.S. shareholders even if the company is no longer a PFIC. The determination of whether we are a PFIC is a factual determination made annually based on all the facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While we do not believe that we currently are or have been a PFIC, we cannot assure you that we will not be a PFIC in the future. United States purchasers of our common shares are urged to consult their tax advisors concerning United States federal income tax consequences of holding our common shares if we are considered to be a PFIC. See the discussion in "Material United States Federal Income Tax Considerations for U.S. Holders."

          If we are a PFIC, U.S. holders would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws or regulations. Whether or not U.S. holders make a timely qualified electing fund, or QEF, election or mark-to-market election may affect the U.S. federal income tax consequences to U.S. holders with respect to the acquisition, ownership and disposition of our common shares and any distributions such U.S. holders may receive. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "seek," "target," "potential," "will," "would," "could," "should," "continue," "contemplate" and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectation concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

          By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the "Risk Factors" section of this prospectus, which include, but are not limited to, the following:

  •
  Our ability to successfully implement our growth strategy;

  •
  Our limited operating experience and limited brand recognition in the United States;

  •
  Significant competition within our industry;

  •
  Our ability to generate sufficient cash flow to meet our growth expectations;

  •
  The possibility that our expanded store base may not be as profitable as our existing store base;

  •
  The effect of a decrease in customer traffic to the shopping malls, centers and street locations where our stores are located;

  •
  Our ability to attract and retain employees that embody our culture, including Tea Guides and store and district managers and regional directors;

  •
  Changes in consumer preferences and economic conditions affecting disposable income;

  •
  Our ability to source, develop and market new varieties of teas and tea blends, tea accessories and other tea-related merchandise;

  •
  Our reliance upon the continued retention of key personnel;

  •
  The impact from real or perceived quality or safety issues with our teas and tea blends, tea accessories and other tea-related merchandise;

  •
  Our ability to obtain quality products from third-party manufacturers and suppliers on a timely basis or in sufficient quantities;

  •
  The impact of weather conditions, natural disasters and manmade disasters on the supply and price of tea;

  •
  Actual or attempted breaches of data security;

  •
  The impact of a regional, national or global health epidemic;

  •
  The costs of protecting and enforcing our intellectual property rights and defending against intellectual property claims brought by others;

  •
  Fluctuations in exchange rates; and

  •
  The seasonality of our business.

          These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

          Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

          Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

 EXCHANGE RATE INFORMATION

          The following table sets forth, for each period indicated, the high and low exchange rate between the Canadian dollar and the U.S. dollar expressed in the Canadian dollar equivalent of one U.S. dollar, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period and the last available exchange rate in January during the relevant fiscal year. These rates are based on the noon buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board.

          On April 10, 2015, the noon buying rate was US$1.00 = $1.2596.

Year Ended	Period End	Period Average Rate	High Rate	Low Rate
January 29, 2011	$0.9989	$1.0297	$0.9864	$1.0776
January 28, 2012	$1.0014	$0.9858	$0.9448	$1.0605
January 26, 2013	$1.0078	$0.9996	$0.9710	$1.0417
January 25, 2014	$1.1063	$1.0436	$0.9959	$1.1128
January 31, 2015	$1.2716	$1.1138	$1.0633	$1.2716
Last Six Months
October 2014	$1.1272	$1.1212	$1.1135	$1.1291
November 2014	$1.1426	$1.1325	$1.1236	$1.1426
December 2014	$1.1601	$1.1532	$1.1343	$1.1644
January 2015	$1.2716	$1.2122	$1.1725	$1.2716
February 2015	$1.2506	$1.2499	$1.2401	$1.2635
March 2015	$1.2681	$1.2618	$1.2439	$1.2803

 USE OF PROCEEDS

          We estimate that the net proceeds to us from our issuance and sale of                      common shares in this offering will be approximately US$             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This estimate assumes an initial public offering price of US$             per share, the midpoint of the price range set forth on the cover page of this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

          A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per share would increase (decrease) the net proceeds to us from this offering by US$             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

          We intend to use the net proceeds of this offering to repay the full amount outstanding under our term loan agreement with Rainy Day, which we refer to as the Shareholder Loan, and for working capital and general corporate purposes. The Shareholder Loan bears an interest rate of 4.5% per annum on the daily unpaid balance of the outstanding loan. As of January 31, 2015, the principal outstanding on the Shareholder Loan was approximately $3.0 million. The principal is due in three equal annual installments, with one payment being due on each of the three dates on which we make annual redemption payments on our Series A Preferred Shares, which may not occur earlier than April 3, 2017. If the Series A Preferred Shares are not redeemed before April 3, 2020, the principal on the loan is due in three annual installments beginning on April 3, 2020.

          We expect to use the balance of the net proceeds of this offering for working capital and other general corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, including that rate at which we expand our store base, our operating costs and expenditures and the amount of cash generated by our operations.

          For additional information regarding the Shareholder Loan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" and "Related Party Transactions — Shareholder Loan."

 DIVIDEND POLICY

          We have never declared or paid regular cash dividends on our common shares. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions, including restrictions contained in any agreements governing any indebtedness we may incur.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2015:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the repayment of all amounts outstanding under our loan with HSBC Bank Canada, and Investissement Québec, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" and (ii) the automatic conversion of all of our outstanding series of preferred shares, as well as the automatic exchange of all of our Class AA Common Shares, into common shares upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect the issuance of             common shares in this offering and the application of net proceeds from this offering described under "Use of Proceeds."

          The information below is illustrative only, and assumes an initial public offering price at the midpoint of the price range set forth on the cover page of this prospectus. Our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing, including the amount by which actual offering expenses are higher or lower than estimated. The table should be read in conjunction with the information contained in "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations," as well as our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of January 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share information)
Cash(2)	$19,784	$	$

Long-term debt:
Loan from the controlling shareholder	2,952
Other indebtedness	10,429

Total indebtedness	13,381
Series A, A-1 and A-2 Preferred Shares(3)	34,497
Equity:
Junior Preferred Shares, no par value; 7,441,341 shares authorized, issued and outstanding on an actual basis; no shares issued and outstanding on a pro forma basis; no shares issued and outstanding on a pro forma as adjusted basis	—
Class AA Common Shares, no par value; 2,000,000 shares authorized, 50,000 shares issued and outstanding on an actual basis; no shares issued and outstanding on a pro forma basis; no shares issued and outstanding on a pro forma as adjusted basis	345
Common shares, no par value; unlimited shares authorized, 32,514 shares issued and outstanding on an actual basis; shares issued and outstanding on a pro forma basis; shares issued and outstanding on a pro forma as adjusted basis	40
Contributed surplus	1,412
Retained earnings	6,569
Accumulated other comprehensive income	2,286

Total shareholders' equity(2)	10,652

Total capitalization	$58,530	$	$

(1)
Net proceeds to us from this offering have been translated for convenience only using the noon buying rate for Canadian dollars in New York City, as certified for customs purposes by the Federal Reserve Bank of New York on                      of $1.00=US$         .

(2)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total shareholders' equity by approximately $             , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Includes embedded derivative relating to the conversion of our Series A, A-1 and A-2 Preferred Shares. For a description see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Conversion Feature of our Preferred Shares."

 DILUTION

          If you invest in our common shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common shares in this offering and the pro forma as adjusted net tangible book value per share of our common shares after this offering.

          As of January 31, 2015, we had a net tangible book value of $8.3 million, or $             per common share as determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding as of             , 2015.

          As of             , 2015 our pro forma net tangible book value was $         , or $         per share, based on the total number of common shares outstanding as of              , 2015, after giving effect to (i) the repayment of all amounts outstanding under our loans with HSBC Bank Canada and Investissement Québec and (ii) the automatic exchange of our outstanding Class AA Common Shares and the automatic conversion of our outstanding Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares into             common shares, which will occur upon the completion of this offering.

          After giving effect to the receipt of the estimated net proceeds from our sale of shares in this offering, assuming an initial public offering price of US$         per share (the midpoint of the price range shown on the cover of this prospectus), and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," our pro forma as adjusted net tangible book value at                  , 2015 would have been approximately $             , or $             per share. This represents an immediate increase in net tangible book value per share of $             to existing shareholders and an immediate dilution in net tangible book value per share of $             to you, or         %. The following table illustrates this dilution per share.

	$		US$
Assumed initial public offering price per share(1)	$		$
Net tangible book value per share as of , 2015(1)
Pro forma increase (decrease) in net tangible book value per share as of , 2015(1)

Pro forma net tangible book value per share as of , 2015(1)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in this offering(1)

Pro forma as adjusted net tangible book value per share after this offering(1)		$		$

Dilution per share to new investors participating in this offering(1)		$		$

(1)
Translated for convenience only using the noon buying rate for Canadian dollars in New York City, as certified for customs purposes by the Federal Reserve Bank of New York, on                          of $1.00=US$             .

          A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per share of our common shares would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by $             , assuming no change to the number of our common shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

          The following table sets forth, as of January 31, 2015, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders (after giving effect to the exchange of our outstanding Class AA Common Shares and the conversion of our outstanding Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares into                  common shares) and to be paid by new investors purchasing common shares in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors

Total		100%		$	100%		$

          If the underwriters were to fully exercise their option to purchase additional common shares from the selling shareholders, the percentage of our common shares held by existing shareholders would be         %, and the percentage of our common shares held by new investors would be         %.

 SELECTED CONSOLIDATED FINANCIAL DATA

          The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of January 31, 2015 and January 25, 2014 and for the years ended January 31, 2015, January 25, 2014 and January 26, 2013 presented in this table has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected for future periods. Our financial statements have been prepared in accordance with IFRS, as issued by the IASB.

          This selected historical consolidated financial data should be read in conjunction with the disclosures set forth under "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	For the year ended
	January 31, 2015	January 25, 2014	January 26, 2013
(in thousands, except share information)
Consolidated statement of income (loss) data:
Sales	$141,883	$108,169	$73,058
Cost of sales	64,185	48,403	32,177

Gross profit	77,698	59,766	40,881
Selling, general and administration expenses	66,565	52,369	37,338

Results from operating activities	11,133	7,397	3,543
Finance costs	2,345	1,967	1,829
Finance income	(133)	(45)	—
Accretion of preferred shares	1,044	514	416
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	(4,562)	2,302	3,960
IPO-related costs	856	—	—
Settlement cost related to former option holder	520	—	—

Income (loss) before income taxes	11,063	2,659	(2,662)
Provision for income tax (recovery)	(333)	3,067	1,692

Net income (loss)	$11,396	$(408)	$(4,354)

Weighted average number of shares outstanding	7,490,477	7,455,391	7,641,376
Net income (loss) per share:
Basic	1.52	(0.05)	(0.57)
Fully diluted	0.69	(0.05)	(0.57)
Consolidated balance sheet data (at period end):
Cash	$19,784	$15,350
Total assets	79,060	61,946
Long-term debt, including current portion	10,429	14,059
Shareholder Loan	2,952	8,690
Series A, A-1 and A-2 Preferred Shares	28,768	18,449
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	5,729	8,268

Total liabilities	68,408	65,497
Shareholders' equity (deficit)	10,652	(3,551)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Consolidated Financial Data" and our audited financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The terms "Company," "DAVIDsTEA," "we," "our" or "us" as used herein refer to DAVIDsTEA Inc. and its consolidated subsidiaries unless otherwise stated or indicated by context.

 Overview

          We are a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets, and tea-related gifts and accessories through 158 DAVIDsTEA stores, as of March 31, 2015, and our website, davidstea.com. We are building a brand that seeks to expand the definition of tea with innovative products that consumers can explore in an open and inviting retail environment. The passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. We design our stores with a modern and simple aesthetic that, coupled with our teal-colored logo, create an inviting atmosphere and stand in stark contrast to common perceptions of tea as a more traditional product. We strive to make tea a multi-sensory experience by facilitating interaction with our products through education and sampling so that our customers appreciate the compelling attributes of loose-leaf teas as well as the ease of preparation. Our in-store "Tea Guides" help novice and experienced tea drinkers alike select from the approximately 150 varieties of premium teas and tea blends featured on our "Tea Wall," which is the focal point of our stores. We replicate our store experience online by engaging users with rich content that allows them to easily explore their options amongst our many tea and tea-related offerings.

          We sell our products exclusively through our retail and online channels, giving us control of the presentation of our brand as well as greater interaction with the customer, which increases our pace of innovation. We have a dedicated and highly experienced product development team that is constantly creating new tea blends using high-quality ingredients from around the world. By continually offering new products and refining our blending techniques to enhance existing teas, we believe we bring new customers into the category and drive the frequency of visits to our stores and website among existing customers. We bring newness and capitalize on our product development capabilities with approximately 30 new blends each year that we rotate into our offering on a continuous basis. We also focus on product innovation in our accessories, providing our customers with fun, inventive and more convenient ways to enjoy tea. We believe that our product development platform and level of innovation have helped us earn a strong and loyal customer following that is passionate about DAVIDsTEA.

Performance and Growth Factors Outlook

          During fiscal 2014, we grew our sales from $108.2 million to $141.9 million, representing growth of 31.1% over the prior year. We added 30 net new stores, increasing our store base from 124 to 154 stores, representing growth of 24.2%. Our Adjusted EBITDA grew from $14.2 million to $21.9 million, an increase of 54.2%, and we improved our Adjusted EBITDA margin from 13.1% to 15.4%. Our cash flow from operating activity grew from $14.2 million to $17.0 million, driven by increased operating earnings and effective working capital management. We believe we can continue to deliver strong total sales growth driven by adding new stores and achieving positive comparable sales, which includes sales on our e-commerce site. Continuing growth on our e-commerce site leads us to believe that there is potential for our direct to consumer sales to become an increasingly larger part of our business. To support this growth, we plan to continue to commit significant resources to further developing this channel. We also believe that our strong focus on operating efficiencies and leveraging our fixed costs will result in expansion of our Adjusted EBITDA margin.

          General economic conditions and consumer spending are two of the largest variables impacting our future performance. These variables impact the sales at our individual store locations as well as our e-commerce site. Our ability to increase our sales in future fiscal periods will depend, among other things, on our ability to:

  •
  Select new prime retail locations;

  •
  Increase comparable sales, which includes sales through our e-commerce site; and

  •
  Manage our costs of goods sold and selling, general and administration expenses.

How we assess our performance

          The key measures we use to evaluate the performance of our business and the execution of our strategy are set forth below:

          Sales.    Sales consist of sales from stores and e-commerce sales. Our business is seasonal and, as a result, our sales fluctuate from quarter to quarter. Sales are traditionally highest in the fourth fiscal quarter, which includes the holiday sales period, and tend to be lowest in the second and third fiscal quarter because of lower customer traffic in our locations in the summer months.

          The specialty retail industry is cyclical, and our sales are affected by general economic conditions. Purchases of our products can be impacted by a number of factors that influence the level of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

          Comparable Sales.    Comparable sales refers to year-over-year comparison information for comparable stores and e-commerce. Our stores are added to the comparable sales calculation in the beginning of their thirteenth month of operation. As a result, data in this prospectus regarding comparable sales may not be comparable to similarly titled data from other retailers.

          Measuring the change in year-over-year comparable sales allows us to evaluate how our business is performing. Various factors affect comparable sales, including:

  •
  our ability to anticipate and respond effectively to consumer preference, buying and economic trends;

  •
  our ability to provide a product offering that generates new and repeat visits to our stores and online;

  •
  the customer experience we provide in our stores and online;

  •
  the level of customer traffic near our locations in which we operate;

  •
  the number of customer transactions and average ticket in our stores and online;

  •
  the pricing of our tea, tea-related merchandise and beverages;

  •
  our ability to obtain and distribute product efficiently;

  •
  our opening of new stores in the vicinity of our existing stores; and

  •
  the opening or closing of competitor stores in the vicinity of our stores.

          Non-Comparable Sales.    Non-comparable sales include sales from stores prior to the beginning of their thirteenth fiscal month of operation. As we pursue our growth strategy, we expect that a significant percentage of our sales will continue to come from non-comparable sales.

          Gross Profit.    Gross profit is equal to our sales less our cost of sales. Cost of sales include product costs, freight costs, store occupancy costs and distribution costs.

          Selling, General and Administration Expenses.    Selling, general and administration expenses consist of store operating expenses and other general and administration expenses, including store impairments and onerous contracts. Store operating expenses consist of all store expenses excluding occupancy related costs (which are included in costs of sales). General and administration costs consist of salaries and other payroll costs, travel, professional fees, stock compensation, marketing expenses, information technology and other operating costs.

          General and administration costs, which are generally fixed in nature, do not vary proportionally with sales to the same degree as our cost of sales. We believe that these costs will decrease as a percentage of sales over time. Accordingly, this expense as a percentage of sales is usually higher in lower volume quarters and lower in higher volume quarters.

          Finance Costs.    Finance costs consists of cash and imputed non-cash charges related to our credit facility, long-term debt, finance lease obligations, the Shareholder Loan, and the preferred shares.

          Provision for Income Taxes.    Provision for income taxes consist of federal, provincial, state and local current and deferred income taxes.

          Adjusted EBITDA.    We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period to period. Specifically, Adjusted EBITDA allows for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges, such as depreciation, amortization, non-cash compensation expense, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit, and certain non-recurring expenses. This measure also functions as a benchmark to evaluate our operating performance. For a reconciliation to net income (loss) see footnote 1 under "Prospectus Summary — Summary Consolidated Financial and Other Data."

 Selected Operating and Financial Highlights

Results of Operations

          The following table summarizes key components of our results of operations for the period indicated:

	For the year ended
(in thousands, except store data)	January 31, 2015	January 25, 2014	January 26, 2013
Consolidated statement of income (loss) data:
Sales	$141,883	$108,169	$73,058
Cost of sales	64,185	48,403	32,177

Gross profit	77,698	59,766	40,881
Selling, general and administration expenses	66,565	52,369	37,338

Results from operating activities	11,133	7,397	3,543
Finance costs	2,345	1,967	1,829
Finance income	(133)	(45)	—
Accretion of preferred shares	1,044	514	416
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	(4,562)	2,302	3,960
IPO related costs	856	—	—
Settlement cost related to former option holder	520	—	—

Income/(loss) before income taxes	11,063	2,659	(2,662)
Provision for income tax (recovery)	(333)	3,067	1,692

Net income (loss)	$11,396	$(408)	$(4,354)

Percentage of sales:
Sales	100.0%	100.0%	100.0%
Cost of sales	45.2%	44.7%	44.0%
Gross profit	54.8%	55.3%	56.0%
Selling, general and administration expenses	46.9%	48.4%	51.1%
Results from operating activities	7.9%	6.9%	4.9%
Finance costs	1.7%	1.8%	2.5%
Finance income	(0.1)%	0.0%	0.0%
Accretion of preferred shares	0.7%	0.5%	0.6%
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	(3.2)%	2.1%	5.4%
IPO related costs	0.6%	0.0%	0.0%
Settlement cost related to former option holder	0.4%	0.0%	0.0%
Income/(loss) before income taxes	7.8%	2.5%	(3.7)%
Provision for income tax (recovery)	(0.2)%	2.8%	2.3%
Net income (loss)	8.0%	(0.3%)	(6.0%)
Other financial and operations data (unaudited):
Adjusted EBITDA	$21,905	$14,222	$7,729
Adjusted EBITDA as a percentage of sales	15.4%	13.1%	10.6%
Number of stores at end of period	154	124	105
Comparable sales growth for period	11.1%	17.8%	26.6%

Fiscal Year Ended January 31, 2015 Compared to Fiscal Year Ended January 25, 2014

          Sales.    Sales for fiscal 2014 increased 31.2%, or $33.7 million, to $141.9 million from $108.2 million in fiscal 2013, comprising $11.8 million in comparable sales and $21.9 million in non-comparable sales. Comparable sales increased by 11.1% driven both by a 10.2% increase in average ticket and a 0.9% increase in number of transactions and non-comparable sales increased primarily due to an additional 30 stores opened as at the end of fiscal 2014 as compared to fiscal 2013 and due to non-comparable sales for the 20 stores opened in fiscal 2013.

          Gross Profit.    Gross profit increased by 30.0%, or $17.9 million, to $77.7 million in fiscal 2014 from $59.8 million in fiscal 2013. Gross profit as a percentage of sales decreased to 54.8% in fiscal 2014 from 55.3% in fiscal 2013 due to changes in product mix and higher product costs relating to foreign exchange rates.

          Selling, General and Administration Expenses.    Selling, general and administration expenses increased by 27.1%, or $14.2 million, to $66.6 million in fiscal 2014 from $52.4 million in fiscal 2013 due primarily to the operations of 154 stores as of January 31, 2015 as compared to 124 stores as of January 25, 2014 as well as the hiring of additional staff to support the growth of the Company. As a percentage of sales, selling, general and administration expenses decreased to 46.9% in fiscal 2014 from 48.4% in fiscal 2013 due primarily to the leveraging of store labor and administration expenses. Excluding the impact of charges relating to impairment and onerous contracts, selling, general and administration expenses increased 23.0%, to $63.0 million in fiscal 2014 from $51.2 million in fiscal 2013. As a percentage of sales, selling, general and administration expenses excluding the impact of these charges decreased to 44.4% from 47.3%.

          Finance Costs.    Finance costs increased by $0.4 million, or 19.2%, to $2.3 million in fiscal 2014 from $2.0 million in fiscal 2013 as a result of higher accrued dividends on the Series A-1 and A-2 Preferred Shares issued during the year and borrowings under the credit facility for capital expenditure in connection with our store openings and related infrastructure. This was offset by a decrease in interest on the Shareholder Loan as a portion of the loan was converted to Series A-1 and A-2 Preferred Shares during the year.

          Provision for Income Taxes.    Provision for income taxes decreased by $3.4 million, to $(0.3) million in fiscal 2014 from $3.1 million in fiscal 2013. The decrease in the provision for income taxes was due primarily to the recognition of a deferred tax asset for U.S. tax accounting purposes. Our effective tax rates were (3.0)% and 115.3% in fiscal 2014 and 2013, respectively. The effective tax rate decreased primarily as a result of recognizing the benefits of U.S. tax losses.

Fiscal Year Ended January 25, 2014 Compared to Fiscal Year Ended January 26, 2013

          Sales.    Sales for fiscal 2013 increased 48.1%, or $35.1 million, to $108.2 million from $73.1 million in fiscal 2012, comprising $12.7 million in comparable sales and $22.4 million in non-comparable sales. Comparable sales increased by 17.8% driven both by a 13.0% increase in average ticket and a 4.2% increase in number of transactions and non-comparable sales increased primarily due to an additional 19 stores opened as at the end of fiscal 2013 as compared to fiscal 2012 and due to non-comparable sales for 35 stores opened in fiscal 2012.

          Gross Profit.    Gross profit increased by 46.2%, or $18.9 million, to $59.8 million in fiscal 2013 from $40.9 million in fiscal 2012. Gross profit as a percentage of sales decreased to 55.3% in fiscal 2013 from 56.0% in fiscal 2012 due to changes in product mix and higher product costs relating to foreign exchange rates.

          Selling, General and Administration Expenses.    Selling, general and administration expenses increased by 40.3%, or $15.0 million, to $52.4 million in fiscal 2013 from $37.3 million in fiscal 2012 due primarily to the operations of 124 stores as of January 25, 2014 as compared to 105 stores as of January 26, 2013 as well as the hiring of additional staff to support the growth of the Company. As a percentage of sales, selling, general and administration expenses decreased to 48.4% in fiscal 2013 from 51.1% in fiscal 2012 due primarily to the leveraging of store labor and administration expenses. Excluding the impact of charges relating to impairment and onerous contracts, selling, general and administration expenses increased 37.3%, to $51.2 million in fiscal 2013 from $37.3 million in fiscal 2012. As a percentage of sales, selling, general and administration expenses excluding the impact of these charges decreased to 47.3% from 51.1%.

          Finance Costs.    Finance costs increased by $0.2 million, or 7.5%, to $2.0 million in fiscal 2013 from $1.8 million in fiscal 2012 as a result of borrowings under our revolving credit facility resulting from the need for capital expenditures in connection with our store openings and related infrastructure and working capital to support sales growth.

          Provision for Income Taxes.    Provision for income taxes increased by 81.3%, or $1.4 million, to $3.1 million in fiscal 2013 from $1.7 million in fiscal 2012. The increase in the provision for income taxes was due primarily to the $5.3 million increase in our earnings before income taxes. Our effective tax rates were 115.3% and (63.6%) in fiscal 2013 and 2012, respectively. The effective tax rate increased primarily as a result of unrecognized benefits of U.S. tax losses and permanent differences relating to the loss from embedded derivative and accretion relating to our preferred shares. Our income tax rate has been historically affected by the fact that we cannot apply tax losses in the United States against taxable income in Canada.

Liquidity and Capital Resources

          Our primary sources of liquidity are cash flows from operations and borrowings under our credit facilities. Our primary cash needs are for capital expenditures related to new stores and working capital.

          Capital expenditures typically vary depending on the timing of new stores openings and infrastructure-related investments. During fiscal 2015, we plan to spend approximately $16.0-$19.0 million on capital expenditures. We expect to devote approximately 85-90% of our capital budget to construct, lease and open 25-30 stores in Canada and 10-15 stores in the United States and renovate a number of existing stores, with the remainder of the capital budget to make continued investment in our infrastructure.

          Our primary working capital requirements are for the purchase of store inventory and payment of payroll, rent and other store operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. Historically, we have funded our capital expenditures and working capital requirements during the fiscal year with borrowings under our long-term debt and finance lease facilities and revolving credit facility. The revolving credit facility has typically been paid down at the end of the fiscal year with cash generated during our peak selling season in the fourth quarter. Our utilization of our revolving credit facility, and therefore the amount of indebtedness outstanding under it, has tended to be highest in the beginning of the fourth quarter of each fiscal year.

          We believe that our cash position, net cash provided by operating activities and availability under our revolving credit facility and capital lease facility, together with the proceeds from this offering, will be adequate to finance our planned capital expenditures and working capital requirements for the foreseeable future.

Cash Flow

          A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	For the year ended
(in thousands)	January 31, 2015	January 25, 2014	January 26, 2013
Cash flows provided by (used in):
Operating activities	$16,966	$14,202	$166
Investing activities	(13,153)	(8,758)	(13,409)
Financing activities	621	2,262	17,869

Increases in cash	$4,434	$7,706	$4,626

Cash Flows Related to Operating Activities

	For the year ended
(in thousands)	January 31, 2015	January 25, 2014	January 26, 2013
Cash flows from operating activities:
Net income (loss)	$11,396	$(408)	$(4,354)
Depreciation of property and equipment	4,874	3,801	2,579
Amortization of intangible assets	573	944	601
Amortization of financing fees	172	114	77
Loss on sale of property and equipment	31	—	—
Impairment of property and equipment	2,740	1,192	—
Provision for onerous contracts	805	—	—
Deferred rent	802	660	769
Accretion of Preferred Shares	1,044	514	416
Net change in fair value of financial derivative liability	(4,562)	2,302	3,960
Stock-based compensation expense	947	228	237
Settlement cost related to former option holder	345	—	—
Deferred income taxes (recovered)	(3,024)	102	(98)
Net change in other non-cash working capital balances related to operations	823	4,753	(4,021)

Cash flows related to operating activities	$16,966	$14,202	$166

          Net cash provided by operating activities increased to $17.0 million in 2014 from $14.2 million in 2013. The improvement in the cash flows are due primarily to higher net income, and continued improved net working capital as a result of more effective inventory productivity and improved payment terms.

          Net cash provided by operating activities increased to $14.2 million in 2013 from $0.2 million in 2012. The improvement in the cash flows are due primarily to lower net loss, and improved net working capital as a result of more effective inventory productivity and improved payment terms.

Cash Flows Related to Investing Activities

          Capital expenditures increased $4.4 million, to $13.2 million in fiscal 2014, from $8.8 million in fiscal 2013. This increase was due primarily to the number of new store build-outs. We opened 31 new stores in fiscal 2014 compared to 20 new stores in fiscal 2013.

          Capital expenditures decreased $4.6 million, to $8.8 million in fiscal 2013, from $13.4 million in fiscal 2012. This decrease was due primarily to the number of new store build-outs. We opened 20 new stores in fiscal 2013 compared to 35 new stores in fiscal 2012.

Cash Flows Related to Financing Activities

	For the year ended
(dollars in thousands)	January 31, 2015	January 25, 2014	January 26, 2013
Cash flows from financing activities:
Proceeds of capital lease obligations	—	970	—
Repayment of capital lease obligations	(314)	(1,623)	(783)
Proceeds (repayment) of operating loan	—	(507)	507
Proceeds of long-term debt	—	14,000	16,116
Repayment of long-term debt	(3,375)	(10,014)	(8,311)
Share issuance of Class AA common shares and common shares	40	—	—
Share issuance of Series A, A-1 and A-2 preferred shares	4,404	—	11,000
Financing fees	(134)	(214)	(660)
Repurchase of Class AA common shares	—	(350)	—

Cash flows related to financing activities	621	2,262	17,869

          Cash flows from financing activities consist primarily of borrowing and payments on our term facilities and their related financing costs and proceeds from share issuances.

          Net cash provided by financing activities decreased by $1.6 million to $0.6 million in fiscal 2014 from $2.3 million in fiscal 2013 due to a $3.6 million reduction in amounts outstanding under our long-term credit arrangements in fiscal 2014, offset by share issuances in 2014 and the absence of any new long-term debt issuances in fiscal 2014 versus fiscal 2013.

          Net cash provided by financing activities decreased by $15.6 million to $2.3 million in fiscal 2013 from $17.9 million in fiscal 2012 due to the share issuances in 2012 and a $4.7 million reduction in amounts outstanding under our long-term credit arrangements in fiscal 2013.

Credit Facility with HSBC Bank Canada

          On August 19, 2013, we entered into a credit facility with HSBC Bank Canada, or HSBC. The credit facility provides for a demand revolving loan in the amount of $5.0 million, increasing to $10.0 million from September 1 to December 31 of each calendar year, which we refer to as the Operating Loan. The credit facility also provides for a $9.0 million demand non-revolving loan, which we refer to as the Term Loan, and a $15.0 million demand revolving leasing facility, which we refer to as the Leasing Facility, the aggregate combined indebtedness of which shall not exceed $15.0 million. In addition, the credit facility provides us with a $3.0 million demand revolving line to purchase forward exchange contracts for major currencies identified by HSBC up to an aggregate of $11.1 million in order to hedge against currency fluctuations in connection with our import purchases and export sales, which we refer to as the Foreign Exchange Loan and an interest rate swap facility in the amount of $1.0 million, which we refer to as the Swap Facility to allow for up to a 36-month interest rate swap contract to fix the rate of interest payable under the Term Loan or for calculation of lease payments under the Leasing Facility. As of January 31, 2015, no amounts were outstanding on the Operating Loan, $5.2 million had been drawn from the Term Loan and

$0.6 million had been drawn from the Leasing Facility. As of January 31, 2015, no amounts were outstanding under the Foreign Exchange Loan or the Swap Facility.

          The credit facility subjects us to certain coverage ratios. Without the prior written consent of HSBC, our fixed charge coverage ratio may not be less than 1.10:1.00 and our ratio of current assets to current liabilities may not be less than 1.10:1.00. In addition, our debt to net tangible worth ratio may not be less than 2.50:1.00. As of January 31, 2015 and January 25, 2014, we were in compliance with the restrictive covenants.

          Borrowings under the Operating Loan are available in the form of Canadian dollar advances, U.S. dollar advances, banker's acceptances and LIBOR loans and $500,000 is available by way of letters of credit or letters of guarantees. The Operating Loan bears interest, at our option, at (a) the bank's prime rate plus 0.75% per annum, (b) the bank's U.S. base rate plus 0.75% per annum or (c) LIBOR plus 2.00% per annum, subject to availability. The Term Loan is available by way of banker's acceptances, U.S. dollar advances and LIBOR loans and bears interest, at our option, at (a) the bank's prime rate plus 1.00% per annum, (b) the bank's U.S. base rate plus 1.00% per annum or (c) LIBOR plus 2.50% per annum, subject to availability. The Leasing Facility is available by way of capital leases and bears interest, at our option, at (a) the bank's fixed cost of funds plus 2.65% per annum or (b) LIBOR plus 2.00% per annum, subject to availability. In addition to these interest rates, we must pay an annual review fee and customary letter of credit fees, stamping fees and administration fees.

          The credit facility loans are subject to various repayment terms. The Operating Loan is to be repaid on demand by the bank. The Term Loan is to be repaid on demand and unless and until otherwise demanded, interest and principal repayments are to be made based on a 36-month amortization for each advance. The Leasing Facility is repayable by consecutive monthly principal payments based on a maximum amortization of three years and a maximum term of three years. The Foreign Exchange Loan is payable on demand.

          The credit facility is guaranteed by DavidsTea (USA) Inc., our wholly owned U.S. subsidiary (the "Guarantor"). In addition, the credit facility is secured by a first lien security interest in all of our assets, including but not limited to accounts receivable, inventory, intellectual property and trademarks in the amount of $40.0 million, a security agreement over our cash, credit balances and deposit instruments in the amount of $40.0 million, general security agreements creating a first priority charge on all of our assets, present and future, corporeal and incorporeal, registered in each Canadian province in which we do business and general security agreement over all of the Guarantor's moveable personal property and assets, including debts, accounts, inventory and leasehold improvements of the Guarantor.

          The credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability to become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal course of business or repay the loan from our controlling shareholder or repay the loan from Investissement Québec, other than scheduled repayments. The Company also cannot make any dividend payments.

          Prior to the completion of this offering, we expect to repay all amounts outstanding under the HSBC loan.

Term Loan with Investissement Québec

          We have also entered into a term loan with Investissement Québec, or IQ, in the amount of $5.0 million that bears an interest rate of prime plus 6.5% and is used to fund leasehold improvements. The loan is repayable in 60 equal monthly installments of $83,333 each, excluding interest, commencing November 2014, which is one year after the first disbursement of the loan. We can prepay the loan at any time by paying an indemnity equal to three months of interest on the amount prepaid.

          The loan is collateralized by a second ranking hypothec over the universality of our assets, in the amount of $6.0 million. Our subsidiary, DavidsTea (USA) Inc. is also a guarantor of the loan. The loan agreement contains restrictive covenants which require us to maintain a minimum working capital ratio of 1.10:1.00, a maximum debt to adjusted equity ratio of 2.50:1.00 and a fixed cost ratio of 1.10:1.00. As of January 31, 2015, and January 25, 2014, we were in compliance with the restrictive covenants. In addition, the loan requires the consent of IQ to modify our articles of incorporation or our share capital, to enter into a merger or to declare or pay our dividends or repay our term loan with Rainy Day Investments Ltd., among other restrictions.

          Prior to the completion of this offering, we expect to repay all amounts outstanding under the IQ loan.

Term Loan with Rainy Day Investments Ltd.

          We have a non-revolving loan in an initial amount of approximately $8.7 million with Rainy Day Investments Ltd., which is solely owned by Herschel Segal, one of our co-founders and a director, which we refer to as the Shareholder Loan. The Shareholder Loan bears an interest rate of 4.5% per annum on the daily unpaid balance of the outstanding loan. As of January 31, 2015, the principal outstanding on the Shareholder Loan was $3.0 million. The principal is due in three equal annual installments, with one payment being due on each of the three dates on which we make annual redemption payments of our Series A, A-1 and A-2 Preferred Shares, which may not occur earlier than April 3, 2017. If the Series A, A-1 and A-2 Preferred Shares are not redeemed before April 3, 2020, the principal on the loan is due in three annual installments beginning on April 3, 2020.

          In connection with the completion of this offering, we expect to repay the full amount outstanding under the Shareholder Loan. See "Use of Proceeds."

Conversion Feature of our Preferred Shares

          We account for the conversion feature of our preferred shares as an embedded derivative, which feature is a separate right from the right to redeem the preferred shares for cash after April 3, 2017. A conversion of the preferred shares would be satisfied by delivery of common shares at the then-current conversion ratio. As of January 31, 2015, we had a $5.7 million liability attributable to this embedded derivative, which fluctuates over time based on the embedded value of the conversion feature. Upon any conversion of our preferred shares into common shares, including in connection with this offering, this liability will be converted into equity.

          The fair value of the financial derivative liability is estimated using the Black Scholes option pricing model, which assumes an expected volatility. Each 1% change in the expected volatility would increase/decrease the carrying value of the financial derivative liability by approximately $198,000. The fair value of the financial derivative liability is estimated using a probability of conversion into common shares upon an IPO or in April 2017. Each 1% increase (decrease) in the probability of conversion upon an IPO would decrease (increase) the carrying value of the financial derivative liability by approximately $40,000.

 Off-Balance Sheet Arrangements

          Other than operating lease obligations, we have no off-balance sheet obligations.

Contractual Obligations and Commitments

          The following table summarizes our contractual obligations as of January 31, 2015, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due By Period
(dollars in thousands)	Total	less than 1 year	Between 1 and 5 years	More than 5 years
Long-term debt obligations	$9,878	$3,961	$5,917	—
Finance lease obligations	551	326	225	—
Operating lease obligations(1)	102,814	12,314	49,209	41,291
Loan from controlling shareholder	2,952	—	2,952	—
Series A, A-1and A-2 redeemable preferred shares(2)	31,334	—	31,334	—

	$147,529	$16,601	$89,637	$41,291

(1)
Operating lease obligations under long-term operating leases is exclusive of certain operating costs for which the Company is responsible. Certain of the operating lease agreements provide for additional rentals based on sales.

(2)
Represents accreted value of Series A, A-1 and A-2 redeemable preferred shares including dividends payable thereon, which become redeemable at the holders' election after April 3, 2017. Does not give effect to the conversion feature which is accounted for separately as an embedded derivative.

Critical Accounting Policies and Estimates

          Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the financial statements. Each of these required estimates varies in regard to the level of judgement involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact our financial position, changes in financial position or results of operations. Our significant accounting policies are discussed under note 3 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies are affected by significant judgements and estimates used in the preparation of our consolidated financial statements and that the judgements and estimates are reasonable.

          Impairment of non-financial assets.    Management is required to make significant judgments in determining if individual commercial premises in which it carries out its activities are individual CGUs, or if these units should be aggregated at a district or regional level to form a CGU. The significant judgments applied by management in determining if stores should be aggregated in a given geographic area to form a CGU include the determination of expected customer behavior and whether customers could interchangeably shop in any of the stores in a given area and whether management views the cash flows of the stores in the group as inter-dependant.

          Leasehold improvements and furniture and equipment are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. A review for impairment is conducted by comparing the carrying amount of the cash generating units', or CGUs', assets with their respective recoverable amounts based on value in use. Value in use is determined based on management's best estimate of expected future cash flows, which includes estimates of growth rates, from use over the remaining lease term and discounted using a pre-tax weighted average cost of capital.

          Hybrid financial instruments and embedded derivatives.    As part of assessing whether an instrument is a hybrid financial instrument and contains an embedded derivative, significant judgment is required in evaluating whether the host contract is more akin to debt or equity and whether the host contract is clearly and closely related to the underlying of the derivative. In applying its judgment, management relies primarily on the economic characteristics and risks of the instrument as well as the substance of the contractual arrangement. In addition, the fair value evaluation of the embedded financial derivative liability relating to our outstanding preferred shares is based on numerous assumptions and estimates that may have a significant impact on the amount recognized as a financial derivative liability. The impact of material changes in assumptions and the review of estimates is recognized in profit or loss in the period in which the changes occur or the estimates are reviewed, as required.

          Income taxes.    We may be subject to audits related to tax risks, and uncertainties exist with respect to the interpretation of tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income and income tax expense already recorded. We establish provisions if required, based on reasonable estimates, for possible consequences of audits by the tax authorities. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the entity and the responsible tax authority, which may arise on a wide variety of issues.

          To determine the extent to which deferred income tax assets can be recognized, management estimates the amount of probable future taxable profits that will be available against which deductible temporary differences and unused tax losses can be used. Such estimates are made as part of the budget and strategic plan by tax jurisdiction. Management exercises judgment to determine the extent to which realization of future taxable benefits is probable considering factors such as the number of years included in the forecast period and prudent tax planning strategies.

          Deferred revenue.    We measure the gift card liability and breakage income by estimating the value of gift cards that are not expected to be redeemed by customers. We measure the Frequent Steeper loyalty program liability and income by estimating the fair value of points based on expected future redemption rates. The Frequent Steeper program allows customers to earn points on their purchases. The fair value of these points is based on many factors, including the expected future redemption patterns and associated costs. On an on-going basis, we monitor trends in redemption patterns and net cost per point redeemed, adjusting the estimated cost per point based on expected future activity. To the extent that estimates differ from actual experience, the Frequent Steeper program costs could be higher or lower. We also recognize revenue from unredeemed Frequent Steeper program points if the likelihood of redemption by the customer is considered remote. The Frequent Steeper program commenced in April 2014.

Recently Issued Accounting Standards

          There were no new accounting standards implemented during the year ended January 31, 2015.

          IFRS 9, "Financial Instruments", partially replaces the requirements of IAS 39, "Financial Instruments: Recognition and Measurement". This standard is the first step in the project to replace IAS 39. The IASB intends to expand IFRS 9 to add new requirements for the classification and measurement of financial liabilities, derecognition of financial instruments, impairment and hedge accounting to become a complete replacement of IAS 39. These changes are applicable for annual periods beginning on or after January 1, 2015, with earlier application permitted. We have not yet assessed the future impact of this new standard on its consolidated financial statements.

          In May 2014, the IASB issued new standards as follows: IFRS 15, "Revenue from Contracts with Customers" ("IFRS 15") replaces IAS 11, "Construction Contracts," and IAS 18, "Revenue," as well as various interpretations regarding revenue. This standard introduces a single model for recognizing revenue that applies to all contracts with customers, except for contracts that are within the scope of standards on leases, insurance and financial instruments. This standard also requires enhanced disclosures. Adoption of IFRS 15 is mandatory and will be effective for annual periods beginning on or after January 1, 2017, with earlier adoption permitted. We are currently assessing the impact of adopting this standard on our consolidated financial statements and related note disclosures.

JOBS Act Exemptions and Foreign Private Issuer Status

          We qualify as an "emerging growth company" as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act. We may take advantage of this exemption for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have US$1.0 billion or more in annual revenue as of the end of our fiscal year, have more than US$700.0 million in market value of our common shares held by non-affiliates as of the end of our second fiscal quarter or issue more than US$1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

          We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Because IFRS standards make no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

          Upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

  •
  Regulation FD, which regulates selective disclosures of material information by issuers.

Quantitative and Qualitative Disclosures about Market Risk

          We are exposed to market risk in interest rates on debt and foreign currency on purchases of our teas and tea accessories.

Interest Rate Risk

          Our line of credit and term debt carries floating interest rates tied to our lender's prime rate, and therefore, our consolidated statement of earnings and cash flows will be exposed to changes in interest rates.

Foreign Exchange Risk

          A significant portion of our tea and tea accessory purchases are in U.S. dollars as is our revenue from U.S. stores and U.S. e-commerce customers. As a result, our statement of earnings and cash flows could be adversely impacted by changes in exchange rates. We do not currently hedge foreign currency fluctuations.

BUSINESS

Our Company

          We are a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through 158 DAVIDsTEA stores, as of March 31, 2015, and our website, davidstea.com. We are building a brand that seeks to expand the definition of tea with innovative products that consumers can explore in an open and inviting retail environment. The passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. We design our stores with a modern and simple aesthetic that, coupled with our teal-colored logo, create an inviting atmosphere and stand in stark contrast to common perceptions of tea as a more traditional product. We strive to make tea a multi-sensory experience by facilitating interaction with our products through education and sampling so that our customers appreciate the compelling attributes of loose-leaf teas as well as the ease of preparation. Our in-store "Tea Guides" help novice and experienced tea drinkers alike select from the approximately 150 varieties of premium teas and tea blends featured on our "Tea Wall," which is the focal point of our stores. We replicate our store experience online by engaging users with rich content that allows them to easily explore their options amongst our many tea and tea-related offerings.

          We sell our products exclusively through our retail and online channels, giving us control of the presentation of our brand as well as greater interaction with the customer, which increases our pace of innovation. We have a dedicated and highly experienced product development team that is constantly creating new tea blends using high-quality ingredients from around the world. By continually offering new products and refining our blending techniques to enhance existing teas, we believe we bring new customers into the category and drive the frequency of visits to our stores and website among existing customers. We bring newness and capitalize on our product development capabilities with approximately 30 new blends each year that we rotate into our offering on a continuous basis. We also focus on product innovation in our accessories, providing our customers with fun, inventive and more convenient ways to enjoy tea. We believe that our product development platform and level of innovation have helped us earn a strong and loyal customer following that is passionate about DAVIDsTEA.

          We were founded in Montréal, Canada by Herschel and David Segal in 2008. They sought to build a brand and company to respond to consumers' increasing focus on health and wellness by leveraging tea's potential health benefits and providing high-quality products. Since opening our first retail store and launching our website (www.davidstea.com) in late 2008, we have poured our love for tea into an active online community with over 3.5 million unique visitors to our website in 2014 and 158 DAVIDsTEA locations, including 134 in Canada and 24 in the United States, as of March 31, 2015. While our stores average approximately 850 square feet, we have significant flexibility to modify our store sizes in order to access the most desirable locations. To date, we have been successful in a variety of Canadian markets, including in Montréal, Toronto and Vancouver. The strong performance of our stores across geographies demonstrates the appeal of our brand and underscores our growth opportunity. With our success in Canada and over three years of experience in U.S. markets, including New York, Boston, Chicago and San Francisco, we believe we are well positioned to take advantage of the significant growth opportunity across North America. Consistent with our stores, davidstea.com features our innovative products while offering expertise, community and numerous tools to aid the discovery and exploration of tea. During fiscal 2014, approximately 68% of our revenue was driven by the sale of loose-leaf tea and tea-related gifts that consumers enjoy at home, on-the-go or at work. The balance of our revenue was driven by tea accessories (22%) and food and beverages prepared in our stores (10%).

          We believe our business model is based on innovation, quality and the customer experience. These attributes have positioned us to deliver strong financial results, as evidenced by the following:

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  The growth of our store base from 70 stores in fiscal 2011 to 154 stores in fiscal 2014, representing a 30% compound annual growth rate. At January 31, 2015, we had a total of 154 stores or approximately 24% more than in fiscal 2013. As of March 31, 2015, we had 158 stores in North America.

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  Twenty-two consecutive quarters of positive comparable sales growth through the end of fiscal 2014. On an annual basis since fiscal 2011, we have reported double-digit comparable sales growth ranging from 33.4% in fiscal 2011 to 11.1% in fiscal 2014.

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  An increase in sales from $41.9 million in fiscal 2011 to $141.9 million in fiscal 2014, representing a 50% compound annual growth rate. Sales in fiscal 2014 were approximately 31% higher than in fiscal 2013.

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  Growth of our Adjusted EBITDA from $7.7 million in fiscal 2012 to $21.9 million in fiscal 2014, representing a 68% compound annual growth rate. Adjusted EBITDA in fiscal 2014 was approximately 54% higher than in fiscal 2013. Our net income was $(4.4 million), $(0.4 million) and $11.4 million in fiscal 2012, 2013 and 2014.

Our Market Opportunity

          We participate in the large and growing global tea market, which had approximately $40 billion of retail sales in 2013 in 2014 U.S. dollars, according to Euromonitor International data as of November 4, 2014. We believe that the large size and outsized growth of the tea category combined with the relatively low percentage of tea value sales in North America make our market opportunity highly attractive, especially as we expect consumer awareness of tea in Canada and the United States to increase. Specifically, we note:

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  According to Euromonitor International data as of November 4, 2014, the global tea market has grown consistently at a CAGR of approximately 8% in 2014 U.S. dollar terms, from 2009 to 2013, and the global tea market is forecast to continue to grow consistently at a CAGR of approximately 7% to 8%, from 2014 through 2018.

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  According to Euromonitor International data as of November 4, 2014, Canada and the United States represented only 7% of global tea value sales in 2013, excluding ready-to-drink tea. We believe the low percentage of tea value sales in North America provides significant runway for growth for our business.

  •
  We believe growth of the overall North American tea market will be driven by a number of underlying consumer trends including the increasing health consciousness of consumers in North America and the versatility of tea as a beverage, which is broader for tea than most other beverages.

Our Competitive Strengths

          We believe that the following strengths differentiate us from our competitors and are important to our success:

  Modern Brand Reinventing the Tea Experience.    Our mission is to make tea fun and accessible. We believe that our brand, passion for tea and breadth of offering, as underscored by the approximately 150 varieties of premium teas and tea blends in our stores, cause customers to see tea as fresh and stylish. The DAVIDsTEA retail experience is led by our Tea Guides, who share our knowledge of tea with our customers through sampling, education and by showing customers that tea is easy to prepare, comes in a variety of great flavors and is suitable for multiple occasions. To reinforce this sense of accessibility, we create fun names for our teas that are designed to highlight the smell, taste profile and other attributes of the product. For example, our "Forever Nuts" blend combines almonds, apple bits, cinnamon bark and hints of beetroot, to invoke the unique nutty flavor suggested by the name. We believe our differentiated approach will continue to lead existing customers to engage with our brand and will attract new customers to both our brand and the category.

  Focus on Innovation and Design.    We focus on constant innovation to improve the taste and presentation of our existing tea blends while creating new offerings that delight our customers. We currently offer approximately 150 proprietary teas and tea blends, including approximately 30 new teas each year, which are made from high-quality ingredients from around the world. Our product development and sourcing teams work closely together and find inspiration from our suppliers as well as from direct feedback from our customers and Tea Guides, all the while following key consumer trends. Our team has launched over 400 different teas since DAVIDsTEA was founded. We seek to develop creative accessories that are unique and make steeping tea easy at home or on-the-go. We also develop gifts that incorporate our love of tea such as tea-scented candles, tea sachets and tea gift boxes. We believe that our focus on innovation and design keeps existing customers engaged while also attracting new customers to our brand.

  Distinct Retail Concept Reinforces Brand and Customer Loyalty.    The clean, modern aesthetic of our retail concept communicates the newness and innovation behind our brand. A key element of the DAVIDsTEA in-store experience is our "Tea Wall," a focal point of the store, which displays approximately 150 varieties of premium loose-leaf teas and tea blends. Our Tea Guides help facilitate a highly interactive and immersive customer experience. It is this personable customer interaction combined with the high-quality teas that has allowed us to develop strong customer loyalties. We have very broad customer appeal that spans novice and experienced tea consumers. To capitalize on this growing following, we introduced our "Frequent Steeper" customer loyalty program in April 2014. This loyalty program has rapidly expanded to over a million members currently. Since April 2014, approximately 80% of our sales have come from Frequent Steepers. We believe that our retail concept and our retail experience led by our Tea Guides both reinforce our brand and drive our customer loyalty.

  Broad Demographic Appeal Supports Sustainable Long-Term Growth.    We believe that our fresh approach to tea gives us broad appeal, while benefitting from several consumer trends.

  We believe that consumers are increasingly looking for products that are both great tasting and healthy. Tea naturally contains no sodium, fat, carbonation or sugar and is virtually calorie-free. We also offer one of the largest certified organic collections of tea among branded tea retailers in North America. We believe that consumers are also looking to find beverages that provide functional benefits and can be customized and enjoyed on a variety of occasions. Lastly, we believe that as consumers become more educated about tea, they will seek out venues like DAVIDsTEA that provide a large selection of high-quality products. We believe that our tea's broad, multi-generational appeal coupled with several important consumer trends, most notably health and wellness, will help support our long-term growth.

  Effective Grassroots Marketing Strategy Drives Customer Trial and Engagement.    DAVIDsTEA uses a field-based marketing approach in addition to social media to build brand awareness and drive customers to our stores. One aspect of this effort is our events sponsorship group, which we believe is a differentiated capability and allows us to create excitement for our brand by engaging directly in the communities around our stores and drive store visits by offering product samplings and beverage coupons. In the last 12 months, we have participated in approximately 2,000 events that more than one million people attended, which included the Seawheeze Half Marathon in Vancouver, the Ghirardelli Chocolate Festival in San Francisco, and the Boston Common Tree Lighting Ceremony. These events are identified and coordinated by our local store managers and Tea Guides with support from our dedicated corporate events team. In the United States, we have received significant media coverage, including appearances on the Today Show, as well as appearing in articles in the Wall Street Journal, Boston Globe and San Francisco Chronicle, and have had successful field marketing events with the Boston Red Sox, San Francisco Giants, as well as a national co-branding campaign with Banana Republic. We also have a strong social media platform, with a total following base of approximately 520,000 that spans Facebook, Google+, Instagram, Twitter, Pinterest and Vine. Our following base has increased over 15 times since 2011. We believe that our ability to build brand awareness is largely driven by our grassroots marketing strategy and our strong social media platform.

  Versatile Store Model with Compelling Store Economics.    Our stores have been successful in a variety of geographic regions, population densities and real estate venues. The success of our stores with consumers is underscored, in part, by our comparable sales growth, which has been positive for the past 22 consecutive quarters. We have proven our concept across Canada, where we believe there remains significant growth opportunity. Our average unit is approximately 850 square feet, although our store format allows us to be flexible so that we can get the most desirable location. Our units in Canada averaged four-wall Adjusted EBITDA margins in excess of 30% in fiscal 2014. Our new stores in Canada have historically averaged a cash-on-cash payback period of approximately two years. We opened our first store in the United States in 2011 and we believe the experience over the last two years demonstrates the potential of our brand and retail concept. For our new stores in the United States, we target a cash-on-cash payback of approximately three years, rather than the two we have historically achieved for our Canadian stores. Our ability to achieve this target is dependent on our ability to increase brand awareness in the United States and to leverage economies of scale in our U.S. distribution channel as we increase our U.S. store base. We believe the strong results we continue to experience in North America underscore our growth opportunity.

  Passionate Customer-Focused Culture supported by Experienced Management Team and Dedicated Board Members.    Our core values and distinctive corporate culture allow us to attract passionate and friendly employees who share a vision of making tea fun and accessible. We have a strong focus on community engagement, and our culture reflects our belief in doing right by our customers and our communities. We provide our employees with extensive training, career development, individual enrichment, and empowerment, which we believe is a key contributor for our success. Our President and Chief Executive Officer, Sylvain

  Toutant, joined us in May 2014. He most recently served as president of Keurig Canada, and was previously Chief Operating Officer at VanHoutte. Our Chief Financial Officer, Luis Borgen, joined us in 2012, having previously served as the Chief Financial Officer of DaVita HealthCare Partners, a public company in the healthcare space. Prior to DaVita Healthcare Partners, Mr. Borgen spent more than 12 years at Staples. The strength of our management team is supported by our dedicated board of directors, including our co-founder Herschel Segal. Mr. Segal retains an advisory role in our Company and works closely with Mr. Toutant and our other executives in initiatives related to developing corporate strategy, building our corporate culture and enhancing our sales and operations infrastructure. Our board of directors and management team's experience is balanced between entrepreneurial growth and large scale operations. We support a culture that is rooted in our love and excitement for tea. As a result, we believe our culture directly translates into how we interact with our customers and the knowledge and passion our team members display.

Our Growth Strategies

          Key elements of our growth strategy are to:

  Increase Brand Awareness.    We will continue to increase consumer awareness and excitement for the DAVIDsTEA brand and drive customer loyalty through our field-based marketing efforts, social media presence, continued store expansion and growing e-commerce sales. Our field-based marketing programs are designed to develop and foster a personal connection with the community and position DAVIDsTEA as a high-quality, community-conscious brand that simplifies tea preparation in a way that encourages consumption for both tea enthusiasts and novices. We will also continue to leverage our growing social media presence to increase our online sales and drive additional store visits within existing and new markets. We see a significant opportunity to increase our brand visibility in the U.S. market, which will be a key area of focus in our marketing strategy going forward.

  Grow Our Store Base.    We believe there is a highly attractive, long-term growth opportunity for our store base in North America with a potential for an additional 100 stores in Canada and an additional 300 stores in the United States, based on management estimates. As shown in the table below, our store base has grown considerably in the past few years.

	Total Number of Stores
Fiscal Year	Canada	United States	Total
2011	68	2	70
2012	91	14	105
2013	108	16	124
2014	130	24	154

            In fiscal 2015, we expect to open approximately 25-30 stores in Canada and 10-15 stores in the United States. Over the longer term, we believe that we have the ability to open approximately 30-40 stores annually. We are targeting U.S. store openings so that stores in the United States comprise approximately 25%-35% of our store base within five years. Our U.S. growth depends, in part, on increasing consumer awareness and consumption of tea in the United States, as well as successfully translating our operating experience in Canada to the United States.

  Drive Comparable Sales.    We expect to drive positive comparable sales growth by increasing the size and frequency of purchases by our existing customers, as well as by attracting new customers. We intend to execute this strategy through both our retail stores and e-commerce site, through:

    •
    Enhancing our current product assortment.  We believe that our attractive and continuously evolving assortment of tea, pre-packaged teas, tea sachets, tea-related accessories and other tea-related merchandise, including popular limited-time and seasonal offerings, drives consumers to our stores and website and creates a sense of excitement in attaining our latest products.

    •
    Introducing new product categories and broadening existing categories to provide additional reasons to shop at DAVIDsTEA.  We continue to look for adjacent categories in which we can infuse our tea flavors, such as tea-scented candles and tea-infused chocolates.

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    Offering a website that blends product expertise, community and numerous tools to aid in the discovery and exploration of tea.  We launched our website just prior to opening our first store and have since consistently demonstrated how well-suited our products are for e-commerce. For example, our online tea finder helps the customer identify the right teas based on their taste and other preferences replicating the in-store experience with our Tea Guides. Our e-commerce sales increased from 2.7% of sales in fiscal 2010 to 7.9% of sales for the year ended January 31, 2015, and we are targeting greater than 15% of sales over the long term as we educate consumers about our products and introduce a new website in fiscal 2015. We believe the growth of our store network and our extensive social media presence will drive the growth of our e-commerce site.

    •
    Capitalizing on our strong customer loyalty and growing customer base.  We believe there is an opportunity to enhance our recently introduced Frequent Steeper loyalty program to provide customers with more targeted messages. We are making significant investments to drive our loyalty program.

  Expand Adjusted EBITDA Margin.    We have increased our Adjusted EBITDA margin from 10.6% in fiscal 2012 to 15.4% in fiscal 2014. As we continue to grow and benefit from the leveraging of our cost structure, we believe further opportunities to increase our margins will exist. We intend to capitalize on opportunities across our supply chain as we grow our business and achieve further economies of scale. We have invested significantly in our business ahead of our growth, and we are targeting an Adjusted EBITDA margin in the high teens over the long term.

Our Stores and Operations

Our Stores

          As of January 31, 2015, our retail footprint consisted of 130 stores in Canada and 24 stores in the United States. Our retail stores are located primarily within malls and on street locations and to some degree in lifestyle centers and outlets. Each store exterior prominently displays the DAVIDsTEA teal signage. In fiscal 2014, our average store was approximately 850 square feet. We have rapidly pursued new store growth, having significantly increased our store base from one store in fiscal 2008 to 154 stores as of January 31, 2015. As of March 31, 2015, our store base consists of 158 stores.

Distinctive Retail Experience

          The DAVIDsTEA experience starts with our people both in stores, our Tea Guides, and at our support center office. Their knowledge and passion permeates our culture and is rooted in a deep knowledge of, and desire to share, the compelling attributes of tea. We design our stores with a modern and simple aesthetic that, coupled with our teal-colored logo, create an inviting atmosphere and stand in stark contrast to common perceptions of tea as a more traditional product. A key element of the retail experience is our "Tea Wall," a focal point of the store, which displays approximately 150 varieties of our loose-leaf teas and tea blends in silver tins. Our Tea Guides within the store are knowledgeable, personable and excited about tea, and help facilitate a highly interactive and immersive customer experience. We strive to make tea a multi-sensory experience by facilitating interaction with our products through education and sampling so that our customers appreciate the compelling attributes of loose-leaf teas as well as the ease of preparation. Every visit to our stores is designed to create a sense of adventure where our customers can spend time with our well-trained and enthusiastic Tea Guides that help novice and experienced tea drinkers alike select from the many varieties of premium loose-leaf teas and tea blends available on our "Tea Wall." Our Tea Guides assist our customers in navigating the "Tea Wall" by selecting a variety of teas for customers to smell based on their taste preferences. We strive to ensure that the taste of our teas mirror their smell. Our unique blends contain ingredients from all around the world. In order to encourage customers to visit regulary and discover the latest blends, we introduce new blends every month and for seasonal occasions.

Site Selection and Expansion

          We seek to open stores in strategic locations that support the brand image, targeting high customer traffic locations primarily within malls and on streets and to some degree within lifestyle centers and outlets. We employ a rigorous analytical process to identify new store locations. We target locations based on market characteristics, demographic characteristics, including income and education levels, the presence of key anchor stores and co-tenants, population density and other key characteristics. For every store location selected, our real estate team prepares a detailed financial plan, which is evaluated by our real estate committee. Our real estate committee includes both our CEO and CFO. Our real estate team is led by our Head of Real Estate, and includes a real estate manager, a senior construction manager to oversee new store construction and store maintenance and a store designer, among others. Members of our real estate team spend considerable time evaluating prospective sites. We also actively monitor and manage the performance of our stores and seek to incorporate information learned through the monitoring process into our future site selection decisions.

          We believe we have a flexible real estate model, whereby our stores can be located in both street and mall locations under our site selection process. We have grown our store base in both locations since our first store opened in 2008, with approximately one-third of our stores in street locations and approximately two-thirds in malls at January 31, 2015.

          We believe there is a potential to open up to an additional 100 stores in Canada from 130 locations as of the end of fiscal 2014, having already internally identified the malls and street locations and to some extent the lifestyle centers and outlets, that are suitable locations in which to open new DAVIDsTEA stores. In the United States, we believe there is also a potential to open up to an additional 300 stores from the 24 locations we had as of the end of fiscal 2014. In fiscal 2015, we expect to open approximately 25-30 stores in Canada and 10-15 stores in the United States. We believe we have the ability to continue to open approximately 30-40 stores annually for the foreseeable future. We are targeting U.S. store openings so that stores in the United States comprise approximately 25%-35% of our store base within five years. Our new store model anticipates an average target store size of approximately 850 square feet that achieves annual sales of approximately $550,000-$600,000, in local currency, in the first year of operation. Our new store model also assumes an average new store investment of approximately $290,000-$320,000, in local currency, which includes our capital to build out the store, and we do not enter into understandings or arrangements until we are ready to introduce new locations into our pipeline. In addition, our new store model anticipates sales in the fourth year of operation of approximately $750,000 for Canadian stores and approximately US$780,000 for U.S. stores and Adjusted EBITDA margins of 28% and 25% in the fourth year of operation for our Canadian and U.S. stores. We target an average payback period of approximately two years on our initial investment in Canada. Our new store model for the United States targets a longer payback period as we have a smaller store base and lower brand awareness and there is lower tea consumption among consumers in the United States as compared to Canada.

Store Staffing and Operations

          Each of our stores is managed by a store manager and an assistant store manager who oversee an average of ten to sixteen full and part-time Tea Guides in each store. Each manager is responsible for the day-to-day operations of his or her store, including the unit's operating results, maintaining a clean and appealing store environment and the hiring, training and development of personnel. District Managers oversee geographical groupings of approximately 10 stores. We also employ regional directors, who are responsible for overseeing district managers.

          We are guided by a philosophy that recognizes customer service and the importance of delivering optimal performance, allowing us to identify and reward teams that meet our high performance standards. We use store level scorecards that report key performance indicators. We provide our store managers with a number of analytical tools to support our store operations and assist them in attaining optimum store performance. These tools include key performance indicator reports, coaching logs for one-on-one meetings, weekly one-on-one meetings between our store managers and district managers and bi-annual evaluations. While our main focus is on the overall performance of the team and our stores, we provide incentives to team members, assistant store managers, store managers and district managers.

Our Digital Platform

          Our digital platform is primarily comprised of our website, www.davidstea.com. We launched our website just prior to opening our first store. Our e-commerce sales represented 7.9% of sales for the year ended January 31, 2015, and we are targeting greater than 15% of sales over the long-term.

          Our website features our full assortment of premium loose-leaf teas, tea gift sets and tea-related merchandise. We aim to replicate our in-store experience with our Tea Guides with tools such as our online tea finder that helps the customer identify the right teas based on their taste and other preferences. To drive increased sales through our digital platform, we utilize online-specific marketing and promotional programs. In addition, we employ banner advertisements, search engine optimization and pay-per-click arrangements to help drive customer traffic to our website. We anticipate launching a new website during fiscal 2015 to improve our customers' experience.

          Through our digital platform, we can target a broader audience of customers who may not live near one of our retail locations. We believe our digital platform and our stores are complementary, as our digital platform provides our store customers an additional channel through which to purchase our teas and tea-related merchandise while also helping drive awareness of and customer traffic to our stores.

          We also have a strong social media platform, with a total following base of approximately 520,000 that spans Facebook, Google+, Instagram, Twitter, Pinterest and Vine. We will continue to leverage our growing social media presence to increase our e-commerce site sales and drive additional store visits within existing and new markets.

Our Culture and Values

          We have developed a distinctive culture that inspires in our team members a passion for tea. Our culture is also focused on customer service through comprehensive training, career development and individual enrichment. We believe our culture allows us to attract knowledgeable, passionate, fun and motivated team members who are driven to succeed.

          Passion for Tea.    We believe our passionate and fun Tea Guides are a major element of our retail experience. We seek to recruit, hire, train, retain and promote qualified, knowledgeable and enthusiastic team members who share our passion for tea and strive to deliver an extraordinary retail experience to our customers.

          Extensive Training.    We have specific training and certification requirements for all new team members, including undergoing food handlers certification and nine hours of foundational training. This rigorous process helps ensure that all team members educate our customers and execute our standards accurately and consistently. As team members progress to the assistant manager and manager levels, they undergo additional weeks of training in sales, operations and management.

          Career Development and Individual Enrichment.    We actively track and reward team member performance, which we believe incentivizes excellence and helps us identify top performers and thus maintain a sufficient talent pool to support our growth. Many of our store managers and district managers are promoted from within our organization. We are guided by a philosophy that recognizes performance, allowing us to identify and reward teams who meet our high performance standards.

          We believe our culture allows us to attract and retain committed team members.

Our Product Categories

          We offer approximately 150 varieties of premium loose-leaf teas and tea blends in addition to gift packages, tea sachets and tea accessories in stores and through our website. Additionally, we offer on-the-go beverages and food items in our retail stores. Approximately 68% of our revenue is driven by the sale of loose-leaf tea and tea gifts that consumers enjoy at home, on-the-go or at work. The balance of our revenue is driven by tea accessories (22%) and food and beverages prepared in our stores (10%).

  Teas

          Our different flavors of tea span eight different tea categories — white, green, oolong, black, pu'erh, mate, rooibos and herbal tea. Furthermore, approximately 75% of our teas are blended with other ingredients while approximately 25% are straight tea. Our straight white tea, created from silvery buds, is sourced mostly from China. We offer a wide variety of straight green tea sourced from various regions throughout China, Japan and South Korea. Our oolong offering includes teas from China, Vietnam and Taiwan. Our black teas come from various regions across mainly India, Nepal, Kenya, Sri Lanka and China. Our pu'erh tea is sourced mostly from China and is traditionally aged underground. Our mate teas, sourced from South America, are packed with stimulants such as caffeine and come in a variety of fun flavors. Made from a South African plant, rooibos is a caffeine-free alternative that blends well with many flavors. Lastly, our herbal teas include many different ingredients and are mostly caffeine free. In addition to loose-leaf teas, we sell our pre-packaged teas and sachets to make the tea experience more convenient for customers. Our tea gifts range from special edition holiday gift packages to tea-scented candles.

  Tea Accessories

          Our tea accessories are created to simplify the tea preparation process and make the tea experience more convenient and fun and easy for customers. Tea accessories include tea mugs, travel mugs, teapots and tea makers, teacup sets, infusers and filters, kettles and frothers, tins and spoons. Many of our accessories are crafted with unique features to improve tea preparation and consumption. For example, our carry travel mug has a separate compartment under the lid to store dry tea leaves for use later in the day. All of our accessories are crafted with unique colors and designs.

  Beverages and Food

          Our retail stores offer beverages and food for on-the-go consumption. Our beverages range from the standard hot or iced tea to our more innovative Tea Lattes and TeaPop drinks. Furthermore, we bring our innovation through in our packaged food products, which include tea infused chocolate and cookies as well as sweeteners.

Product Design and Development

          Our merchandising team travels throughout the world to a variety of vendors seeking superior teas and tea products. Our merchandising team consists of Tea Blend Developers, Product Designers, Category Merchants and Quality Control, who leverage our extensive experience selecting and developing our product assortment. The ingredients in our tea come from around the globe, including Japan, China, India, South Korea, Latin America, Kenya and South Africa. We are constantly exploring different ingredients that are popular in a variety of cultures from which to introduce new teas to our customers. Our research and development team works with our blenders and supplier partners to develop special tea blends that we sell on an exclusive basis. We work with a variety of blenders to create new and exciting flavors of tea which we rotate into our product offering to attract new customers and keep current customers coming back. Our blending process is very focused on magnifying the senses and bringing smell and taste to the forefront. We use a variety of quality ingredients in our tea blends, including coconut, rosehips, almonds and chocolate. We introduce new flavors each month as well as around seasonal holidays. We believe our focus on innovation and product development is a key differentiating factor for our brand that helps drive our customer loyalty.

          Our innovation also extends to creating new and exciting merchandise to simplify tea consumption and enhance the tea drinking experience. We have a competitive advantage in that our accessory team designs and develops all of our products in-house. Therefore, we are better positioned to create unique, proprietary designs to make consuming loose-leaf tea easier and more fun for our customers. We believe our combination of product selection and product innovation allows us to offer customers a distinctive assortment of products that differentiate us from other specialty tea retailers and helps drive our continued strong financial results.

Marketing and Advertising

          We differentiate our business through a unique field-based marketing approach to build brand awareness and drive customers to our stores and e-commerce site in both new and existing markets. We customize our marketing mix for each of our markets and purposes through our events sponsorship group. Our events sponsorship group engages directly in the communities around our stores and drives store visits by offering product samplings and beverage coupons and participating in both hyper-local and large-scale events. In the last 12 months, we participated in approximately 2,000 events that more than one million people attended, which included the Seawheeze Half Marathon in Vancouver, the Ghirardelli Chocolate Festival in San Francisco, and the Boston Common Tree Lighting Ceremony. These events are identified and coordinated by our local store managers and Tea Guides with support from our dedicated corporate events team.

          We maintain an active social media program and have developed a strong presence on various social media platforms with a total following base of approximately 520,000, including Facebook (over 170,000 followers), Google+ (over 135,000 followers), Instagram (over 85,000 followers) and Twitter (over 65,000 followers), in each case as of March 14, 2015. Our following base has increased over 15 times since 2011. In addition, we take a proactive approach to public relations through national, local and trade media outlets.

Sourcing and Manufacturing

          We do not own or operate any tea estates or blending operations; instead, we work with vendors who source ingredients for our products from all over the globe, including Ecuador, Argentina, Brazil, South Africa, Kenya, Sri Lanka, India, Nepal, China, Vietnam, South Korea, Taiwan and Japan. The majority of our tea blenders are in either Germany or the United States. We have a flexible and scalable supply chain system. All of our pre-packaged teas, gift packages and boxed accessories and merchandise are assembled in our Montréal warehouse and then shipped to our retail stores. Since we founded the Company in 2008, we have developed strong relationships with our suppliers. Our relationships with our suppliers are very important as we depend on our suppliers to provide us with the highest quality tea from around the world. In addition to bringing our designs for tea blends to fruition, our suppliers are crucial to the quality control process and ensuring our teas meet applicable regulatory guidelines.

Competition

          We believe we differentiate ourselves from our competitors on the basis of our distinct retail experience and the innovative tea products we offer. The U.S. and Canadian tea markets are highly fragmented. We compete with a large number of relatively small independently owned tea retailers and a number of regional and national tea retailers, as well as retailers of grocery products, including loose-leaf tea and tea bags and other beverages. We also compete with other vendors of loose-leaf tea, tea bags and ready-to-drink teas, such as club stores, wholesalers and Internet suppliers, as well as with houseware retailers and suppliers that offer teawares and related accessories. As we continue to expand geographically, we expect to encounter additional regional and local competitors.

Distribution Facilities

          We distribute our loose-leaf teas and tea-related gifts and accessories to our stores and our e-commerce customers from distribution centers in Montréal, Calgary and Champlain, New York. Our Montréal warehouse ships to our e-commerce customers and Eastern Canada stores, while our third-party distribution centers in Calgary and upstate New York ship to Western Canada and all U.S. stores, respectively. The facilities in Calgary and Champlain, New York are operated by third parties and are 500,000 and 88,000 square feet in size, respectively. We operate the distribution facility in Montréal, which is leased and is approximately 60,000 square feet in size. Our products are typically shipped to our stores and our e-commerce customers via a third-party national transportation provider multiple times per week.

Management Information Systems

          Our management information systems provide a full range of business process support to our stores, our store operations and support center teams. Additionally, we operate our e-commerce site on an independent platform. We believe our systems provide us with enhanced operational efficiencies, scalability, increased management control and timely reporting that allow us to identify and respond to trends in our business. We utilize a combination of industry-standard and customized software systems to provide various functions related to:

  •
  point of sales;

  •
  inventory management;

  •
  warehouse management; and

  •
  accounting and financial reporting.

          We believe our management information systems benefit us through enhanced customer service, more efficient operations and increased control over our business. Through our point of sale system we are able to facilitate the operations of our stores and e-commerce site and through our warehouse management systems we can efficiently manage our inventory of loose-leaf teas and tea-related gifts and accessories from our store support center.

Government Regulation

          We are subject to labor and employment laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. In the United States, we are subject to the regulatory authority of, among other agencies, the FTC and FDA. We are also subject to the laws of Canada, including the Canadian Food Inspection Agency, as well as provincial and local regulations. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Trademarks and Other Intellectual Property

          We regard intellectual property and other proprietary rights as important to our success. We own several trademarks and servicemarks that have been registered with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office, including DAVIDsTEA®. We have also registered our stylized logos. We also own domain names, including davidstea.com. In addition, we have registered or made application to register one or more of our marks in a number of foreign countries and expect to continue to do so in the future. There can be no assurance that we can obtain the registration for the marks in every country where registration has been sought.

          We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods including trademark and trade secret laws, as well as confidentiality agreements with vendors, employees, consultants and others who have access to our proprietary information.

          We must constantly protect against any infringement by competitors. If a competitor infringes on our trademark rights, we may take action to protect our rights, which could result in litigation, in which case, we may incur significant expenses and divert significant attention from our business operations.

Employees

          As of the end of fiscal 2014, 2013 and 2012, we had 2,354, 1,561 and 1,376 employees. As of January 31, 2015, we employed a total of 340 full-time employees and 2,014 part-time employees, with 307 in the United States and 2,047 in Canada. Of all those employees, 2,165 were employed in our retail channel and 189 were employed in corporate, distribution and direct channel support functions. None of our employees is represented by a labor union. We believe our relationship with our employees is good.

Seasonality

          Our business experiences seasonal fluctuations, reflecting increased sales during the holiday shopping season. Our revenue and income are generally highest in the fourth quarter, which includes the holiday sales period and tends to be lowest in the second and third fiscal quarters.

Properties

          Our principal executive and administrative offices are located at 5430 Ferrier, Mount-Royal, Québec, Canada, H4P 1M2. We also lease office space outside of Boston, Massachusetts. We currently lease one distribution center located in Montréal, Québec, which we opened in July 2010. See "— Distribution Facilities" above for further information.

          The general location, use, approximate size and lease renewal date of our properties, none of which is owned by us, are set forth below:

Location	Use	Approximate Square Feet	Lease Renewal Date
Montréal, Québec	Executive and Administrative Offices	22,000	October 31, 2018
Montréal, Québec	Distribution Center	60,000	June 30, 2016
Waltham, Massachusetts	Executive and Adminstrative Offices	3,000	April 30, 2018

          As of January 31, 2015, we operated 154 stores consisting of approximately 135,000 gross square feet. All of our stores are leased from third parties and the leases typically have 10 year terms. Most leases for our retail stores provide for a minimum rent, typically including rent increases, plus a percentage rent based upon sales after certain minimum thresholds are achieved. The leases generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses.

          The following table summarizes the locations of our stores as of January 31, 2015:

Location	Number of Stores
Alberta, Canada	19
British Columbia, Canada	25
Manitoba, Canada	4
Newfoundland, Canada	2
New Brunswick, Canada	2
Nova Scotia, Canada	3
Ontario, Canada	44
Prince Edward Island, Canada	1
Québec, Canada	27
Saskatchewan, Canada	3
California	6
Connecticut	1
Illinois	5
Massachusetts	5
New Jersey	1
New York	5
Pennsylvania	1

 Legal Proceedings

          We are, from time to time, subject to claims and suits arising in the ordinary course of business. Although the outcome of these and other claims cannot be predicted with certainty, management does not believe that the ultimate resolution of these matters will have a material adverse affect on our financial position or on our results of operations.

Corporate Structure

          DAVIDsTEA Inc. owns a 100% equity interest in its sole subsidiary, DavidsTea (USA) Inc., a corporation organized under the laws of Delaware.

MANAGEMENT

Our Executive Officers and Directors

          Below is a list of the names and ages of our directors and officers as of March 31, 2015, and a brief account of the business experience of each of them. Unless otherwise stated, the business address for our directors and officers is c/o DAVIDsTEA Inc., 5430 Ferrier, Mount-Royal, Québec, Canada H4P 1M2.

Name	Age	Position
Sylvain Toutant	51	President, Chief Executive Officer and Director
Luis Borgen	45	Chief Financial Officer
David Segal	33	Co-Founder and Brand Ambassador
Howard Tafler	45	Chief Accounting Officer
Marc Macdonald	43	Chief HR Officer
Edmund Noonan	48	Head of Real Estate
Pierre Michaud	71	Director and Chairman
Emilia Di Raddo	57	Director
Tom Folliard	50	Director
David W. McCreight	52	Director
Lorenzo Salvaggio	60	Director
Guy Savard	72	Director
Herschel Segal	84	Co-Founder and Director
Sarah Segal	30	Director
Thomas Stemberg	66	Director

          Sylvain Toutant, President and Chief Executive Office and Director.    Mr. Toutant, 51, joined the Company as President and Chief Executive Officer and as a director in May 2014. Prior to that, Mr. Toutant served as the President of Keurig Green Mountain Canada from December 2010 to May 2014 and as Chief Operating Officer of VanHoutte from August 2008 to December 2010. Mr. Toutant received a B.A.A. in Marketing and Commerce from Université du Québec à Trois-Rivières. Mr. Toutant brings significant experience in the beverage industry to our board. Mr. Toutant is a resident of Québec, Canada.

          Luis Borgen, Chief Financial Officer.    Mr. Borgen, 45, became our Chief Financial Officer in May 2012. Prior to joining us, Mr. Borgen served as Chief Financial Officer of DaVita HealthCare Partners Inc. from March 2010 to April 2012. From February 2009 to March 2010, Mr. Borgen served as Senior Vice President, Finance for the U.S. retail division of Staples, Inc., where he played a role in strategy development and business planning efforts. From June 2005 until January 2009, Mr. Borgen served as the Vice President, Finance for the U.S. retail division of Staples, Inc. From July 2002 to June 2005, Mr. Borgen served as Vice President, Corporate Financial Planning and Analysis of Staples, Inc. where he led the global business planning efforts. From February 1999 to June 2002, Mr. Borgen served in the corporate treasury department of Staples, Inc., including as Vice President and Assistant Treasurer. Mr. Borgen received a B.S. in Business Management from the United States Air Force Academy, a Masters in Finance from Boston College and an M.B.A. from The University of Chicago. Mr. Borgen is a resident of Massachusetts, USA.

          David Segal, Co-Founder and Brand Ambassador.    Mr. Segal, 33, is one of our co-founders and has held various positions with our Company since April 2008. In September 2014, Mr. Segal became our Chief Brand and Innovation Officer and in March 2015, he became our Brand Ambassador. Mr. Segal received a Bachelor of Commerce in Entrepreneurship and English Literature from McGill University. Mr. Segal is a resident of Québec, Canada.

          Howard Tafler, Chief Accounting Officer.    Mr. Tafler, 45, joined our Company in January 2010 and serves as our Chief Accounting Officer. Prior to joining the Company, Mr. Tafler worked at a national accounting firm and was the Chief Financial Officer of a manufacturing company from 2003 to 2009. Mr. Tafler received a Bachelor of Commerce in Accounting from McGill University. Mr. Tafler is also a chartered accountant and a CPA. Mr. Tafler is a resident of Québec, Canada.

          Marc Macdonald, Chief HR Officer.    Mr. Macdonald, 43, joined our Company as Chief HR Officer in July 2014. Prior to joining our Company, Mr. Macdonald served as the Vice President, HR at Keurig Green Mountain Canada from August 2011 through July 2014 and as Director, HR at The Home Depot, Inc. from August 2008 through August 2011. Mr. Macdonald received a Bachelor of Commerce in Organizational Behavior and Labor Management Relations from McGill University and an M.Sc. in Human Resources from HEC Montréal. Mr. Macdonald is a resident of Québec, Canada.

          Edmund Noonan, Head of Real Estate.    Mr. Noonan, 48, became our Head of Store Development in October 2014 and Head of Real Estate in March 2015. Prior to that, Mr. Noonan served in increasing roles of responsibility at Abercrombie & Fitch, Inc. from January 2008 through September 2014, including Vice President, Real Estate for the United States & Canada, Vice President, Capital, Real Estate Finance & Accounting and Senior Director, Corporate Finance. Mr. Noonan received a B.S. in Finance and Political Science from Miami University and an M.B.A. in Finance from The Ohio State University. Mr. Noonan is a resident of Ohio, USA.

          Pierre Michaud, Chairman.    Mr. Michaud, 71, became a director of our Company in February 2014. Mr. Michaud is the founder and was the Chief Executive Officer and Chairman of Reno-Depot inc. until 1997. He was also Chairman of Provigo inc., a major food retailer in Canada from 1993 to 1999 and a director of The Laurentian Bank of Canada (TSX: LB) from 1990 to 2010, and went on to become Vice Chairman in 1997. His other directorships were: Loblaw Companies of Canada (TSX: L) from 1999 to 2011, BRP inc. (TSX: DOO) from 2004 to 2014, Gaz Metro inc. from 2004 to 2009, Castorama S.A. in France from 1997 to 2000 and The Caisse de Depot et Placements du Quebec from 1989 to 1995. Mr. Michaud brings extensive retailing knowledge to the Company. Mr. Michaud is a resident of Québec, Canada.

          Emilia Di Raddo, Director.    Ms. Di Raddo, 57, became a director of our Company in August 2012, which term ended in January 2013. Ms. Di Raddo rejoined our board in March 2014. Ms. Di Raddo has been the President and Chief Financial Officer of Le Chateau Inc. (TSX: CTU/A) since November 1996, where she also serves on the board of directors. Ms. Di Raddo received a Bachelor of Commerce and a Diploma in Accountancy from Concordia University and is also a chartered accountant and a CPA. Ms. Di Raddo brings valuable retail industry experience to our board. Ms. Di Raddo is a resident of Québec, Canada.

          Tom Folliard, Director.    Mr. Folliard, 50, became a director of our Company in February 2014. Mr. Folliard has served as the President and Chief Executive Officer of CarMax, Inc. since 2006. Prior to that, Mr. Folliard served as executive vice president of store operations from 2001 to 2006 and vice president of merchandising from 1996 to 2001. Mr. Folliard serves on the board of directors of CarMax, Inc. (NYSE: KMX). Mr. Folliard received a B.S. in Management from Florida Institute of Technology. Mr. Folliard brings valuable management and retail experience to our board. Mr. Folliard is a resident of Virginia, USA.

          David W. McCreight, Director.    Mr. McCreight, 52, became a director of our Company in November 2014. Mr. McCreight has served as Chief Executive Officer of Anthropologie Group, a division of Urban Outfitters, Inc., since November 2011. Prior to that, Mr. McCreight served as President of Under Armour, Inc. from 2008 until 2010 and President of Lands' End, Inc. from 2005 to 2008. Mr. McCreight also held the position of Senior Vice President of Merchandising at Lands'

End from 2003 to 2005 and Senior Vice President and General Merchandising Manager of Disney Stores from 2001 to 2003. Mr. McCreight received a B.A. in Liberal Arts from the University of Virginia. Mr. McCreight is qualified to serve on our board given his experiences described above and his understanding of the retail industry. Mr. McCreight is a resident of Pennsylvania, USA.

          Lorenzo Salvaggio, Director.    Mr. Salvaggio, 60, became a director of our Company in September 2014. Mr. Salvaggio served as Chief Financial Officer of Les Distribution Regitan Ltd., a food wholesaler, from October 2012 to May 2014. Prior to that, Mr. Salvaggio was a consultant at and owner of Lyceum Management Services Inc., a consulting firm, from July 2005 to October 2012. Mr. Salvaggio received a Bachelor of Commerce in Accounting from Concordia University. Mr. Salvaggio is a CPA and CMA. Mr. Salvaggio brings significant management and accounting experience to our board. Mr. Salvaggio is a resident of Québec, Canada.

          Guy Savard, Director.    Mr. Savard, 72, became a director of our Company in November 2014. Mr. Savard served as Chairman of Merrill Lynch Canada Inc. from August 1998 to September 2012. Prior to joining Merrill Lynch Canada Inc., Mr. Savard started his career as a chartered accountant and then served as President and Chief Operating Officer of Caisse de dépôt et placement du Québec. Mr. Savard received a Bachelor of Commerce from Laval University, a Masters Degree in Accounting and Commerce from Laval University and a Diploma in Small Company Management from Harvard University. Mr. Savard brings significant financial and accounting experience to our board. Mr. Savard is a resident of Québec, Canada.

          Herschel Segal, Co-Founder and Director.    Mr. Segal, 84, is one of our co-founders and became a director of our Company in April 2008. Since January 1969, Mr. Segal has served as the President and Chief Executive Officer of Rainy Day Investments Ltd., an investment company. Mr. Segal founded Le Chateau Inc. (TSX: CTU/A), a clothing retailer, in 1959 and served as its Chief Executive Officer until September 2006, where he also served as Executive Chairman until February 2007 and where he is still a director. Mr. Segal received a B.A. in Economics and Political Science from McGill University. Mr. Segal brings vast retail industry experience to our board. Mr. Segal is a resident of Québec, Canada.

          Sarah Segal, Director.    Ms. Segal, 30, became a director of our Company in April 2012. Ms. Segal served as our President and Head of Product Development and Tea Department from December 2010 to September 2012. Since May 2013, Ms. Segal has served as the President and owner of SQUISH Candy. Ms. Segal received a B.A. in Environmental Health from McGill University and an M.Sc. in Water Science, Policy and Management from Oxford University. Ms. Segal brings knowledge of the Company and retail experience to our board. Ms. Segal is a resident of Québec, Canada.

          Thomas Stemberg, Director.    Mr. Stemberg, 66, became a director of our Company in April 2012. Mr. Stemberg became a managing general partner with Highland Consumer Partners, a venture capital firm, in 2006. From 1988 to 2005, Mr. Stemberg served as Chairman of Staples, Inc., an office supply superstore retailer, and from 1986 until 2002, he also served as Chief Executive Officer of Staples, Inc. (NASDAQ: SPLS). From 1988 to March 2015, Mr. Stemberg served on the board of PetSmart, Inc. Mr. Stemberg currently serves on the boards of CarMax, Inc. (NYSE: KMX), Guitar Center, Inc., PulteGroup, Inc. (NYSE: PHM) and lululemon athletica inc. (NASDAQ: LULU). Mr. Stemberg received an A.B. in Physical Science from Harvard College and an M.B.A. from Harvard Business School. Mr. Stemberg brings valuable management and retail industry experience to our board. Mr. Stemberg is a resident of Massachusetts, USA.

 Family Relationships

          Our co-founder and one of our directors, Herschel Segal, is the father of Sarah Segal, who is also currently one of our directors. Herschel Segal and David Segal, our other co-founder and an executive officer, are second cousins. Mr. Toutant, our President and Chief Executive Officer, is married to a niece of Mr. Michaud, our Chairman.

Composition of our Board of Directors

          Our board of directors consists of ten directors, nine of whom are non-employee directors. Each director was elected under board composition provisions in our Amended and Restated Voting Agreement, as amended, which will be terminated upon the closing of this offering. Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their earlier resignation or removal from office in accordance with our bylaws.

          Five of our ten directors that make up our board of directors are considered independent under Canadian securities laws. Under these rules, Pierre Michaud, the chairman of our board of directors, Tom Folliard, David McCreight, Guy Savard and Tom Stemberg are considered independent, whereas Emilia Di Raddo, Lorenzo Salvaggio, Hershel Segal, Sarah Segal and Sylvain Toutant are not considered to be independent as a result of their respective relationships with the Company or their relationships with other non-independent members of our board of directors.

          To enhance the independent judgment of our board of directors, despite the fact that a majority of our directors will not be independent, the independent members of our board of directors may meet in the absence of members of management and the non-independent directors. Open and candid discussion among the independent directors is facilitated by the relatively small size of the board and great weight is attributed to the views and opinions of the independent directors. All non-independent directors are responsible to our board of directors as a whole and have a duty of care to the Company.

          Our board of directors does not have a written mandate delineating its roles and responsibilities. Our board of directors will function within the scope of our governing statutes, by-laws and, where applicable, the corporate governance guidelines.

Foreign Private Issuer Status

          The listing rules of The NASDAQ Stock Market, which we also refer to as the NASDAQ Listing Rules, include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow "home country" corporate governance practices in lieu of the otherwise applicable corporate governance standards of The NASDAQ Stock Market. The application of such exceptions requires that we disclose each noncompliance with the NASDAQ Listing Rules that we do not follow and describe the Canadian corporate governance practices we do follow in lieu of the relevant NASDAQ corporate governance standard. When our common shares are listed on The NASDAQ Stock Market, we intend to continue to follow Canadian corporate governance practices in lieu of the corporate governance requirements of The NASDAQ Stock Market in respect of the following:

  •
  the majority independent director requirement under Section 5605(b)(1) of the NASDAQ Listing Rules;

  •
  the requirement under Section 5605(b) of the NASDAQ Listing Rules that a company have regularly scheduled meetings at which only independent directors are present;

  •
  the requirement under Section 5605(d) of the NASDAQ Listing Rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

  •
  the requirement under Section 5605(e) of the NASDAQ Listing Rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors; and

  •
  the requirement under Section 5610 of the NASDAQ Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers and employees, and that such codes are publicly available.

          Canadian law does not impose a requirement that the board consist of a majority of independent directors but does require certain disclosure if a majority of the board is not independent. Nor does Canadian law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. In addition, Canadian law does not impose a requirement that a company have regularly scheduled meetings at which only independent directors are present. Furthermore, Canadian law does not require a company to adopt a written code of conduct applicable to all directors, officers and employees.

Board Structure and Committee Composition

          Our board of directors has established an Audit Committee and a Human Resources and Compensation Committee. Our board of directors will not establish a separate nomination committee. The process by which the board establishes new candidates for board nominations will lie within the discretion of our board of directors with a view of the best interests of the Company and in accordance with the corporate governance guidelines. Pursuant to our governing statutes, articles and by-laws, new candidates for board nominations can be proposed by our shareholders and will be voted on by our shareholders at each annual meeting of shareholders. See "Description of Share Capital" and "Comparison of Shareholder Rights".

Audit Committee

          Upon completion of this offering, our Audit Committee will consist of Guy Savard, Emilia Di Raddo and Pierre Michaud, with Guy Savard serving as Chairman of the committee, and we will have at least one independent member. We anticipate that, prior to the completion of this offering, the Board will determine that Guy Savard and Pierre Michaud meet the independence requirements under the rules of The NASDAQ Stock Market and under Rule 10A-3 under the Exchange Act. Within one year following the effective date of the registration statement of which this prospectus forms a part, our Audit Committee will consist exclusively of independent directors. The Board has determined that Guy Savard is an "Audit Committee financial expert." All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our Audit Committee's primary responsibilities and duties upon completion of this offering will include:

  •
  appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of our independent accountants;

  •
  establishing procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

  •
  engaging independent counsel and other advisers, as necessary;

  •
  determining funding of various services provided by accountants or advisers retained by the committee;

  •
  reviewing our financial reporting processes and internal controls;

  •
  reviewing and approving related-party transactions or recommending related-party transactions for review by independent members of our board of directors; and

  •
  providing an open avenue of communication among the independent accountants, financial and senior management and the board.

Human Resources and Compensation Committee

          Upon completion of this offering, the Human Resources and Compensation Committee will consist of Tom Folliard, Pierre Michaud, Herschel Segal, Thomas Stemberg and David McCreight, with Mr. Folliard serving as Chairman of the committee. Four of the five members of the Human Resources and Compensation Committee are independent directors. Its primary purpose, with respect to compensation, will be to assist our board of directors in fulfilling its oversight responsibilities and to make recommendations to our board of directors with respect to the compensation of our directors and executive officers. Although not comprised solely of independent directors, our board of directors believes that the committee will be able to carry out its mandate in the same manner as if the committee were comprised entirely of independent directors. Independent consultants may also be periodically retained to assist the Human Resources and Compensation Committee in fulfilling its responsibilities when needed.

Other Board Committees

          In addition to the Audit Committee and the Human Resources and Compensation Committee, the Company has established a Real Estate Committee with a mandate to evaluate and approve sites to be leased by the Company within the budget, criteria and other qualifications as may be approved by our board of directors from time to time.

Position Descriptions

The Chairman of the Board of Directors

          The board of directors has adopted a written position description for the Chairman of the board of directors and each of the committee chairs, which sets out each of the chairs' key responsibilities, including duties relating to setting meeting agendas, chairing meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee and the board of directors.

The Chief Executive Officer

          The primary functions of the Chief Executive Officer are to lead the day-to-day management of our business and affairs and to lead the implementation of the resolutions and the policies of the board of directors. The board of directors has, together with the Chief Executive Officer, developed a written position description and mandate for the Chief Executive Officer which sets out the Chief Executive Officer's key responsibilities, including duties relating to strategic planning, our operational direction, board of directors interaction, succession reporting and communication with shareholders. The Chief Executive Officer mandate will be considered by the board of directors for approval annually.

Continuing Education and Gender Diversity

Orientation and Continuing Education

          We do not have a formal orientation and continuing education program for new directors. However, all new directors will be given training which will include written information about the duties and obligations of members of our board of directors, our business and operations, as well as documents from recent meetings of our board of directors. New directors will also have access to management to discuss our activities and our organization.

Gender Diversity

          We do not have a formal policy on the representation of women on our board of directors or in senior management positions. We are, however, mindful of the benefit of diversity of our board of directors and senior management and the need to maximize their effectiveness and respective decision-making abilities. Accordingly, in searches for new candidates, we will continue to consider the level of female representation and diversity on our board of directors and in senior management positions and this will be one of several factors used in the search process. This will be achieved through continuously monitoring the level of female representation on our board of directors and in senior management positions and, where appropriate, recruiting qualified female candidates as part of our overall recruitment and selection process to fill openings, as the need arises, through vacancies, growth or otherwise.

Corporate Governance Guidelines

          Our board of directors also intends to adopt additional corporate governance guidelines to assist in corporate governance responsibilities. These guidelines will set out general guidelines relating to the responsibilities, organization and membership of our board of directors, the composition and membership of the various committees, meetings of the board, director compensation, the evaluation of management and succession planning.

Insider Trading Policy

          Our board of directors intends to adopt an insider trading policy prior to the consummation of the offering to formalize our policy on trading in our securities by directors, officers and employees and other insiders in accordance with securities laws and regulations. The insider trading policy will prohibit all trades by a covered person when in possession of material non-public information until such information is disclosed and broadly disseminated for a minimum period of time and will also prohibit directors, officers and employees from passing material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when aware of such information. The policy will also impose restrictions on trading during prescribed blackout periods of certain covered persons implemented at the end of each quarter. Our directors, officers and employees are also prohibited from purchasing financial instruments designed to hedge or offset a decrease in the market value of our securities, including securities granted as or underlying securities-based compensation.

Whistleblower Policy

          The board of directors intends to adopt a written whistleblower policy which provides employees with the ability to report, on a confidential basis, any violations within the Company including, but not limited to, criminal conduct, falsification of financial records or unethical conduct.

EXECUTIVE AND DIRECTOR COMPENSATION

          The following discussion relates to the compensation of our named executive officers for the fiscal year ended January 31, 2015. Our named executive officers are:

  •
  Sylvain Toutant, our President and Chief Executive Officer,

  •
  Jevin Eagle, our former President and Chief Executive Officer,

  •
  Luis Borgen, our Chief Financial Officer,

  •
  David Segal, our Co-Founder and Brand Ambassador, and

  •
  Kathie Lindemann, our former Chief Operating Officer.

Each year, the Human Resources and Compensation Committee of our board reviews and determines the compensation of our named executive officers.

Overview

          The Human Resources and Compensation Committee of our board (our "compensation committee") makes decisions regarding all forms of compensation paid to our executive officers, including our named executive officers and makes recommendations to our board relating to the compensation of the members of our board. Our compensation committee also administers our incentive compensation and benefit plans and regularly reports to and updates our board on matters related to executive compensation. With respect to the compensation of our executive officers, including our named executive officers, our compensation committee makes decisions regarding salaries, bonuses and equity incentive compensation and establishes the corporate goals and objectives on which incentive compensation is based. Our compensation committee also reviews the performance of the Company and of our President and Chief Executive Officer and other executive officers.

Compensation Objectives

          The objectives of our compensation program are to attract, retain and motivate highly skilled executives, to reward them for their performance and contributions to our Company's short- and long-term success, and to align the interests of our executive officers with those of our shareholders. The compensation of each executive officer is determined based on a number of factors, including the executive officer's qualifications and experience, role, responsibilities and contributions, as well as the market and our financial condition.

          Our compensation program includes incentive programs intended to align executive compensation with Company performance, to motivate our executive officers to work toward the achievement of our short- and long-term corporate objectives, including strategic goals and increasing shareholder value and, where appropriate, to reward superior performance. Our named executive officers are also entitled to receive benefits and executive perquisites in accordance with our Company policies.

Elements of Compensation Program

          The compensation of our named executive officers in fiscal 2014 consisted of base salary, annual cash bonuses, equity awards and employee benefits that generally are made available to substantially all salaried employees. Our named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment and change of control transactions pursuant to employment agreements and the terms of individual equity award agreements.

Base salary

          Base salaries for our named executive officers are determined annually by our compensation committee. When determining base salary each year, our compensation committee takes factors into account such as each executive's experience and individual performance, the Company's performance as a whole, cost of living adjustments and other industry conditions, but does not assign any specific weighting to any factor. For fiscal 2014, our compensation committee approved base salary increases of 11% for Mr. Borgen, and 2.50% for each of Messrs. Eagle and Segal and Ms. Lindemann, resulting in a base salary of US$344,451 for Mr. Borgen, US$370,948 for Mr. Eagle, US$264,963 for Mr. Segal and US$344,451 for Ms. Lindemann. Pursuant to the employment agreement entered into with Mr. Toutant upon the commencement of his employment as our President and Chief Executive Officer in June 2014, his 2014 base salary rate was CDN$375,000.

Equity awards

          Our named executive officers participate in our Amended and Restated Equity Incentive Plan (referred to as the "Equity Plan"). See "— Equity and Incentive Plans — Amended and Restated Equity Incentive Plan" below for a description of this plan. Our compensation committee determines the equity awards to be granted to our named executive officers. Each of our named executive officers, other than Mr. Segal, holds stock options to purchase our common shares, which were granted under the Equity Plan. Stock options were granted in fiscal 2014 to Messrs. Toutant and Borgen. The stock option granted to Mr. Toutant vests as to 25% of the award in June 2015, with the remainder vesting in equal monthly installments over the following 36 months and the stock option granted to Mr. Borgen vests in four equal, annual installments following the date of grant. These stock options are subject to earlier vesting upon a trigger event, which generally includes a change of control or a liquidation of the Company. Vesting is generally subject to the executive's continued employment. Stock option awards serve to align the interests of our named executive officers with the interests of our shareholders because no value is created unless the value of our common shares appreciates after grant. Stock option awards also encourage retention through the use of time-based vesting.

          In connection with this offering, our board adopted the DavidsTea Inc. 2015 Omnibus Equity Incentive Plan (referred to as the "2015 Omnibus Plan"). See "— Equity and Incentive Plans — 2015 Omnibus Equity Incentive Plan" below for a description of this plan. Following its adoption by our Board on March 31, 2015, all equity and equity-based awards, including awards to our named executive officers, are made under the 2015 Omnibus Plan.

Cash bonuses

          In fiscal 2014, each of our named executive officers (other than Mr. Eagle and Ms. Lindemann) was awarded an annual cash bonus under our 2014 Bonus Plan based on pre-established corporate goals. Before the start of fiscal 2014, our compensation committee met and determined that the performance goals under our 2014 Bonus Plan would be based on adjusted EBITDA growth and set the threshold, target and maximum levels of performance under the plan. Pursuant to employment agreements with each of Messrs. Toutant and Borgen, for fiscal 2014, each such executive's target bonus, as a percentage of base salary, was 50% and 40%, respectively, with each executive eligible to receive a maximum amount, as a percentage of base salary, of 100% and 80%, respectively. Our compensation committee determined that for fiscal 2014, Mr. Segal's target bonus, as a percentage of base salary, would be 15%, with a maximum payment of up to 30% of base salary. At the beginning of fiscal 2015, our board met and determined that the level of adjusted EBITDA growth for fiscal 2014 was 160% of the target level and approved annual cash bonuses of CDN$300,000 for Mr. Toutant, US$220,449 for Mr. Borgen and US$63,591 for Mr. Segal. Mr. Eagle and Ms. Lindemann received no annual cash bonus for fiscal 2014 since each such executive's employment was terminated prior to the end of fiscal 2014.

          The cash bonuses are intended to compensate officers for achieving short-term corporate goals. Cash bonuses are also intended to reward our named executive officers for both overall Company and individual performance during the year. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives.

Benefits

          We provide modest benefits to our named executive officers, which are limited to participation in our basic health and welfare plans. These benefits are available to substantially all of our salaried employees.

Employment agreements

          We have entered into employment agreements with each of our named executive officers, other than Mr. Segal, that include severance protections, the details of which are described more fully below under "— Employment Agreements".

Summary Compensation Table

          The following table sets forth information about certain compensation awarded or paid to our named executive officers for fiscal 2014.

Name and principal position	Year	Salary($)	Nonequity incentive plan compensation($)	Option awards ($)(1)	All other compensation($)(6)	Total($)
Sylvain Toutant	2014	198,494	235,923	1,026,926	—	1,461,343
President and Chief Executive Officer(2)
Jevin Eagle	2014	97,930	—	—	185,474	283,404
Former President and Chief Executive Officer(3)	2013	359,089	325,710	—	—	684,799
Luis Borgen	2014	352,241	220,449	33,422	—	606,112
Chief Financial Officer	2013	306,953	223,344	—	—	530,297
David Segal	2014	267,405	63,591	—	—	330,996
Co-Founder and Brand Ambassador(4)
Kathie Lindemann	2014	163,952	—	—	172,226	336,178
Former Chief Operating Officer(5)	2013	331,957	241,956	—	—	573,913

(1)
Amounts shown reflect the aggregate grant date fair value of time-vesting stock options, using a Black-Scholes option pricing model, and exclude the value of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 to our consolidated financial statements included elsewhere in this prospectus. Amounts in this column have been converted into U.S. dollars based on the U.S. dollar/Canadian dollar exchange rate in effect as of January 31, 2015 of 1.2716 US$/CDN$.

(2)
Mr. Toutant joined the Company on June 2, 2014 and, therefore, did not receive compensation from the Company in 2013. His compensation is disclosed for the year ended January 31, 2015. Compensation paid to Mr. Toutant is denominated in Canadian dollars. For purposes of this table, amounts paid to Mr. Toutant have been converted into U.S. dollars based on the U.S. dollar/Canadian dollar exchange rate in effect as of January 31, 2015 of 1.2716 US$/CDN$.

(3)
Mr. Eagle ceased to serve as our Chief Executive Officer in April 2014.

(4)
Mr. Segal was not a named executive officer in fiscal 2013. His compensation is disclosed for the fiscal year ended January 31, 2015. A portion of the salary paid to Mr. Segal in 2014 was denominated in Canadian dollars. Such portion was converted into U.S. dollars for purposes of this table based on the U.S. dollar/Canadian dollar exchange rate in effect as of January 31, 2015 of 1.2716 US$/CDN$.

(5)
Ms. Lindemann ceased to serve as our Chief Operating Officer in September 2014.

(6)
Amounts shown reflect severance payments to the executive in the form of salary continuation and, in the case of Ms. Lindemann, a lump sum payment of US$7,500 for outplacement services.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth information regarding equity awards held by our named executive officers as of January 31, 2015.

	Option awards
Name	Number of securities underlying unexercised options(#) exercisable		Number of securities underlying unexercised options(#) unexercisable		Option exercise price($)(1)	Option expiration date(2)
Sylvain Toutant	—		364,760	(3)	5.35	6/2/2021
Jevin Eagle	260,115	(4)	—	(4)	0.97	4/30/2015
Luis Borgen	134,122	(4)	60,964	(4)	0.97	2/22/2020
	—		25,000	(5)	5.41	12/11/2021
David Segal	—		—		—	—
Kathie Lindemann	113,800	(4)	—		0.97	9/8/2015

(1)
The exercise price of the stock options is not less than the fair market value of a common share, as determined by our board based, in part, on an independent third-party valuation. On December 11, 2014 our board increased the exercise price of Mr. Toutant's stock options listed in the table above to US$5.35. Stock option exercise prices are denominated in Canadian dollars and have been converted into U.S. dollars based on the U.S. dollar/Canadian dollar exchange rate in effect as of January 31, 2015 of 1.2716 US$/CDN$.

(2)
All stock options have a seven-year term. In connection with the termination of the employment of each of Mr. Eagle and Ms. Lindemann in fiscal 2014, the stock options held by each such executive will terminate prior to the conclusion of the seven-year term of such stock options.

(3)
Represents an option to purchase common shares that will vest as to 25% of the option on June 2, 2015 and thereafter in equal monthly installments over the following 36 months.

(4)
Represents an option to purchase our common shares that vested as to 25% of the option on April 9, 2013 and thereafter continues to vest in equal monthly installments over the following 36 months.

(5)
Represents an option to purchase our common shares that vests in four equal, annual installments over four years following the date of grant.

Employment Agreements

          Mr. Sylvain Toutant.    In March 2015, we entered into an amended and restated employment agreement with Mr. Toutant, our President and Chief Executive Officer. The employment agreement provides for an initial base salary of CDN$375,000, a target bonus, as a percentage of base salary, of 75% with a maximum of up to 150%, a target annual equity grant value, as a percentage of base salary, of approximately 100% with a maximum of up to 150%, and severance payments upon certain terminations of employment. If Mr. Toutant's employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), he will be entitled to continued payment of his base salary and continued participation in the Company's group insurance plans for a period of 18 months following such termination and a pro rata portion of his target annual cash bonus for the year in which the termination occurs. If such termination occurs within 18 months following a change in control of the Company (as defined in the employment agreement), in addition to the severance described in the preceding sentence, Mr. Toutant will also be entitled to an amount equal to 1.5 times the average annual cash bonus paid to him for the two years preceding such termination, with all such severance payments paid in a single lump sum within 75 days following the termination of employment instead of in installments, and all outstanding equity awards then held by Mr. Toutant will become fully vested, and exercisable or payable, as the case may be.

          If Mr. Toutant's employment is terminated by us for cause or by him without good reason (as such terms are defined in the executive's employment agreement), Mr. Toutant will be entitled to receive earned but unpaid base salary, any earned but unpaid annual bonus for the year preceding the year in which such termination occurs, unreimbursed business expenses, and an amount payable for unused vacation days (together, the "unpaid base compensation"). Our obligation to provide Mr. Toutant with any severance payments or other benefits under his employment agreement other than his unpaid base compensation is conditioned on Mr. Toutant signing a release of claims in our favor and his continued compliance with covenants relating to confidentiality, assignment of inventions, non-solicitation and non-competition.

          Mr. Luis Borgen.    In March 2015, we entered into an amended and restated employment agreement with Mr. Borgen. The employment agreement provides for an initial base salary of US$344,451, a target bonus, as a percentage of base salary, of 40% with a maximum of up to 80%, a target annual equity grant value, as a percentage of base salary, of approximately 40% with a maximum of up to 60% and severance payments upon certain terminations of employment. If Mr. Borgen's employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), he will be entitled to continued payment of his base salary for a period of 12 months following such termination, payment of COBRA premiums for 12 months, an amount equal to the average annual cash bonus paid to him for the two years preceding such termination and a pro rata portion of his target annual cash bonus for the year in which the termination occurs. If such termination occurs within 18 months following a change in control of the Company (as defined in the employment agreement), the severance payments described in the preceding sentence will be paid in a single lump sum within 75 days following the termination of employment instead of in installments and all outstanding equity awards then held by Mr. Borgen will become fully vested, and exercisable or payable, as the case may be. In addition, pursuant to the terms of the stock option granted to Mr. Borgen in 2013, upon a change of control or a liquidation of the Company, such stock option will fully vest if he is employed on the closing date of such event, or if his employment was terminated without cause or he resigned for good reason within the 90-day period prior to such date.

          If Mr. Borgen's employment is terminated by us for cause or by Mr. Borgen without good reason (as each term is defined in the employment agreement), Mr. Borgen will be entitled to receive his unpaid base compensation. Our obligation to provide Mr. Borgen with any severance payments or other benefits under his employment agreement other than his unpaid base compensation is conditioned on Mr. Borgen signing a release of claims in our favor and his continued compliance with covenants relating to confidentiality, assignment of inventions, non-solicitation and non-competition.

          Mr. Jevin Eagle and Ms. Kathie Lindemann.    The employment agreement with each of Mr. Eagle and Ms. Lindemann provided for a base salary, a target and maximum performance bonus, as a percentage of base salary, as well as severance payments upon certain terminations of employment. The employment agreement with each of Mr. Eagle and Ms. Lindemann provided that if the executive's employment was terminated by us without cause or by the executive for good reason (as each term is defined in the executive's employment agreement) the executive would be entitled to continued payment of his or her base salary for a period of six months following such termination of employment. In addition, upon a change in control or a liquidation of the Company, the stock option granted to each executive pursuant to the executive's employment agreement would have become fully vested if the executive had been employed on the closing date of such event or if the executive's employment had been terminated without cause or the executive had resigned for good reason within the 90-day period prior to such date. Under the employment agreement with each executive, if the executive's employment had been terminated by us for cause or by the executive without good reason (as such terms are defined in the executive's employment agreement), the executive would have been entitled only to receive earned but unpaid base salary and unreimbursed business expenses and any other payments or benefits to which the executive would have been entitled under any applicable compensation arrangement or other benefit plan or agreement.

          Upon Mr. Eagle's termination of employment in April 2014, and Ms. Lindemann's termination of employment in September 2014, each executive became entitled to the severance payments provided under his or her employment agreement in connection with a termination of employment without cause as described above. In addition, Ms. Lindemann received a lump sum payment of US$7,500 for outplacement services. The provision of these severance payments was subject to each executive signing an agreement that included a release of claims in our favor and, in the case of Ms. Lindemann, obligations related to non-disparagement, confidentiality, non-competition and non-solicitation of customers and employees.

          Mr. Segal.    We have not entered into an employment agreement with Mr. Segal. However, the terms of his employment with the Company provide for a base salary of US$264,963, as well as continued payment of his base salary for four months following a termination of his employment by the Company without cause.

Retirement Plans

          We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

Director Compensation

          We reimburse our directors for the reasonable costs and expenses they incur in connection with attending meetings of the board of directors and its committees including, to the extent applicable, the cost of travel on commercial or leased aircraft. In fiscal 2014, as compensation for service on our board of directors, we granted Messrs. Folliard, McCreight, Michaud and Savard and Ms. Di Raddo options to purchase our common shares that vest in equal monthly installments over the 36 months following the date of grant. These stock options are subject to earlier vesting upon a trigger event, which generally includes a change in control or a liquidation of the Company. No other compensation was paid to our directors for service on our board of directors for fiscal 2014.

          The following table sets forth information concerning the compensation earned by our non-employee directors during fiscal 2014. Messrs. Toutant and Eagle received no additional compensation for services as directors and, consequently, they are not included in this table. The compensation received by Mr. Toutant as our President and Chief Executive Officer and Mr. Eagle as our former President and Chief Executive Officer during fiscal 2014 is included in the "Summary Compensation Table" above.

Name	Option awards($)(1)	Total($)
Mr. Folliard	85,578	85,578
Mr. McCreight	71,907	71,907
Mr. Michaud	378,026	378,026
Ms. Di Raddo	85,578	85,578
Mr. Savard	71,907	71,907

(1)
Amount represents the aggregate grant date fair value of time-vesting stock options granted to the director in fiscal 2014. This amount was computed using a Black-Scholes option pricing model and excludes the value of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 to our consolidated financial statements included elsewhere in this prospectus. The grant date fair value of each stock option is denominated in Canadian dollars. For purposes of this table, the grant date fair value has been converted into U.S. dollars based on the U.S. dollar/Canadian dollar exchange rate in effect as of January 31, 2015 of 1.2716 US$/CDN$.

  On December 11, 2014 our board increased the exercise price of the stock options granted to Messrs. Folliard and Michaud and Ms. Di Raddo included in the table above to US$4.19.

  As of January 31, 2015, our directors held the following aggregate number of options to purchase our common shares: Mr. Folliard held options to purchase 30,397 common shares, Mr. McCreight held options to purchase 31,101 common shares, Mr. Michaud held options to purchase 134,273 common shares, Ms. Di Raddo held options to purchase 30,397 common shares and Mr. Savard held options to purchase 31,101 common shares. Messrs. Salvaggio, Segal and Stemberg and Ms. Segal held no options to purchase our common shares. As of January 31, 2015, none of our directors held shares of restricted stock.

          In connection with this offering, our board adopted a non-employee director compensation policy, effective the first day of the first month following this offering. The policy is designed to enable us to attract and retain highly qualified non-employee directors. Under the policy, all non-employee directors will receive the cash and equity compensation set forth below:

Board Chair
Annual retainer	CDN$100,000
Annual target equity grant value	CDN $85,000
Board member
Annual retainer	CDN$50,000
Annual target equity grant value	CDN $85,000
Board meeting fees	CDN$1,000 (CDN$500 for teleconference) payable only after the fourth board meeting in a year
Audit Committee Chair
Additional annual retainer	CDN$15,000 minimum
Audit Committee meeting fees	CDN$1,000 ($500 for teleconference)
Human Resources and Compensation Committee Chair
Additional annual retainer	CDN$10,000 minimum
Human Resources and Compensation Committee meeting fees	CDN$1,000 (CDN$500 for teleconference)
Nominating and Governance Committee Chair
Additional annual retainer	CDN$5,000 minimum
Nominating and Governance Committee meeting fees	CDN$1,000 (CDN$500 for teleconference)

          Under our non-employee director compensation policy, annual retainers and meeting fees will be paid in quarterly cash payments. Equity grants generally will be made in the form of restricted stock units granted under our 2015 Omnibus Plan and will vest in full on the first anniversary of the grant date. Equity awards under our non-employee director compensation policy will be made beginning in fiscal year 2016 following the Company's annual meeting of shareholders.

Equity and Incentive Plans

Amended and Restated Equity Incentive Plan

          Our Equity Plan provides for the grant of stock options and restricted stock to our and our subsidiaries' full and part-time employees, officers, directors, contractors and consultants. The following summary of the Equity Plan is not a complete description of all provisions of the Equity Plan and is qualified in its entirety by reference to the Equity Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Plan administration

          The Equity Plan is administered by our board, which has authority to grant awards, to interpret the plan and to adopt, amend and rescind rules and regulations related to the plan as it deems advisable, and to make all necessary or desirable determinations regarding the granting of awards.

Authorized shares

          Subject to adjustment, the maximum number of common shares that may be delivered in satisfaction of awards under the Equity Plan is 1,900,000 common shares.

Termination of employment

          With respect to vested stock options held by a participant at termination of employment or service due to the participant's retirement, death, incapacity (as defined in the Equity Plan) or due to a termination by the Company without cause (as defined in the Equity Plan) (together, the employees or service providers terminating under these circumstances are referred to as "good leavers"), the participant's right to exercise will expire on the earliest of (i) 180 days from the date of the participant's death or incapacity, (ii) 90 days from the date of his or her retirement, or (iii) 30 days from the date of his or her termination of employment without cause (in each case not later than the date the stock option would otherwise expire according to its terms). The Company may elect, in lieu of delivering shares upon exercise of a stock option by a good leaver, to repurchase the stock option for an amount equal to the difference between the aggregate fair market value of the common shares underlying the option and the aggregate exercise price of the options. In addition, the Company may repurchase common shares held by good leavers, whether by reason of exercise of stock options or by the vesting of restricted shares for an amount equal to the fair market value of the common shares being repurchased. If a good leaver (other than by termination of employment by the Company without cause) does not exercise his or her vested stock options prior to the time the stock option expires, such stock options will be deemed to have been automatically exercised and we will set aside for pickup by the participant (or his beneficiary or legatee) the cash amount to which the participant is entitled to receive with respect to such stock options.

          In general, in the event of a participant's termination of employment or service by us for cause (as defined in the Equity Plan) or by any other participant who is not a good leaver (together, the participants terminated under these circumstances are referred to as "bad leavers"), then, upon such termination of employment, all awards then held by the participant, whether or not then vested or unvested, will immediately expire and be forfeited for no consideration. In addition, upon termination of employment by a bad leaver, our board may elect to repurchase all or a portion of the shares acquired pursuant to a stock option or the vesting of restricted stock at a per common share price equal to the lesser of the price paid for such common shares and the fair market value of such common shares.

Trigger events

          Upon the occurrence of a trigger event (as defined in the Equity Plan, generally a liquidation or change of control), participants holding vested options or options that would vest upon the completion of the trigger event will have the right to exercise such options on a basis that allows the participants to tender the common shares delivered upon such exercise in the transaction and any options not so exercised will expire and be cancelled upon the completion of the trigger event. In its discretion, our board may accelerate the vesting of all or any part of any outstanding stock options or restricted stock, subject to the participant's agreement, in the case of stock options, to exercise such options and tender the shares delivered upon such exercise in the transaction, and subject in each case to the completion of the trigger event. In the event of a trigger event in which the purchase price in the transaction will be paid in cash, in lieu of a participant exercising his or her vested options prior to the trigger event, the participant may require us to purchase his or her options for a purchase price per common share equal to the purchase price per common share in the transaction times the number of common shares subject to the option, minus the aggregate exercise price for such common shares, subject to the completion of the trigger event.

Amendment and termination

          Our board may amend, suspend or terminate the Equity Plan at any time, except that, in general, the amendment, suspension or termination of the plan may not diminish the rights of any participant under any award granted to such participant, unless an amendment is necessary to comply with any applicable regulations or stock exchange listing requirements.

          Following the adoption of our 2015 Omnibus Plan by our board in March 2015, all equity-based awards are granted under the 2015 Omnibus Plan described below.

2015 Omnibus Equity Incentive Plan

          In connection with this offering, our board of directors has adopted the 2015 Omnibus Plan and, following its adoption, all equity-based awards are granted under the 2015 Omnibus Plan. On March 31, 2015, our board granted restricted stock unit awards to each of Messrs. Toutant and Borgen under our 2015 Omnibus Plan. Mr. Toutant received 46,900 restricted stock units and Mr. Borgen received 17,200 restricted stock units. These restricted stock units will vest as to 25% of the award after one year, 25% of the award after two years and the remaining 50% will visit after three years. The following summary describes the material terms of the 2015 Omnibus Plan. This summary of the 2015 Omnibus Plan is not a complete description of all provisions of the 2015 Omnibus Plan and is qualified in its entirety by reference to the 2015 Omnibus Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

          Administration.    The 2015 Omnibus Plan is administered by our compensation committee. Our compensation committee has the authority to, among other things, determine eligibility for awards to be granted, determine, modify or waive the type or types of, form of settlement (whether in cash, our common shares or other property) of, and terms and conditions of awards, to accelerate the vesting or exercisability of awards, to adopt rules, guidelines and practices governing the operation of the 2015 Omnibus Plan as the compensation committee deems advisable, to interpret the terms and provisions of the 2015 Omnibus Plan and any award agreement, and to otherwise do all things necessary or appropriate to carry out the purposes of the 2015 Omnibus Plan. The compensation committee's decisions with respect to the 2015 Omnibus Plan and any award under the 2015 Omnibus Plan are binding upon all persons.

          Eligibility.    Our key employees and non-employee directors on our board of directors who, in the opinion of the compensation committee, have the capacity to contribute to our and our affiliates' success are eligible to participate in the 2015 Omnibus Plan.

          Authorized Shares.    Subject to adjustment, as described below, the maximum number of our common shares that are available for issuance under the 2015 Omnibus Plan is 900,000 shares all of which may be delivered in satisfaction of incentive stock options, or ISOs, awarded under the 2015 Omnibus Plan. Common shares issued under the 2015 Omnibus Plan may be shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

          Common shares subject to an award that for any reason expires without having been exercised, is cancelled, forfeited or terminated or otherwise is settled without the issuance of shares will again be available for grant under the 2015 Omnibus Plan. The grant of a tandem award of a stock option and a stock appreciation right, or SAR, will reduce the number of our common shares available for awards under the 2015 Omnibus Plan by the number of shares subject to the related stock option (and not as to both awards). To the extent consistent with applicable legal requirements (including applicable stock exchange requirements), common shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for awards under the 2015 Omnibus Plan.

          Types of Awards.    The 2015 Omnibus Plan provides for awards of stock options, SARs, restricted stock, unrestricted stock, stock units (including restricted stock units), performance awards, deferred share units, elective deferred share units and other awards convertible into or otherwise based on our common shares. Eligibility for stock options intended to be ISOs is limited to our employees. Dividend equivalents may also be provided in connection with an award under the 2015 Omnibus Plan.

  •
  Stock options and SARs.  The exercise price of a stock option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a 10% shareholder, 110% of the fair market value) of our common shares on the date of grant. Our compensation committee will determine the time or times at which stock options or SARs become exercisable and the terms on which such awards remain exercisable. The maximum term of stock options and SARs is seven years, except that if a participant still holding an outstanding non-statutory stock option or SAR seven years from the date of grant (or in the case of such an award with a maximum term of less than seven years, such maximum term) is prohibited by applicable law or written policy of the Company applicable to similarly situated employees from engaging in any open-market sales of our common shares, and if at such time the stock is publicly traded, the maximum term of the award will instead by deemed to expire on the 30th day following the date the participant is no longer prohibited from engaging in such open market sales.

    A SAR that is granted in tandem with a stock option will become vested and exercisable on the same date or dates as the related stock option and may only be exercised upon the surrender of the right to exercise the related option for an equivalent number of our common shares.

  •
  Restricted and unrestricted stock.  A restricted stock award is an award of our common shares subject to forfeiture restrictions, while an unrestricted stock award is not subject to such restrictions.

  •
  Restricted Stock units.  A restricted stock unit award is an award denominated in our common shares that entitles the participant to receive our common shares or cash measured by the value of our common shares in the future. The delivery of our common shares or cash under a restricted stock unit award may be subject to the satisfaction of performance conditions or other vesting conditions.

  •
  Performance awards.  A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

  •
  Deferred share units.  A deferred share unit is an award of a notional investment in our common shares reflected on an unfunded, book-entry account maintained by the Company. Deferred share units may be subject to performance conditions or other vesting conditions. Each deferred share unit may be settled, at the compensation committee's discretion, in a share of our common shares, cash measured by the value of a share of our common shares or a combination thereof.

  •
  Elective deferred share unit.  An elective deferred share unit is an award of a notional investment in a share of our common shares reflected on an unfunded, book-entry account maintained by the Company, where the number of elective deferred share units awarded to a participant is determined by the amount of a participant's elective deferral of his or her eligible compensation and/or bonus divided by the fair market value of a share of our common shares on the date of the payment of such amounts to be deferred, in accordance with and subject to the conditions of the 2015 Omnibus Plan. Elective deferred share units are at all times fully vested and may be settled, at the compensation committee's discretion, in our common shares, cash measured by the value of our common shares or a combination thereof.

  •
  Other awards.  Other awards are awards that are convertible into or otherwise based on our common shares.

          Performance Awards.    The 2015 Omnibus Plan provides for the grant of performance awards that are made based upon, and subject to achieving, performance objectives. Performance objectives with respect to those awards that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, to the extent applicable, are limited to an objectively determinable measure or measures of performance relating to any, or any combination, of the following (measured either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies and determined either on a consolidated basis or, as the context permits, with respect to one or more business units, divisions, subsidiaries, products, projects or geographic locations, or on combinations thereof): stockholder return; sales; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operation or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; operating earnings; one or more operating ratios; operating income or profit, including on an after-tax basis; net earnings; net income; income; earnings per share; revenues; stock price; economic value added; cash flow; expenses; capital expenditures; working capital levels; borrowing levels, leverage ratios or credit rating; gross profit; market share; workplace safety goals; workforce satisfaction and diversity goals; employee retention; completion of key projects; implementation and achievement of synergy targets; joint ventures and strategic alliances, licenses or collaborations; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings. When establishing performance objectives, the compensation committee may exclude any or all "extraordinary items" as determined under IFRS and as identified in the financial statements, notes to the financial statements or management's discussion and analysis in the annual report, including, without limitation, the charges or costs associated with closures and restructurings of the Company or an affiliate, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes.

          To the extent consistent with Section 162(m), if applicable, the compensation committee may provide that one or more performance objectives applicable to awards intended to qualify for the performance-based compensation exception under Section 162(m) will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance objective.

          Individual Limits.    The maximum aggregate number of our common shares subject to all awards under the 2015 Omnibus Plan (including stock options, SARs, restricted stock, unrestricted stock, restricted stock units, performance awards, deferred share units, elective deferred share units and any other award under the 2015 Omnibus Plan) that may be granted to any participant in the 2015 Omnibus Plan in any calendar year is 200,000 shares.

          A participant who is a non-employee director on our board of directors, in any calendar year, may not receive awards with respect to the greater of an aggregate of 75,000 common shares or CDN$500,000 in aggregate grant date fair value. In addition, the aggregate number of our common shares issuable under outstanding awards to non-employee directors, at any time, may not exceed 1% of our common shares that are issued and outstanding. These limitations, however, will not apply to any award or common shares granted pursuant to a non-employee director's election to receive our common shares in lieu of cash fees.

          Vesting; Termination of Employment or Service.    Our compensation committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award. Our compensation committee will determine the effect of termination of employment or service on an award. Unless otherwise provided by our compensation committee, upon a termination of a participant's employment or service under the following circumstances the following treatment will apply:

  •
  Death.  All time-based awards will immediately vest and performance awards will vest at the target level of performance. Awards subject to exercise will remain exercisable until the earlier of the one-year anniversary of the participant's death or the award's normal expiration date.

  •
  Disability.  All time-based awards will immediately vest and performance awards will remain eligible to vest to the extent the applicable performance goals are achieved. Awards subject to exercise will remain exercisable until the earlier of the one-year anniversary of the participant's termination of employment or service due to disability or the award's normal expiration date.

  •
  Retirement.  All time-based awards will be deemed vested with respect to a portion of the award determined by multiplying the number of shares underlying the award by a fraction, the numerator of which is the number of days from the grant date to the date of retirement and the denominator of which is the number of days from the grant date to the final vesting date of the award. Performance awards will remain eligible to vest, to the extent the applicable performance goals are achieved, with respect to a portion of the award determined by multiplying the number of shares underlying the award by a fraction, the numerator of which is the number of days from the beginning of the applicable performance period through the date of retirement and the denominator of which is the number of days in the performance period. Unless otherwise defined in a participant's employment or award agreement, under the 2015 Omnibus Plan, "retirement" means a termination of the participant's employment or service at or after the time the participant reaches age 65 or reaches age 55 with at least 10 years of service.

  •
  Resignation by Participant.  All unvested awards will be forfeited. Awards subject to exercise will remain exercisable until the earlier of the one-year anniversary of the participant's termination of employment or service due to disability or the award's normal expiration date.

  •
  Termination by the Company for Cause.  All stock options and SARs, whether vested or unvested, will be forfeited and all other awards, to the extent unvested, will be forfeited.

  •
  Termination by the Company other than for Cause.  Awards other than RSUs and restricted stock awards will be forfeited to the extent then unvested. Awards subject to exercise, to the extent vested, will remain exercisable until the earlier of the one-year anniversary of the participant's termination of service or the award's normal expiration date. RSUs, restricted stock awards and performance awards will be deemed vested with respect to a portion of the award determined by multiplying the number of shares underlying the award by a fraction, the numerator of which is the number of days from the grant date to the six-month anniversary of the date of the participant's termination of employment or service and the denominator of which is the number of days from the grant date to third anniversary of the grant date, with the vesting of such performance awards to be subject to performance assessed as of the date of such termination of employment or service.

  •
  Termination by the Company other than for Cause within 12 months following a Change in Control.  To the extent granted prior to the time of the change in control and then outstanding, all time-based awards will vest and performance awards will vest at the target level of performance. Awards subject to exercise will remain exercisable until the earlier of the one-year anniversary of the participant's termination of employment or service due to disability or the award's normal expiration date.

          Non-Transferability of Awards.    Awards under the 2015 Omnibus Plan may not be sold, assigned, transferred, pledged or otherwise encumbered other than by the laws of succession or descent and distribution or, in the case of awards other than ISOs, to a permitted assign (within the meaning of the National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators).

          Recovery of Compensation.    Our compensation committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time under the 2015 Omnibus Plan if the participant is not in compliance with the provisions of the 2015 Omnibus Plan or any award thereunder or if the participant breaches any agreement with our Company with respect to non-competition, non-solicitation or confidentiality. Our compensation committee also may recover any award or payments or gain in respect of any award under the 2015 Omnibus Plan in accordance with any applicable Company recoupment policy or as otherwise required by applicable law or applicable stock exchange listing standards.

          Change in Control.    In the event of certain consolidations, mergers or similar transactions, certain sales or other disposition of our common shares, certain liquidations of the Company or sales or dispositions of all or substantially all of the Company's assets, or members of our board of directors cease to constitute a majority of our board of directors or the board of directors of a successor entity, our compensation committee may provide for the conversion or exchange of outstanding awards for new awards, or, if no equivalent awards are available, for the accelerated vesting or delivery of shares under awards, or for a cash-out of outstanding awards.

          Certain Adjustments.    In the event of an extraordinary dividend, stock dividend, stock split or share combination (including a reverse stock split) or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting our common shares our board of directors will make adjustments as it determines in its sole discretion to the number and kind of shares available for issuance under the 2015 Omnibus Plan, the maximum number of shares that may be issued upon the exercise of ISOs, the annual per-participant share limits, the number, class, exercise price (or base value), performance objectives applicable to outstanding awards and any other terms of outstanding awards affected by such transaction. Our compensation committee may also make adjustments of the type described in the preceding sentence to take into account distributions and events other than those listed above if it determines that adjustments are appropriate to avoid distortion in the operation of the 2015 Omnibus Plan.

          Term.    The 2015 Omnibus Plan became effective on the date it was adopted by our board and will terminate on the tenth anniversary of such date, unless terminated earlier by our board of directors.

          Amendment; Termination.    Our compensation committee may amend the 2015 Omnibus Plan or outstanding awards, or terminate the 2015 Omnibus Plan as to future grants of awards, except that our compensation committee will not be able to alter the terms of an award if it would affect materially and adversely a participant's rights under the award without the participant's consent (unless expressly provided in the 2015 Omnibus Plan or the right to alter the terms of an award was expressly reserved by our compensation committee at the time the award was granted). Shareholder approval will be required for any amendment to the 2015 Omnibus Plan that increases the number of our common shares available for issuance under the 2015 Omnibus Plan or the individual award limitations specified in the 2015 Omnibus Plan (except with respect to certain adjustments described above), modifies the class of persons eligible for participation in the 2015 Omnibus Plan, allows options to be issued with an exercise price below fair market value on the date of grant, extends the term of any award granted under the 2015 Omnibus Plan beyond its original expiration date, permits an award to be exercisable beyond 10 years from its grant date (except where an expiration date would have fallen within a blackout period of the Company), permits awards to be transferred other than for normal estate settlement purposes, or deletes or reduces the range of amendments which require approval of the holders of voting shares of the Company, or to the extent required by law.

2015 Bonus Plan

          Our executive officers, including our named executive officers, and key employees are entitled to participate in our 2015 Bonus Plan for fiscal 2015. Our 2015 cash bonus awards will be determined based on pre-established consolidated Adjusted EBITDA targets, total e-commerce Adjusted EBITDA targets, and U.S. retail stores Adjusted EBITDA targets, weighted 60%, 20% and 20% respectively. Bonus payouts will range on a scale beginning with 50% of a participant's target bonus, if the threshold level of performance is achieved, with maximum payouts of up to 200% of a participant's target bonus, if the maximum level of performance is achieved. For fiscal 2015, our compensation committee determined that the target cash bonus as a percentage of base salary for each of Messrs. Toutant, Borgen and Segal would be 75%, 40% and 15%, respectively, with the maximum amount payable to each executive as a percentage of base salary equal to 150%, 80% and 30%, respectively.

Short-Term Incentive Plan

          In connection with this offering, our board has adopted the DavidsTea, Inc. Short-Term Incentive Plan. Starting with our 2016 fiscal year, cash award opportunities for executive officers, including our named executive officers, and other key employees will be granted under the Short-Term Incentive Plan. This summary is not a complete description of all provisions of the Short-Term Incentive Plan and is qualified in its entirety by reference to the Short-Term Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

          Administration.    The Short-Term Incentive Plan will be administered by our Human Resources and Compensation Committee. Our compensation committee has authority to interpret the Short-Term Incentive Plan and awards granted under it, to determine eligibility for awards and to do all things necessary to administer the Short-Term Incentive Plan. Any interpretation or decision by the compensation committee will be final and conclusive on all participants.

          Participants; Individual Limit.    Our executive officers and other key employees will be selected from time to time by the compensation committee to participate in the Short-Term Incentive Plan. The maximum payment to any participant pursuant to an award intended to qualify as performance-based compensation under Section 162(m) under the Short-Term Incentive Plan in any fiscal year will in no event exceed CDN$1 million.

          Awards.    With respect to each award granted under the Short-Term Incentive Plan, the compensation committee will establish the performance criteria applicable to the award and the period over which performance will be measured, the amount or amounts payable if the performance criteria are achieved, and such other terms and conditions as the compensation committee deems appropriate. The Short-Term Incentive Plan permits the grant of awards that are intended to qualify as exempt performance-based compensation under Section 162(m), to the extent applicable, as well as awards that are not intended to so qualify. Any awards that are intended to qualify as performance-based compensation will be administered in accordance with the requirements of Section 162(m), to the extent applicable. Awards under the Short-Term Incentive Plan will not be required to comply with the provisions of the plan applicable to performance-based compensation under Section 162(m) if they are eligible for exemption from such provisions by reason of the transition relief under Section 162(m).

          Performance Criteria.    Awards under the Short-Term Incentive Plan will be made based on, and subject to achieving, performance criteria established by our compensation committee, which may be applied to a participant or participants on an individual basis, to a business unit or division, or to the Company as a whole. Performance criteria for awards intended to qualify as performance-based compensation for purposes of Section 162(m), to the extent applicable, are limited to the objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; comparable sales growth, net promoter and other customer ratings scores, key hires, earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances; licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings or manufacturing or process development.

          To the extent consistent with the requirements of Section 162(m), to the extent applicable, the compensation committee may establish that in the case of any award intended to qualify as exempt performance-based compensation under Section 162(m), that one or more of the performance criteria applicable to such award be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

          Payment under an Award.    A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with the Short-Term Incentive Plan and the terms of the award. Our compensation committee will determine the payment date or dates for awards under the Short-Term Incentive Plan, which will be no later than March 15th of the calendar year following the year in which the relevant performance period ended. Following the close of the performance period, our compensation committee will determine (and, to the extent required by Section 162(m), certify) whether and to what extent the applicable performance criteria have been satisfied. Our compensation committee will then determine the actual payment, if any, under each award. Our compensation committee has the sole and absolute discretion to reduce the actual payment to be made under any award. Our compensation committee may permit a participant to defer payment of an award subject to the requirements of applicable law.

          Recovery of Compensation.    Awards under the Short-Term Incentive Plan will be subject to forfeiture, termination and rescission, and a participant who receives a payment pursuant to the Short-Term Incentive Plan will be obligated to return such payment to us, to the extent provided by our compensation committee in connection with a breach by the participant of an award agreement under the plan or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with our Company or an overpayment of incentive compensation due to inaccurate financial data, in accordance with any applicable Company recoupment policy, or as otherwise required by law or applicable stock exchange listing standards.

          Amendment; Termination.    Our compensation committee may amend the Short-Term Incentive Plan at any time, provided that any amendment will be approved by our shareholders if required by Section 162(m). Our compensation committee may terminate the Short-Term Incentive Plan at any time.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

          The following table and accompanying footnotes set forth information relating to the beneficial ownership of our common shares as of March 31, 2015, assuming the conversion of our outstanding Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares and the exchange of our outstanding Class AA Common Shares into 12,604,363 common shares upon the completion of this offering, by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common shares;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each selling shareholder; and

  •
  all directors and executive officers as a group.

          Our major shareholders do not have voting rights that are different from our shareholders in general.

          Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person. Our common shares that a person has the right to acquire within 60 days of March 31, 2015 are deemed outstanding for purposes of computing the percentage ownership of such person holding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. As of March 31, 2015, 2,867,996 shares were beneficially owned by six United States holders of record.

          Unless otherwise indicated below, the address for each beneficial owner listed is c/o DAVIDsTEA Inc., 5430 Ferrier, Mount-Royal, Québec, Canada, HP4 1M2.

	Shares Beneficially Owned Before the Offering		Shares Offered Hereby (no Option Exercise)	Shares Beneficially Owned After the Offering (no Option Exercise)
Name of beneficial owner	Number of shares	Percentage of shares	Number of shares	Number of shares	Percentage of shares
Beneficial Owners of More than 5% of our Common Shares and/or Selling Shareholders:
Entities affiliated with Highland Consumer Partners(1)	2,625,194	20.8%
Rainy Day Investments Ltd.(2)	8,004,174	63.5%
David Segal	1,441,341	11.4%
Other Selling Shareholders:
Jevin Eagle(3)	260,115	2.0%
Kathie Lindemann(4)	113,800	*
Javier San Juan	32,514	*
Named Executive Officers and Directors:
Sylvain Toutant	55,249	*
Luis Borgen(5)	150,378	1.2%
Pierre Michaud(6)	168,301	1.3%
Emilia Di Raddo(7)	11,821	*
Tom Folliard(8)	67,998	*
David W. McCreight(9)	24,628	*
Lorenzo Salvaggio	—	—
Guy Savard(10)	24,628	*
Herschel Segal(2)	8,004,174	63.5%
Sarah Segal	—	—
Thomas Stemberg(1)	2,625,194	20.8%
All executive officers and directors as a group (15 persons)(11)	12,586,212	98.0%

*
represents less than 1%.

(1)
Consists of (i) 2,107,867 common shares issuable upon conversion of preferred shares held by Highland Consumer Fund I, LP ("Fund I"), (ii) 449,727 common shares issuable upon conversion of preferred shares held by Highland Consumer Fund I-B, LP ("Fund I-B"), and (iii) 67,600 common shares issuable upon conversion of preferred shares held by Highland Consumer Entrepreneurs Fund I LP ("Entrepreneurs Fund", and together with Fund I and Fund I-B, the "Highland Entities"). Highland Consumer GP Limited Partnership is the general partner of each of the Highland Entities. Highland Consumer GP GP LLC ("HC GP GP") is the general partner of Highland Consumer GP Limited Partnership. Thomas Stemberg, one of our directors, and Peter Cornetta are the managing members of HC GP GP and share voting and investment power over the shares held by the Highland Entities. The principal business address for the Highland Entities is One Broadway, 16th Floor, Cambridge, Massachusetts 02142.

(2)
Rainy Day Investments Ltd. ("Rainy Day") is wholly owned by Herschel Segal, who holds voting and investment control over the shares held by Rainy Day. The principal business address for Rainy Day is 5695 Ferrier, Mount-Royal, Québec, Canada, H4P 1N1.

(3)
Consists of options to purchase 260,115 common shares held by Mr. Eagle.

(4)
Consists of options to purchase 113,800 common shares held by Ms. Lindemann.

(5)
Consists of options to purchase 150,378 common shares held by Mr. Borgen.

(6)
Consists of 112,354 common shares issuable on conversion of preferred shares held by Capital GVR Inc., an investment vehicle wholly owned by Mr. Michaud and options to purchase 55,947 common shares held by Mr. Michaud.

(7)
Consists of options to purchase 11,821 common shares held by Ms. Di Raddo.

(8)
Consists of 56,177 common shares issuable on conversion of shares of preferred stock beneficially owned by Mr. Folliard through a family trust and options to purchase up to 11,821 common shares held by Mr. Folliard.

(9)
Consists of 20,309 common shares issuable on conversion of shares of preferred stock held by Mr. McCreight and options to purchase 4,319 common shares held by Mr. McCreight.

(10)
Consists of 20,309 common shares issuable on conversion of shares of preferred stock held by Mr. Savard and options to purchase 4,319 common shares held by Mr. Savard.

(11)
Includes options to purchase up to 251,105 common shares exerciseable within 60 days of March 31, 2015.

 RELATED PARTY TRANSACTIONS

Arrangements with Our Investors

          We have entered into an amended and restated voting agreement, an amended and restated right of first refusal and co-sale agreement and an amended and restated investors' rights agreement with certain of our shareholders.

Voting Agreement

          We entered into an amended and restated voting agreement with certain of our shareholders in February 2014, which was amended in December 2014 in connection with the issuance of our Series A-2 Preferred Shares. The voting agreement sets the size of our board of directors at ten. The agreement grants certain investment funds affiliated with Highland Consumer Fund, or Highland, the right to name representatives to our board of directors. Highland has the right to designate two nominees for election to our board of directors until such time that it transfers, other than to us or its affiliates, more than 806,951 Series A Preferred Shares, and then the right to nominate one director for election to our board of directors until such time that it transfers, other than to us or its affiliates, more than 1,613,902 Series A Preferred Shares. The agreement grants the right to Rainy Day to designate four nominees for election to our board of directors, or five if Highland only has the right to designate one representative, provided that when the founders (as defined therein) in the aggregate own less than a majority of the outstanding common shares, but more than 5% of such shares, Rainy Day shall be entitled to designate the number of representatives that equals a proportion of the members of board of directors equal to the founders' proportionate ownership of common shares then outstanding rounded to the nearest whole number. The agreement also provides that the chief executive officer shall be a director. In addition, the agreement provides that three independent directors shall also serve on the board. Each independent director is to be selected through a process in which Rainy Day proposes candidates to Highland, after which Highland shall indicate which individuals should be approached by Rainy Day and Highland. Thereafter, Rainy Day and Highland interview the individuals they believe are ready and interested to serve on the board of directors. Highland then communicates to Rainy Day those individuals interviewed that it deems acceptable and Rainy Day shall select from that list of individuals. One of the independent directors, as agreed by Rainy Day and Highland, shall serve as the chair of the board of directors, so long as the individual remains involved with the Company and maintains an investment in the Company, directly or indirectly, equal to at least $500,000.

          The agreement also provides for certain drag-along rights in connection with a sale of our Company and certain restrictions on the ability to participate in the sale of the Company unless certain conditions are met. We expect that the voting agreement will terminate in connection with the consummation of this offering.

Right of First Refusal and Co-Sale Agreement

          We also entered into an amended and restated right of first refusal and co-sale agreement with certain of our shareholders in February 2014, which was amended in December 2014 in connection with the issuance of our Series A-2 Preferred Shares. Under the terms of the agreement, our Company has been granted a right of first refusal to purchase shares from each shareholder proposing to make a proposed transfer of shares on the same terms and conditions as the proposed transfer. If we do not purchase any or all of the shares subject to transfer, certain of our shareholders are granted a right of secondary refusal under the agreement to acquire the shares on the same terms and conditions as the proposed transfer. If any of the shares subject to the proposed transfer have not been claimed, the shareholders who had fully exercised their secondary refusal right may purchase all or any part of the balance of the remaining unsubscribed shares.

          The agreement also provides that if any shares remain unsubscribed and are to be sold to a prospective transferee, certain shareholders may elect to participate on a pro rata basis in the proposed transfer on the same terms and conditions as the prospective transferee. The agreement prohibits the transfer of shares to any entity which, in the determination of our board of directors, directly or indirectly competes with the Company or to any customer, distributor or supplier of our Company that, in the view of the board of directors, would result in such transferee receiving information that would place the Company at a competitive disadvantage with respect to that transferee. We expect that the agreement will terminate in connection with the consummation of this offering.

Investors' Rights Agreement

          In February 2014, in connection with the issuance of our Series A-1 Preferred Shares, we entered into an amended and restated investors' rights agreement, which was amended in December 2014 in connection with our issuance of our Series A-2 Preferred Shares. The agreement contains provisions related to registration rights, information and observation rights, rights to future share issuances and approval rights by certain investors and/or their board designees. In particular, so long as Rainy Day has not transferred more than one-third of the common shares it held as of December 15, 2014, calculated on an as converted basis, we may not, without Rainy Day's prior written approval, amend, alter or repeal our articles of incorporation or bylaws, issue new securities, including in an initial public offering, or acquire or agree to acquire any business, among other things. Upon the consummation of this offering, the information and observation rights, rights to future share issuance and approval rights will terminate.

          Subject to certain conditions, holders of 20% or more of the Investor Registrable Shares or 20% or more of the Rainy Day Registrable Securities (as those terms are defined in the agreement) have the right to demand that we register under the Securities Act or under Canadian securities laws all or a portion of such shareholder or shareholders' Registrable Securities at our expense. Such rights become effective at the earlier of April 3, 2015 or 180 days after the effective date of a registration statement completed under the United States securities laws or a final prospectus completed under Canadian securities laws. Upon the exercise of this right, we must give notice to all other parties who then hold registrable securities, as defined in the agreement, to permit them to participate in the offering.

          In addition, if we propose to register our common shares under the Securities Act or under any Canadian securities laws, we must give prompt notice to each holder of registrable securities of our intent to do so and each such holder has piggyback registration rights and is entitled to include any part of its registrable securities in such registration, subject to certain conditions.

          Finally, if we become eligible to use a shelf registration statement on Form S-3 or Form F-3, holders of registrable securities may demand that we file a Form S-3, F-3 or S-10 registration statement with respect to any or a portion of such holder's registrable securities having an anticipated aggregate offering price, net of all underwriting discounts, selling commissions, share transfer taxes and certain other expenses, of at least $1 million. Upon receiving notice of such a demand, we must notify all other holders to permit them to exercise piggyback registration rights with respect to such demand.

          We expect that, in connection with the consummation of this offering, most of the rights of described in the Investors' Rights Agreement will terminate, and only the registration rights described above will continue.

 Shareholder Loan

          On April 3, 2012, we entered into a loan agreement with Rainy Day, our majority shareholder, which we refer to as the Shareholder Loan. Under the terms of the Shareholder Loan, we were provided with a non-revolving loan in the amount of approximately $8.7 million, which resulted from an original loan amount of approximately $16.2 million, which was reduced by approximately $7.5 million in connection with the sale and issuance of 1,396,648 Series A Preferred Shares to Rainy Day on April 3, 2012. The Shareholder Loan bears an interest rate of 4.5% per annum on the daily unpaid balance of the outstanding loan. The interest is payable on the last business day of each calendar year until the first principal payment date, at which time all accrued but unpaid interest is payable on the payment date for such principal. On February 24, 2014, we entered into a share subscription agreement with Rainy Day, pursuant to which we issued 258,836 Series A-1 Preferred Shares to Rainy Day Investments Ltd. for a subscription price of $9.05 per share, which was paid for by a reduction in the principal of the loan in the amount of approximately $2.3 million. On March 21, 2014, we entered into a share subscription agreement with Rainy Day, pursuant to which we issued 129,418 Series A-1 Preferred Shares to Rainy Day for a subscription price of $9.05 per share, which was paid for by a reduction in the principal of the loan in the amount of approximately $1.2 million. In addition, on December 15, 2014, we entered into a share subscription agreement with Rainy Day, pursuant to which we issued 84,580 Series A-2 Preferred Shares to Rainy Day for a subscription price of $12.31 per share, which was paid for by a reduction in the principal on the loan in the amount of approximately $1.0 million. As of January 31, 2015, the current balance of the loan was approximately $3.0 million.

          The principal is due in three equal annual installments, with one payment being due on each of the three dates on which we make annual redemption payments of our Series A Preferred Shares, which may not occur earlier than April 3, 2017. If the Series A Preferred Shares are not redeemed before April 3, 2020, the principal on the loan is due in three annual installments beginning on April 3, 2020. In the event of a closing of a qualified initial public offering, Rainy Day may, upon written notice to us, accelerate the maturity of the outstanding loan, whereupon the unpaid principal of and accrued interest on the outstanding loan shall become immediately due and payable in the amount of the outstanding loan equal to a portion of the unpaid principal of and accrued interest on the outstanding loan corresponding to the proportion of the outstanding shares held by Series A Preferred shareholders sold in the qualified initial public offering less the aggregate proceeds to the lender or its affiliates from the sale of shares in the qualified initial public offering. The remaining balance is due and payable in two equal installments on the first and second anniversaries of the closing of the qualified initial public offering. We may voluntarily prepay the loan, in whole or in part, at any time without any penalty or premium. We intend to use the proceeds from this offering to fully pay off the Shareholder Loan. See "Use of Proceeds."

Subscription Agreements

          On April 3, 2012, in connection with a new round of financing of approximately $18.5 million (the "Series A Preferred Share Offering"), we created a new class of Series A Preferred Shares and issued 3,445,065 Series A Preferred Shares from treasury at a price per share of $5.37, allocated as follows: (i) 1,862,197 Series A Preferred Shares were issued to Highland for a total amount of approximately $10.0 million, (ii) 186,220 Series A Preferred Shares were issued to Hold It All Inc. (f/k/a Whil Concepts Inc.) for a total amount of approximately $1.0 million, and (iii) 1,396,648 Series A Preferred Shares were issued to Rainy Day for a total amount of approximately $7.5 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan. Concurrently with the completion of the Series A Preferred Share Offering, (i) 6,000,000 Class A common shares previously issued to Rainy Day were re-designated as 6,000,000 common shares, and these were subsequently exchanged by Rainy Day for 6,000,000 Junior Preferred Shares, (ii) 2,000,000 Class A

common shares previously issued to David Segal were re-designated as 2,000,000 common shares, and these were subsequently exchanged by David Segal for 2,000,000 Series A Preferred Shares. Out of the 2,000,000 Series A Preferred Shares then held by David Segal, 558,659 were transferred by David Segal to Highland for a total amount of approximately $3.0 million, and the remaining 1,441,341 Series A Preferred Shares were exchanged for 1,441,341 Junior Preferred Shares.

          On February 24, 2014, we entered into subscription agreements to sell Series A-1 Preferred Shares to certain of our principal investors and the Chairman of our board of directors, Pierre Michaud. We sold 84,715 Series A-1 Preferred Shares to Highland, 258,836 Series A-1 Preferred Shares to Rainy Day and 110,498 Series A-1 Preferred Shares to Capital GVR Inc., an entity controlled by Mr. Michaud, for a subscription price of $9.05 per share.

          On February 24, 2014, we issued 134,273 options to Mr. Michaud with an exercise price of $5.33 per share.

          In addition, on March 21, 2014, we entered into subscription agreements to sell Series A-1 Preferred Shares to certain of our principal investors and Thomas J. Folliard, IV Marital Deduction Trust uad 8/1/2011 (the "Folliard Trust"), which is controlled by Mr. Folliard, a member of our board of directors. We agreed to sell 55,249 Series A-1 Preferred Shares to the Folliard Trust, 42,357 Series A-1 Preferred Shares to Highland and 129,418 Series A-1 Preferred Shares to Rainy Day, for a subscription price of $9.05 per share.

          On March 3, 2014, we issued 30,397 options each to Mr. Folliard and Ms. Di Raddo, also each a member of our board of directors, to purchase common shares with an exercise price of $5.33 per share.

          On June 2, 2014, we entered into subscription agreements to sell Series A-1 Preferred Shares to certain of our principal investors, certain entities controlled by members of our board of directors and an entity controlled by our Chief Executive Officer. We sold 55,249 Series A-1 Preferred Shares to 9222-2116 Québec Inc., an entity controlled by Mr. Toutant, 42,803 Series A-1 Preferred Shares to Highland, 130,780 Series A-1 Preferred Shares to Rainy Day, 928 Series A-1 Preferred Shares to the Folliard Trust and 1,856 Series A-1 Preferred Shares to Capital GVR Inc., for a subscription price of $9.05 per share.

          In connection with Mr. Toutant joining our Company as President and Chief Executive Officer, we issued 364,760 options to purchase common shares at an exercise price of $6.80 per share on June 2, 2014.

          On December 15, 2014, in connection with the appointment of Messrs. Savard and McCreight to our board of directors, we entered into subscription agreements to sell Series A-2 Preferred Shares to certain of our principal investors and Messrs. Savard and McCreight. We agreed to sell 27,682 Series A-2 Preferred Shares to Highland, 84,580 Series A-2 Preferred Shares to Rainy Day, 20,309 Series A-2 Preferred Shares to Mr. McCreight and 20,309 Series A-2 Preferred Shares to Mr. Savard, for a subscription price of $12.31 per share. In addition, we issued 31,101 options each to Messrs. McCreight and Savard to purchase common shares with an exercise price of $6.89 per share.

          On January 14, 2015, we granted 25,000 options to Mr. Borgen to purchase common shares with an exercise price of $6.88 per share. On March 31, 2015, our board approved the granting of 154,200 restricted stock units to certain of our executive officers and employees.

 Related Party Leases and Travel Services

          During the past three years, we have leased certain office, retail and storage space from Le Chateau Inc., a publicly traded clothing retailer, which is controlled by our co-founder, board member and affiliate of one of our principal shareholders, Herschel Segal.

          On June 18, 2008, we entered in a license agreement with Le Chateau Inc. to sublease 758 square feet of retail space in Toronto. Under the terms of the lease, we are required to pay $91,718 per year plus applicable taxes. The initial term expired on September 30, 2011 and we exercised our option to renew the lease for a period of two years commencing on October 1, 2011. The term was further extended on May 2, 2013 to July 31, 2014.

          On February 14, 2011, we entered into a month to month tenancy agreement with Le Chateau Inc. to lease 9,619 square feet of office space in Montréal, which commenced on April 1, 2011. Under the terms of the agreement, we paid $6,250 per month plus applicable taxes. The month to month tenancy terminated on June 15, 2013.

          On April 26, 2012, we entered in an agreement of sublease with Le Chateau Inc. The leased property is for 750 square feet of retail store space and 182 square feet of storage space in Montréal. Under the terms of the lease, we pay $145,700 in rent to Le Chateau Inc. each year and we pay for utilities, applicable taxes and other typical expenses. The lease terminates on January 31, 2018.

          On May 28, 2012, we entered into a storage agreement with Le Chateau Inc. for 90 square feet of storage space for an initial term commencing on June 1, 2012 and ending on January 31, 2013. Under the terms of the agreement, we pay $150 per month plus applicable taxes. The agreement was extended for an additional one-year term ending on January 31, 2014 and commencing on February 1, 2014, we extended the agreement on a month to month basis.

Employment Arrangement with David Segal

          Our Co-Founder and Brand Ambassador, David Segal, is a principal shareholder of our Company and is a second cousin of Herschel Segal, our co-founder, a director and a principal shareholder. Pursuant to the terms of Mr. Segal's employment arrangement with us, Mr. Segal receives a base salary of US$264,963 per year, is eligible to participate, together with his family, in our health plan and accrues vacation time. If Mr. Segal's employment is terminated by us without cause, Mr. Segal will be entitled to four months' salary to be paid in monthly installments over the four-month period following his termination. If Mr. Segal's employment is terminated by us for cause, he is entitled only to amounts owed to him at the time of termination.

DESCRIPTION OF SHARE CAPITAL

General

          The following is a summary of the terms of our common shares and preferred shares, as set forth in our articles of incorporation, as amended, and as they will be amended in connection with this offering, and certain related sections of the CBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of amendment to be effective upon the completion of this offering, the form of which is filed as an exhibit to the registration statement of which this prospectus forms part. You may obtain copies of our articles of amendment as described under "Where You Can Find More Information" in this prospectus.

          As of March 31, 2015, we had:

  •
  32,514 common shares issued and outstanding, which were held by one shareholder of record;

  •
  50,000 Class AA Common Shares issued and outstanding, which were held by one shareholder of record;

  •
  7,441,341 Junior Preferred Shares issued and outstanding, which were held by two shareholders of record;

  •
  4,003,724 Series A Preferred Shares issued and outstanding, which were held by five shareholders of record;

  •
  912,689 Series A-1 Preferred Shares issued and outstanding, which were held by seven shareholders of record; and

  •
  152,880 Series A-2 Preferred Shares issued and outstanding, which are held by four shareholders of record.

Upon the closing of this offering, all of our issued and outstanding Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares will automatically convert into and all of our outstanding Class AA Common Shares will be automatically exchanged for common shares.

Share Capital

          Effective upon the closing of this offering, we will amend our articles of incorporation such that our share capital will consist of an unlimited number of common shares, each without par value. Immediately following the closing of this offering, we expect to have only common shares issued and outstanding. The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and our bylaws, as amended in connection with the closing of this offering and forms of which are filed as exhibits to the registration statement of which this prospectus forms part, and to the applicable provisions of the CBCA. The following information also assumes that all of our preferred shares have been converted into and all of our Class AA Common Shares have been exchanged for common shares in accordance with their terms.

Common Shares

          Under our articles of amendment to be in effect upon the closing of this offering, the holders of our common shares will be entitled to one vote for each share held at any meeting of the shareholders. Subject to the prior rights of the holders of our preferred shares, none of which are expected to be outstanding or authorized upon the closing of the offering, the holders of our common shares will be entitled to receive dividends as and when declared by our board of directors. See the section entitled "Dividend Policy". Subject to the prior payment to the holders of our preferred shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares will be entitled to share pro rata in the distribution of the balance of our assets. Holders of common shares will have no pre-emptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common shares. There will be no provision in our articles requiring holders of common shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares will be subject to and may be adversely affected by, the rights of the holders of any series of preferred shares that may be authorized and designated in the future.

          Upon or immediately prior to the closing of this offering, our articles of incorporation will be amended to delete all references to our Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares. Under our articles of amendment only common shares will be authorized for issuance.

Exchange of Class AA Common Shares

          All of our 50,000 issued and outstanding Class AA Common Shares will automatically be exchanged into 50,000 common shares upon completion of this offering on a 1-for-1 basis.

Conversion of Junior Preferred Shares

          All of our 7,441,341 issued and outstanding Junior Preferred Shares will automatically convert into             common shares upon completion of this offering.

Conversion of Series A Preferred Shares

          All of our 4,003,724 issued and outstanding Series A Preferred Shares will automatically convert into             common shares upon completion of this offering.

Conversion of Series A-1 Preferred Shares

          All of our 912,689 issued and outstanding Series A-1 Preferred Shares will automatically convert into             common shares upon completion of this offering.

Conversion of Series A-2 Preferred Shares

          All of our 152,880 issued and outstanding Series A-2 Preferred Shares will automatically convert into             common shares upon completion of this offering.

          Assuming the expected exchange of our Class AA Common Shares and our preferred shares as described above, an aggregate of             common shares will be issued and outstanding immediately prior to the issuance of the common shares pursuant to this offering.

Options

          Under the Equity Incentive Plan, as amended from time to time, as of January 31, 2015, we have granted 1,816,030 options to purchase our common shares to certain of our current and former executive officers, directors, employees and consultants.

 History of Securities Issuances

          Since December 1, 2011, the following events have changed the number and classes of our issued and outstanding shares:

  •
  On April 3, 2012, in connection with a new round of financing of approximately $18.5 million (the "Series A Preferred Share Offering"), we created a new class of Series A Preferred Shares and issued 3,445,065 Series A Preferred Shares from treasury at a price per share of $5.37, allocated as follows: (i) 1,862,197 Series A Preferred Shares were issued to certain investment funds affiliated with Highland Consumer Fund, or Highland, for a total amount of approximately $10.0 million, (ii) 186,220 Series A Preferred Shares were issued to Hold It All Inc. (f/k/a Whil Concepts Inc.) for a total amount of approximately $1.0 million, and (iii) 1,396,648 Series A Preferred Shares were issued to Rainy Day for a total amount of approximately $7.5 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan. Concurrently with the completion of the Series A Preferred Share Offering, (i) 6,000,000 Class A common shares previously issued to Rainy Day were re-designated as 6,000,000 common shares, and these were subsequently exchanged by Rainy Day for 6,000,000 Junior Preferred Shares, (ii) 2,000,000 Class A common shares previously issued to David Segal were re-designated as 2,000,000 common shares, and these were subsequently exchanged by David Segal for 2,000,000 Series A Preferred Shares. Out of the 2,000,000 Series A Preferred Shares then held by David Segal, 558,659 were transferred by David Segal to Highland for a total amount of approximately $3.0 million, and the remaining 1,441,341 Series A Preferred Shares were exchanged for 1,441,341 Junior Preferred Shares.

  •
  On January 24, 2014, 32,514 common shares were issued to Javier San Juan pursuant to an exercise of options then held by him for approximately $40,000.

  •
  On February 24, 2014, we created a new class of preferred shares, the Series A-1 Preferred Shares, and issued 454,049 Series A-1 Preferred Shares at a price per share of $9.05 for an aggregate consideration of approximately $4.1 million, allocated as follows: (i) 110,498 Series A-1 Preferred Shares issued to Capital GVR Inc. for a total amount of approximately $1.0 million, (ii) 258,836 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $2.3 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, and (iii) 84,715 Series A-1 Preferred Shares issued to Highland for approximately $0.8 million.

  •
  On March 21, 2014, we issued an additional 227,024 Series A-1 Preferred Shares at a price per share of $9.05 for net aggregate consideration of approximately $2.0 million, allocated as follows: (i) 55,249 Series A-1 Preferred Shares issued to Thomas J. Folliard, IV Marital Deduction Trust uad 8/1/2011 ("Folliard Trust") for a total amount of approximately $0.5 million, (ii) 129,418 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $1.2 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, and (iii) 42,357 Series A-1 Preferred Shares issued to Highland for approximately $0.4 million.

  •
  On May 8, 2014, 1,250 common shares were issued pursuant to an exercise of options then held by the option holder for a total amount of $1,538, which common shares were subsequently purchased by us for cancellation for $6,338.

  •
  On June 2, 2014, we issued an additional 231,616 Series A-1 Preferred Shares at a price per share of $9.05 for an aggregate net consideration of approximately $2.1 million, allocated as follows: (i) 55,249 Series A-1 Preferred Shares issued to 9222-2116 Québec Inc. for a total amount of approximately $0.5 million, (ii) 130,780 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $1.2 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, (iii) 42,803 Series A-1 Preferred Shares issued to Highland for a total amount of approximately $0.4 million, (iv) 1,856 Series A-1 Preferred Shares issued to Capital GVR Inc. for a total amount of $16,797, and (v) 928 Series A-1 Preferred Shares issued to Folliard Trust for a total amount of $8,398.

  •
  On September 30, 2014, we issued 50,000 Class AA Common Shares to Mogey Inc. at a price per share of $6.89 in consideration for services rendered to us by Mogey Inc.

  •
  On December 15, 2014, we created a new class of preferred shares, the Series A-2 Preferred Shares, and issued 152,880 Series A-2 Preferred Shares at a price per share of $12.31 for an aggregate consideration of approximately $1.9 million, allocated as follows: (i) 20,309 Series A-2 Preferred Shares issued to David McCreight for a total amount of approximately $0.3 million, (ii) 20,309 Series A-2 Preferred Shares issued to Guy Savard for a total amount of approximately $0.3 million, (iii) 84,580 Series A-2 Preferred Shares issued to Rainy Day for a total amount of approximately $1.0 million in the form of a reduction of the outstanding principal amount of the Shareholder Loan, in satisfaction of its right of first refusal pursuant to the terms of our Investors' Rights Agreement, and (iv) 27,682 Series A-2 Preferred Shares issued to Highland for a total amount of approximately $0.3 million, in satisfaction of its right of first refusal pursuant to the terms of our Investors' Rights Agreement.

Certain Important Provisions of Our Articles of Amendment, Bylaws and the CBCA

          The following is a summary of certain important provisions of our articles of amendment to be in effect upon the closing of this offering, our amended and restated bylaws to be in effect upon the closing of this offering and certain related sections of the CBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of amendment and amendments thereto, our bylaws and the CBCA.

Stated Objects or Purposes

          Our articles of incorporation, as amended in connection with this offering, do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

          Power to vote on matters in which a director is materially interested.    The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

          A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors' resolution to approve that contract or transaction, unless the contract or transaction:

  •
  relates primarily to the director's remuneration as a director, officer, employee or agent of us or an affiliate;

  •
  is for indemnity or insurance otherwise permitted under the CBCA; or

  •
  is with an affiliate.

          Borrowing.    Our articles of amendment and our amended and restated bylaws allow our directors, from time to time and on our behalf, to (a) borrow money from us, (b) issue, reissue, sell or pledge our debt obligations, (c) to the extent permitted under the CBCA, give, directly or indirectly, financial assistance to any person by means of a loan or a guarantee to secure the performance of an obligation, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any of our property, owned or subsequently acquired, and to secure any of our obligations.

          Directors' power to determine the remuneration of directors.    The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles of amendment and amended and restated bylaws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

          Retirement or non-retirement of directors under an age limit requirement.    Neither our articles of amendment nor the CBCA impose any mandatory age-related retirement or non-retirement requirement for our directors.

          Number of shares required to be owned by a director.    Neither our articles of amendment nor the CBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Action Necessary to Change the Rights of Holders of Our Shares

          Our shareholders can authorize the alteration of our articles of incorporation to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (a) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

Shareholder Meetings

          We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in Canada, or provided that shareholders agree, anywhere outside Canada.

          Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders' meeting.

          A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

          A quorum for meetings of shareholders shall be that the number of persons present in person or represented by proxy, who hold not less than one-third of the outstanding shares entitled to vote at the meeting. If a quorum is not present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any further business.

          Holders of our common shares are entitled to attend meetings of our shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of our preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our Chairman or directors or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Advance Notice Procedures and Shareholder Proposals

          Under the CBCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the CBCA. The notice must include information on the business the shareholder intends to bring before the meeting.

          In addition, our bylaws require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

          These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Change of Control

          Our articles of amendment do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Limitation of Liability and Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

          The transfer agent and registrar for our common shares is                  .

Exchange Controls

          There is no limitation imposed by Canadian law or by our articles of amendment on the right of a non-resident to hold or vote our common shares, other than discussed below.

Competition Act

          Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

          This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of voting our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

Investment Canada Act

          The Investment Canada Act requires each "non Canadian" (as defined in the Investment Canada Act) who acquires "control" of an existing "Canadian business", to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction by Canadian authorities. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of "net benefit to Canada" taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and the value of our assets (as determined pursuant to the Investment Canada Act) was equal to or greater than a specified amount, which varies annually. The specified threshold amount is $369 million in 2015. As of April 24, 2015, this financial threshold will change for World Trade Organization member country investors, including United States investors, who are not "state-owned enterprises" (as defined in the Investment Canada Act), with the result that the acquisition of control of us by such an investor would be reviewable only if our enterprise value (as determined pursuant to the Investment Canada Act) was equal to or greater than $600 million.

          The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

          Under the new national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to "acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada." No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be "injurious to national security." The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

          Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government's prerogative to conduct a national security review, including:

  a)
  the acquisition of our common shares by a person in the ordinary course of that person's business as a trader or dealer in securities;

  b)
  the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

  c)
  the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

Other

          There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

Listing

          We intend to apply for listing of our common shares on The NASDAQ Global Market under the symbol "DTEA."

COMPARISON OF SHAREHOLDER RIGHTS

          We are a federally incorporated Canadian corporation. The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of the common shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Canada and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the CBCA, and our governing corporate statutes.

Delaware	Canada
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation's stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation's board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into
Under the CBCA, certain fundamental changes such as amendments to the articles, certain by-law amendments, certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business) and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court) are required to be approved by special resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights (unless in certain cases the share provisions with respect to such class or series of shares otherwise provides).

In addition, the CBCA provides that, where it is not practicable for a corporation (that is not an insolvent corporation) to effect such a fundamental change under any other provision contemplated under the CBCA, the corporation may apply to a court for an order approving an arrangement.
In general, a plan of arrangement is approved by a corporation's board of directors and then is submitted to a court for approval. It is not unusual for a corporation in such circumstances to apply to court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. The court determines to whom notice shall be given and whether, and in what manner, approval of any

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such constituent corporation, and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.
The DGCL does not contain a procedure comparable to a plan of arrangement under the CBCA.	person is to be obtained, and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Subject to approval by the persons entitled to notice and to issuance of the final order, articles of arrangement are executed and filed by the corporation. The articles of arrangement must contain details of the plan, the court's approval and the manner in which the plan was approved, if so required by the court order. Finally, the articles of arrangement are filed with Industry Canada, which after such filing issues a certificate of arrangement. The arrangement becomes effective on the date shown in the certificate of arrangement. In addition, the CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire, on the same terms on which the offeror acquired shares under the take-over bid, the shares held by those holders of shares of that class who did not accept the take-over bid.
Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.
The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the
The CBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations. However, in Canada, takeovers and other related party transactions are addressed in provincial securities legislation and policies which may apply to us.
In addition, Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions ("MI 61-101") which is applicable

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transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person's affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.	to Canadian reporting issuers contains detailed requirements in connection with "related party transactions." A "related party transaction" as defined under MI61-101 means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. "Related party" as defined in MI 61-101 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.
Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.
For example, a stockholder is entitled to
The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. Such matters include: (i) an amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of

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appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	shares of the class in respect of which a shareholder is dissenting; (iii) an amendment to the corporation's articles to add, change or remove any restriction on the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; (vii) the carrying out of a going-private transaction or a squeeze-out transaction; and (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series entitled to vote on such matters, including in certain cases a class or series of shares not otherwise carrying voting rights; provided that, a shareholder is not entitled to dissent if any amendment to the articles is effected by a court order (a) approving a reorganization; or (b) made in connection with an action for an oppression remedy, described below.
Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that certain acts or omissions by the corporation or an affiliate are oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

A "complainant" means: (i) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; (iii) the "Director" appointed under the CBCA; or (iv) any other person who in the discretion of the court is a proper person to make such application.

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The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action — see "— Stockholder/Shareholder Lawsuits" below). The complainant is not required to give security for costs in an oppression action.
Compulsory Acquisition

In a compulsory acquisition, if a shareholder who did not accept the take-over bid does not receive an offeror's notice, with respect to a compulsory acquisition (as described under "— Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes"), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid. It is worth noting that National Instrument 62-104 — Take-Over Bids and Issuer Bids would apply to a Canadian reporting issuer in the context of a compulsory acquisition.
Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.
Under the CBCA, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting (other than where a written statement is submitted by a director or auditor giving reasons for resigning or for opposing any proposed action or resolution, in accordance with the CBCA).

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Special Meetings of Stockholders/Shareholders
Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.
Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the special meeting sought to be held may require that the directors call a meeting of shareholders. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the CBCA having been met, any shareholder who signed the requisition may call the special meeting. In addition, upon the consummation of this offering, we expect our bylaws will provide that the directors may call special meetings at any time. The bylaws will require shareholders wishing to nominate directors or propose business for a meeting of shareholders to give timely advance notice in writing as described under "Advance Notification Requirements for Proposals of Shareholders."
Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.
A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.
Under the CBCA, dividends may be declared at the discretion of the board. A corporation may pay a dividend in money or property unless there are reasonable grounds for believing that: (i) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.
Under the CBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above.

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Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.
The CBCA allows a vacancy on the board to be filled by a quorum of directors except when the vacancy results from an increase in the number of or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by a corporation's articles. In addition, the CBCA authorizes a corporation's board to appoint one or more additional directors not to exceed the maximum number set forth in our articles, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders. Our articles do not contain such a provision.
Constitution and Residency of Directors
The DGCL does not have residency requirements comparable to those of the CBCA, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.
The CBCA provides that at least 25% of the directors (or if a corporation has less than four directors, at least one director) must be resident Canadians. Except as permitted by the CBCA, no business may be transacted by the board of directors except at a meeting of directors at which a quorum is present and at least 25% of the directors present, or able to provide approval of the business transacted at the meeting in writing, by telephone or other mean of communication, are resident Canadians or, if the corporation has less than four directors, at least one director present is a resident Canadian. There is no residency requirement with respect to board committees.
The CBCA also requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.
Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.
Under the CBCA, provided that articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office.
If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

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Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation's books and records for a proper purpose.
Under the CBCA, shareholders, creditors, and their representatives, after giving the required notice, may examine certain of the records of a corporation during usual business hours and take copies of extracts free of charge.
Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.
Under the DGCL, the board of directors may amend a corporation's bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.
Under the CBCA, any amendment to a corporation's articles generally requires shareholder approval by special resolution and in certain cases, shareholders are entitled to a class vote. The CBCA provides, however, that no rights, privileges, restrictions or conditions attached to a series of shares shall confer on a series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

A board of directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a by-law, amendment or repeal is rejected by shareholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

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Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys' fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.
Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.
Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity of another entity (an "indemnifiable person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

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Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director's breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.
The CBCA does not permit any limitation of a director's liability other than in connection with the adoption of a unanimous shareholder agreement that restricts certain powers of the directors. If such a unanimous shareholder agreement were adopted, the parties who are given the power to manage or supervise the management of the business and affairs of the corporation under such agreement assume all of the liabilities of a director under the CBCA.
Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.
A complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which a corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of a corporation or its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the requisite notice to the directors of a corporation or its subsidiary of the complainant's intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of a corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, he or she is not required to give security for costs in a derivative action. See "— Appraisal Rights; Rights to Dissent; Compulsory Acquisition" above for the definition of "complainant".

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Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders
As permitted under the CBCA, the articles of a corporation may permit the board to fix the number of preferred shares in, and determine the designation of the shares of, each series and create, define and attach rights and restrictions to preferred shares without additional shareholder approval.
from realizing a potential premium over the market value of their shares.
In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill," which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.	Our articles to be in effect upon the completion of this offering do not provide for blank check preferred shares.
Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation's capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.
We expect that our bylaws, upon consummation of this offering, will require shareholders wishing to nominate directors or propose business for an annual meeting of shareholders to give timely advance notice in writing, as described in the bylaws.
Under the CBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the corporation, or (ii) voting shares whose fair market value is at least $2,000 and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the special meeting.

A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the

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person's supporters (if applicable), the number of shares of the company owned by such persons and the date upon which such shares were acquired.

If the proposal is submitted at least 90 days before the anniversary date of the notice of meeting sent to shareholders in connection with the previous annual meeting and the proposal meets other specified requirements, then the company shall either set out the proposal in the proxy circular of the company or attach the proposal thereto. In addition, if so requested by the person submitting the proposal, the company shall include in or attach to the proxy circular a statement in support of the proposal by the person and the name and address of the person.

If a company refuses to include a proposal in a management proxy circular, the company shall notify the person in writing within 21 days after its receipt of the proposal (or proof of the person's ownership of securities) of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court for an order permitting the company to omit the proposal from the management proxy circular and the court may make such order as it determines appropriate.
The new bylaws of the Company will require shareholders wishing to nominate a director for election at a meeting of shareholders to give timely advance notice in writing as described in the bylaws.

SHARES ELIGIBLE FOR FUTURE SALE

          Before this offering, there has been no public market for our common shares. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common shares to fall or impair our ability to raise capital through sales of our equity or equity-related securities at a time and price that we deem appropriate.

          Upon the closing of this offering, we will have outstanding                      common shares, after giving effect to the issuance of                          our common shares in this offering, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of options outstanding as of                      , 2015.

          Of the shares that will be outstanding immediately after the closing of this offering, we expect that the                          shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act described below. In addition, following this offering,                            common shares issuable pursuant to awards granted under certain of our equity plans that are covered by a registration statement on Form S-8 will be freely tradable in the public market, subject to certain contractual and legal restrictions described below.

          The remaining                          common shares outstanding after this offering will be "restricted securities," as that term is defined in Rule 144 of the Securities Act, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 of the Securities Act, which are summarized below.

Lock-up Agreements

          We, each of our directors and executive officers and other shareholders owning substantially all of our common shares, including the selling shareholders, who collectively own                          of our common shares following this offering, have agreed that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, subject to limited exceptions, dispose of or hedge any common shares or any securities convertible into or exchangeable or exercisable for common shares for a period of 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under the caption "Underwriting."

Rule 144

          In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

          Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (1) 1% of the number of our common shares outstanding, which will equal approximately                           shares immediately after this offering; and (2) the average weekly trading volume of our common shares on                          during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

          Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

          In general, under Rule 701 under the Securities Act, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any of our employees, directors or officers who acquired shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144's minimum holding period requirements.

Canadian Resale Restrictions

          Any sale of any of our shares which constitutes a "control distribution" under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities, or if prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.

Registration Statement on Form S-8

          Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the common shares that are subject to outstanding options and other awards issuable pursuant to our                          Plan dated                          . Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.

Registration Rights

          The Investors' Rights Agreement grants certain registration rights with respect to our common shares. For more information see "Related Party Transactions — Arrangements with Our Investors — Investors' Rights Agreement."

 MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS FOR U.S. HOLDERS

          Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition by U.S. Holders (as defined below) of the common shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder (as defined below) investing in our common shares.

          The discussion of the U.S. Holders' tax consequences addresses only those persons that acquire their common shares in this offering and that hold those common shares as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our shares, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or "integrated" transaction, U.S. expatriates, partnerships or other pass-through entities for U.S. Federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, the 3.8% Medicare contribution tax on net investment income or any state, local or foreign tax laws on a holder of common shares.

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of common shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term "non-U.S. Holder" means any beneficial owner of our common shares that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) or a person holding our common shares through a partnership.

          If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our common shares should consult their own tax advisors.

          You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax considerations relating to the purchase, ownership and disposition of our common shares.

 Cash Dividends and Other Distributions

          As described in the section entitled "Dividend Policy" above, we do not currently anticipate paying any cash dividends in the foreseeable future. However, to the extent there are any distributions made with respect to our common shares, subject to the passive foreign investment company, or "PFIC," rules discussed below, a U.S. Holder of common shares generally will be required to treat distributions received with respect to such common shares (including the amount of Canadian taxes withheld, if any) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder's adjusted tax basis in the common shares and, thereafter, as capital gain recognized on a sale or exchange on the day actually or constructively received by you. We do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to our common shares will constitute ordinary dividend income. Dividends paid on the common shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

          Dividends paid to a non-corporate U.S. Holder by a "qualified foreign corporation" may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its common shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our common shares are expected to be readily tradable on an established securities market, The NASDAQ Global Market. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

          Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

          Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

          A U.S. Holder who pays (whether directly or through withholding) Canadian taxes with respect to dividends paid on our common shares may be entitled to receive either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute "foreign source" income and generally will be categorized as "passive category income." However, if 50% or more of our stock is treated as held by U.S. persons, we will be treated as a "United States-owned foreign corporation," in which case dividends may be treated for foreign tax credit limitation purposes as "foreign source" income to the extent attributable to our non-U.S. source earnings and profits and as "U.S. source" income to the extent attributable to our U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

 Sale or Disposition of Common Shares

          A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the common shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the common shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder's adjusted tax basis in the common shares determined in U.S. dollars. The initial tax basis of the common shares to a U.S. Holder will be the U.S. Holder's U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

          Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our common shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the common shares have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

Status as a PFIC

          The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of our gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is 50% or more of the value of all of our assets.

          Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

          Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns common shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the "deemed sale election" described below.

          We do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our common shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our PFIC status.

U.S. federal income tax treatment of a shareholder of a PFIC

          If we are classified as a PFIC for any taxable year during which a U.S. Holder owns common shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any "excess distributions" (generally, any distributions received by the U.S. Holder on its common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for its common shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of its common shares.

          Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each other taxable year during the U.S. Holder's holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year.

          If we are classified as a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

          If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a "deemed sale election") to be treated for U.S. federal income tax purposes as having sold such U.S. Holder's common shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of our common shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC "mark-to-market" election

          In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are "marketable." Common shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations.

          A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder's common shares at the close of the taxable year over the U.S. Holder's adjusted tax basis in its common shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder's adjusted tax basis in its common shares over the fair market value of its common shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder's tax basis in its common shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of common shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

          If we are classified as a PFIC for any taxable year in which a U.S. Holder owns common shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable, in which case the election is automatically terminated.

          A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC "QEF" election

          In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a QEF election to be taxed currently on its share of the PFIC's undistributed income. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to common shares if we are classified as a PFIC.

PFIC information reporting requirements

          If we are a PFIC in any year, a U.S. Holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares. In addition, if we are a PFIC, a U.S. Holder will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of shares of common stock. This new filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder's interest in a PFIC (which this requirement does not affect).

          NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

Reporting Requirements and Backup Withholding

          Information reporting to the U.S. Internal Revenue Service generally will be required with respect to payments on the common shares and proceeds of the sale, exchange or redemption of the common shares paid within the United States or through certain U.S.-related financial intermediaries to holders that are U.S. taxpayers, other than exempt recipients. A "backup" withholding tax may apply to those payments if such holder fails to provide a taxpayer identification number to the paying agent or fails to certify that no loss of exemption from backup withholding has occurred (or if such holder otherwise fails to establish an exemption). We or the applicable paying agent will withhold on a distribution if required by applicable law. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the U.S. Internal Revenue Service.

          THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE COMMON SHARES.

 CANADIAN TAX IMPLICATIONS FOR NON-CANADIAN HOLDERS

          The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the "Canadian Tax Act"), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm's length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business carried on in Canada; (5) has not entered into, with respect to the common shares, a "derivative forward agreement" as that term is defined in the Canadian Tax Act, and (6) holds the common shares as capital property (a "Non-Canadian Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

          This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the "Canada-U.S. Tax Treaty") publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

          This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

          Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

          Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the Common Shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

          A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless the common shares are "taxable Canadian property" to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

          Generally, the common shares will not constitute "taxable Canadian property" to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a "designated stock exchange" (as defined in the Canadian Tax Act), which includes The NASDAQ Global Market, unless at any time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm's length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) "Canadian resource properties" (as defined in the Canadian Tax Act), (iii) "timber resource properties" (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, common shares could be deemed to be "taxable Canadian property". Non-Canadian Holders whose common shares may constitute "taxable Canadian property" should consult their own tax advisors.

UNDERWRITING

          The Company, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
William Blair & Company, L.L.C.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional                  shares from the selling shareholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                  additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	US$	US$
Total	US$	US$

Paid by the Selling Shareholders

	No Exercise	Full Exercise
Per Share	US$	US$
Total	US$	US$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to US$             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The Company and its officers, directors, and holders of substantially all of the Company's common shares, including the selling shareholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We intend to apply to list the common shares on The NASDAQ Global Market under the symbol "DTEA".

          In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company's common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The Company and the selling shareholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             . We have agreed to reimburse the underwriters for certain expenses in connection with this offering, not exceeding $30,000.

          The Company and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          The address of Goldman, Sachs & Co. is 200 West Street, New York, New York 10282. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179.

Selling Restrictions

European Economic Area

          In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer of the common shares described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common shares described in this prospectus may be made to the public in that Relevant Member State at any time:

  (a)
  to any legal entity that is a qualified investor as defined under the EU Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the relevant representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of common shares described in this prospectus shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          Each underwriter agrees that:

  (d)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  (e)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, the Company or the common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the common shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of the issuance of our common shares offered in this prospectus and certain other legal matters as to Canadian law will be passed upon for us by Osler, Hoskin & Harcourt LLP, Montréal, Canada. Certain legal matters as to Canadian law will be passed upon for the underwriters by McCarthy Tétrault LLP, Montréal, Canada. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

          Our consolidated financial statements, prepared in accordance with IFRS, as of January 25, 2014 and January 31, 2015 and for each of the years ended January 26, 2013, January 25, 2014 and January 31, 2015, appearing in this registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, Montréal, Canada ("Ernst & Young"), a member of Ernst & Young Global Limited, independent registered public accounting firm, as set forth in their report included in this registration statement of which this prospectus forms a part and are included upon Ernst & Young's authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

          We are incorporated under the laws of Canada. Many of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

 EXPENSES RELATED TO THIS OFFERING

          The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common shares being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee	US$	8,715
FINRA filing fee	US$	11,750
Stock exchange listing fee	US$	125,000
Blue sky fees and expenses	US$		*
Printing and engraving expenses	US$		*
Legal fees and expenses	US$		*
Accounting fees and expenses	US$		*
Transfer Agent fees and expenses	US$		*
Miscellaneous expenses	US$		*
Total	US$		*

*
To be completed by amendment.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common shares offered hereby, please refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

          Upon completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Although we are not required to prepare and issue quarterly reports as a foreign private issuer, we currently intend to file quarterly reports on Form 6-K with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our officer, directors and holders of more than 10% of our common shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
 DAVIDsTEA Inc.

          We have audited the accompanying consolidated balance sheets of DAVIDsTEA Inc. (the "Company") as of January 31, 2015 and January 25, 2014, and the related consolidated statements of income (loss) and comprehensive income (loss), equity and cash flows for each of the three years in the period ended January 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DAVIDsTEA Inc. as of January 31, 2015 and January 25, 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ ERNST & YOUNG LLP1

Montréal, Canada
April 2, 2015

1  CPA, Auditor, CA, public accountancy permit no. A112179

DAVIDsTEA Inc.

Incorporated under the laws of Canada

CONSOLIDATED BALANCE SHEETS

[In thousands of Canadian dollars]

		As at January 31, 2015 $	As at January 25, 2014 $
ASSETS
Current
Cash		19,784	15,350
Accounts and other receivables	[Note 6]	2,355	1,108
Inventories	[Note 7]	12,517	11,240
Income tax receivable	[Note 20]	852	—
Prepaid expenses and deposits		3,050	2,888

Total current assets		38,558	30,586
Property and equipment	[Note 8]	35,621	29,858
Intangible assets	[Note 9]	1,669	1,502
Deferred income taxes	[Note 20]	3,212	—

Total assets		79,060	61,946

LIABILITIES AND EQUITY
Current
Operating loan	[Note 10]	—	—
Trade and other payables	[Notes 11 and 23]	12,441	10,807
Deferred revenue	[Note 12]	2,634	1,401
Income taxes payable	[Note 20]	87	1,183
Current portion of provisions	[Note 13]	258	—
Current portion of long-term debt and finance lease obligations	[Note 15]	4,287	3,608

Total current liabilities		19,707	16,999
Deferred rent and lease inducements		4,137	2,471
Long-term debt and finance lease obligations	[Note 14 and 15]	6,142	10,451
Provisions	[Note 13]	616	—
Deferred income taxes	[Note 20]	357	169
Loan from the controlling shareholder	[Note 16]	2,952	8,690
Preferred shares — Series A, A-1 and A-2	[Note 17]	28,768	18,449
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	[Note 17]	5,729	8,268

Total liabilities		68,408	65,497

Commitments and contingent liabilities	[Note 14]
Equity
Share capital	[Note 18]	385	—
Contributed surplus		1,412	465
Retained earnings (deficit)		6,569	(4,827)
Accumulated other comprehensive income		2,286	811

Total equity (deficit)		10,652	(3,551)

		79,060	61,946

See accompanying notes

DAVIDsTEA Inc.

Incorporated under the laws of Canada

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

[In thousands of Canadian dollars, except share information]

		For the year ended
		January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Sales	[Note 24]	141,883	108,169	73,058

Cost of sales		64,185	48,403	32,177

Gross profit		77,698	59,766	40,881
Selling, general and administration expenses	[Notes 9 and 21]	66,565	52,369	37,338

Results from operating activities		11,133	7,397	3,543
Finance costs	[Note 19]	2,345	1,967	1,829
Finance income		(133)	(45)	—
Accretion of preferred shares	[Note 17]	1,044	514	416
(Gain)/loss from embedded derivative on Series A, A-1 and A-2 preferred shares	[Note 17]	(4,562)	2,302	3,960
IPO related costs		856	—	—
Settlement cost related to former option holder		520	—	—

Income (loss) before income taxes		11,063	2,659	(2,662)
Provision for income tax (recovery)	[Note 20]	(333)	3,067	1,692

Net income (loss)		11,396	(408)	(4,354)

Other comprehensive income
Cumulative translation adjustment		1,475	811	—

Comprehensive income (loss)		12,871	403	(4,354)

Income / (loss) per share
Basic	[Note 22]	1.52	(0.05)	(0.57)
Fully diluted	[Note 22]	0.69	(0.05)	(0.57)
Weighted average number of shares outstanding
— basic	[Note 22]	7,490,477	7,455,391	7,641,376
— fully diluted	[Note 22]	13,195,632	7,455,391	7,641,376

See accompanying notes

DAVIDsTEA Inc.

Incorporated under the laws of Canada

CONSOLIDATED STATEMENTS OF CASH FLOWS

[In thousands of Canadian dollars]

	For the year ended
	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
OPERATING ACTIVITIES
Net income (loss)	11,396	(408)	(4,354)
Items not affecting cash:
Depreciation of property and equipment	4,874	3,801	2,579
Amortization of intangible assets	573	944	601
Amortization of financing fees	172	114	77
Loss on sale of property and equipment	31	—	—
Impairment of property and equipment	2,740	1,192	—
Provision for onerous contracts	805	—	—
Deferred rent	802	660	769
Accretion of preferred shares	1,044	514	416
(Gain)/loss from embedded derivative on Series A, A-1 and A-2 preferred shares	(4,562)	2,302	3,960
Stock-based compensation expense	947	228	237
Settlement cost related to former option holder	345	—	—
Deferred income taxes (recovered)	(3,024)	102	(98)

	16,143	9,449	4,187
Net change in other non-cash working capital balances related to operations	823	4,753	(4,021)

Cash flows related to operating activities	16,966	14,202	166

FINANCING ACTIVITIES
Proceeds of finance lease obligations	—	970	—
Repayment of finance lease obligations	(314)	(1,623)	(783)
Proceeds (repayment) of operating loan	—	(507)	507
Proceeds of long-term debt	—	14,000	16,116
Repayment of long-term debt	(3,375)	(10,014)	(8,311)
Share issuances of Class AA common shares and common shares	40	—	—
Share issuance of Series A, A-1 and A-2 preferred shares	4,404	—	11,000
Financing fees	(134)	(214)	(660)
Repurchase of Class AA common shares	—	(350)	—

Cash flows related to financing activities	621	2,262	17,869

INVESTING ACTIVITIES
Additions to property and equipment	(12,432)	(8,316)	(12,400)
Additions to intangible assets	(721)	(442)	(1,009)

Cash flows related to investing activities	(13,153)	(8,758)	(13,409)

Increase in cash	4,434	7,706	4,626
Cash, beginning of period	15,350	7,644	3,018

Cash, end of period	19,784	15,350	7,644

Supplemental Information
Cash paid for
Interest	1,012	1,021	1,040
Income taxes	4,232	3,126	173
Cash received for
Interest	133	45	18
Income taxes	—	—	—

See accompanying notes

DAVIDsTEA Inc.

Incorporated under the laws of Canada

CONSOLIDATED STATEMENTS OF EQUITY

[In thousands of Canadian dollars]

For the year ended ended	Share Capital $	Contributed Surplus $	Retained Earnings / (Deficit) $	Accumulated Other Comprehensive Income $	Total Equity (Deficit) $
Balance, January 26, 2013	—	237	(4,069)	—	(3,832)
Net loss for the 52-week period ended January 25, 2014	—	—	(408)	—	(408)
Other comprehensive income	—	—	—	811	811

Total comprehensive income	—	—	(408)	811	403
Repurchase of shares for compensation	—	—	(350)	—	(350)
Stock-based compensation	—	228	—	—	228

Balance, January 25, 2014	—	465	(4,827)	811	(3,551)

Balance, January 25, 2014	—	465	(4,827)	811	(3,551)
Net income for the 53-week period ended January 31, 2015	—	—	11,396	—	11,396
Other comprehensive income	—	—	—	1,475	1,475

Total comprehensive income	—	—	11,396	1,475	12,871
Issuance of subordinate voting shares upon exercise of options	40	—	—	—	40
Issuance of subordinate voting shares upon settlement	345	—	—	—	345
Stock-based compensation	—	947	—	—	947

Balance, January 31, 2015	385	1,412	6,569	2,286	10,652

See accompanying notes

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

1. CORPORATE INFORMATION

          The consolidated financial statements of DAVIDsTEA Inc. and its subsidiaries [collectively, the "Company"] were authorized for issue in accordance with a resolution of the Board of Directors on April 2, 2015. The Company is incorporated and domiciled in Canada and its shares are privately held. The registered office is located in Montréal, Québec, Canada.

          The Company is engaged in the retail sale of tea and tea-related products in Canada and in the United States. Retail sales are traditionally higher in the fourth fiscal quarter due to the holiday season.

2. BASIS OF PREPARATION

          The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ["IFRS"] as issued by the International Accounting Standards Board ["IASB"].

          The consolidated financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies set out in note 3.

          The Company's fiscal year ends on the last Saturday in January. The year ended January 31, 2015 covers a 53-week fiscal period. The years ended January 25, 2014 and January 26, 2013 cover a 52-week fiscal period.

Basis of consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned U.S. subsidiary, DAVIDsTEA (USA) Inc. The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany transactions, balances and unrealised gains or losses have been eliminated. The Company has no interests in special purpose entities.

3. SIGNIFICANT ACCOUNTING POLICIES

Cash

          Cash in the balance sheet comprises cash at banks and on hand.

Inventory valuation

          Inventories are measured at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. Net realisable value is the estimated selling price of inventory in the ordinary course of business, less any estimated selling costs.

Property and equipment and assets under finance leases

          Property and equipment are initially recorded at cost, net of accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

the acquisition of the asset, including any costs directly related to bringing the asset to a working condition for its intended use. The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate. All repair and maintenance costs are recognised in profit or loss as incurred.

          Depreciation of an asset begins once it becomes available for use. Depreciation is charged to income on the following bases:

Furniture and equipment	20% declining balance
Computer hardware	30% declining balance

          Leasehold improvements are depreciated on the straight-line basis over the initial term of the leases, plus one renewal option period, not to exceed 10 years.

          Any gain or loss arising on the disposal or derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss when the asset is derecognised.

Intangible assets

          Intangible assets consist of computer software, trademarks, patents and rights over leased assets. The useful lives of intangible assets are assessed as either finite or indefinite.

          Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognised in profit or loss as the expense category that is consistent with the function of the intangible assets.

          Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, at the entity level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

          Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss when the asset is derecognised.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

  i.
  Computer software

          When computer software is not an integral part of a related item of computer hardware, the software is treated as an intangible. Computer software is amortized on the basis of its estimated useful life using the declining method at the rate of 30%.

  ii.
  Patents and trademarks

          The Company made upfront payments to register patents. The patents have been granted for a period of 17 years by the relevant government agency. Patents are amortized on the straight-line basis over 17 years.

          The Company made upfront payments to register a trademark with the relevant government agency. The trademark may be renewed at little or no cost to the Company. As a result, the trademark is assessed as having an indefinite useful life and therefore is not amortized.

  iii.
  Rights over leased assets

          Rights over leased assets are accounted for at cost and are amortized on the basis of their estimated useful lives, using the straight line method over the lease term.

Leases

          Leases are classified as either operating or finance, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.

          Leases in which a significant portion of the risks and rewards of ownership are not assumed by the Company are classified as operating leases. The Company carries on its operations in premises under leases of varying terms and renewal options, which are accounted for as operating leases. Payments under an operating lease are recognized in profit or loss on a straight-line basis over the term of the lease. When a lease contains a predetermined fixed escalation of the minimum rent, the Company recognizes the related rent expense on a straight-line basis and, consequently, records the difference between the recognized rental expense and the amounts payable under the lease as a deferred lease credit. Contingent (sales-based) rentals are recognized as an expense when incurred.

          Finance leases that transfer substantially all the risks and rewards of ownership of the leased item to the Company, are recorded as the acquisition of an asset and the assumption of an obligation. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term. Assets under finance lease are accounted for at cost, which corresponds to the lower of the fair value of the leased property and the present value of the minimum lease payments.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Store opening costs

          Store opening costs are expensed as incurred.

Impairment

  i.
  Impairment of financial assets

          The Company assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events that has occurred since the initial recognition of the asset [an incurred "loss event"] has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

  ii.
  Impairment of non-financial assets

          The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's ["CGU"] fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

          In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or Company's assets.

          The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Company's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.

          Based on the management of operations, the Company has defined each of the commercial premises in which it carries out its activities as a CGU, although where appropriate these premises are aggregated at a district or regional level to form a CGU. As at January 31, 2015, no premises were aggregated.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

          An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased and if there has been a change in the assumptions used to determine the asset's recoverable amount. The reversal is limited to the extent that an asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized. Such reversal is recognised in profit or loss.

Provisions

          Provisions are recognised when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Company expects some or all of a provision to be reimbursed, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in profit or loss net of any reimbursement.

          If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Deferred lease inducements

          The deferred lease inducements are composed of free rent and construction allowances obtained upon signing of lease agreements for certain retail stores. They are amortized on a straight-line basis over the term of the related leases, plus one renewal option, to a maximum of 10 years.

Share capital

  i.
  Common shares

          Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of any tax effects.

          Common shares are classified as equity if they are non-redeemable or redeemable only at the Company's option, and any dividends are discretionary. Dividends thereon are recognized as distributions within equity on approval by the Company's Board of Directors.

          When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effect, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are represented in the reserve for own shares. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity and the resulting surplus or deficit on the transaction is presented in share premium.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

  ii.
  Preferred shares

          Preferred shares are classified as a financial liability if they are redeemable on a specific date or at the option of the shareholders. Dividends thereon are recognized as interest expense in profit or loss as accrued.

  iii.
  Hybrid financial instruments

          Hybrid financial instruments issued by the Company comprise convertible preferred shares that can be converted to common shares at the option of the holders, when the number of shares to be issued is not fixed.

          The equity components on such instruments are separated from the debt host contract (preferred shares redeemable at the option of the holders) and accounted for separately if the economic characteristics and risks of the debt host contract and the embedded derivative (equity components) are not closely related.

  iv.
  Derivative and embedded derivative financial instruments

          The Company has issued liability-classified derivatives and embedded derivatives over its Series A, A-1 and A-2 preferred shares. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative and the combined instrument is not measured at fair value through profit or loss.

          Derivatives and separable embedded derivatives are recognized initially at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives and separable embedded derivatives are measured at fair value and all changes in their fair value are recognized immediately in profit or loss.

Stock-based compensation

          The Company has a stock option plan for employees and directors from which options to purchase common shares are issued [the "Plan"]. Options may not be granted with an exercise price of less than the fair value of the options at the grant date. The awards have no cash settlement alternatives. The vesting requirements are typically service-based and the options normally have a contractual life of seven years.

          The fair value of stock-based compensation awards granted to employees is measured at the grant date using the Black Scholes option pricing model. Measurement inputs include the share price on the measurement date, the exercise price of the option, the expected volatility (based on weighted average historical volatility adjusted for changes expected based on publicly available information), the weighted average expected life of the option (based on historical experience and

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

general option holder behaviour), expected dividends, and the risk-free interest rate (based on government bonds).

          The value of the compensation expense is recognized over the vesting period of the stock options as an expense included in selling and general administration expenses, with a corresponding increase to contributed surplus in equity. The amount recognized as an expense is adjusted to reflect the Company's best estimate of the number of awards that will ultimately vest. No expense is recognized for awards that do not ultimately vest.

          Any consideration paid by plan participants on the exercise of stock options and the previously recognized compensation cost of the options exercised included in contributed surplus are credited to share capital.

Revenue recognition

          Revenue from merchandise sales, including internet sales, is net of estimated returns and allowances, excludes sales taxes and is recorded upon delivery to the customer. Revenue is recognized on internet sales when merchandise is shipped and the risks and rewards of ownership have been transferred. Revenues are recorded net of discounts, rebates, estimated returns and amounts deferred related to the issuance of Frequent Steeper points.

          Gift cards or gift certificates [collectively referred to as "gift cards"] sold are recorded as deferred revenue and revenue is recognized at the time of redemption or in accordance with the Company's accounting policy for breakage. Breakage income represents the estimated value of gift cards that is not expected to be redeemed by customers and is estimated based on historical redemption patterns. For the three years ended January 31, 2015, no breakage income has been recorded.

  i.
  Loyalty program

          The Frequent Steeper loyalty and rewards program allows customers to earn points when they purchase products in the Company's retail stores and on the Company's website. The points can be redeemed for free tea, subject to a minimum number of points being obtained over a limited collection period. Points are issued at the end of each collection period and must be redeemed within 60 days from the date of issuance.

          The fair value of points issued is recorded as deferred revenue and recognized as revenue only when the points are redeemed for free products or when the points expire. The fair value of Frequent Steeper points is determined based on the estimated selling price of a bag of tea. On an ongoing basis, the Company monitors historical redemption rates. Points revenue is included with total revenues in the Company's consolidated statements of income (loss).

Finance income

          Interest income is recognized as interest accrues using the effective interest method.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes

          Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to items recognized directly in equity or in other comprehensive income.

          Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered or paid. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

          The Company uses the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities for all temporary differences caused when the tax bases of assets and liabilities differ from their carrying amounts reported in the consolidated financial statements. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the temporary differences when they reverse, based on tax rates that have been enacted or substantively enacted at the end of the reporting period.

Earnings per share

          Basic earnings per share are calculated using the weighted average number of shares outstanding during the period.

          The diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding to include additional shares issued from the assumed conversion of preferred shares and the exercise of stock options, if dilutive. For stock options, the number of additional shares is calculated by assuming that the proceeds from such exercises are used to purchase common shares at the average market price for the period.

Financial instruments

          A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognized depending on their classification with changes in subsequent measurements being recognized in the statement of loss or other comprehensive income ["OCI"].

          The Company has made the following classifications:

  •
  Cash is classified as "Fair Value through Profit or Loss", and measured at fair value. Changes in fair value are recorded in profit or loss.

  •
  Accounts receivable are classified as "Loans and Receivables". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Bank indebtedness, trade and other payables, Series A, A-1 and A-2 preferred shares, and loan from the controlling shareholder and long-term debt are classified as "Other Financial Liabilities". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method.

Foreign currency translation

          The consolidated financial statements are presented in Canadian dollars, which is also the functional currency of the Company. The functional currency is the currency of the primary economic environment in which each entity operates.

          The assets and liabilities of the Company's U.S. wholly owned subsidiary, whose functional currency is the U.S. dollar, are translated into Canadian dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates for the period. Differences arising from the exchange rate changes are included in other comprehensive income in the cumulative translation account.

          Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative translation account and reclassified from equity to the consolidated statement of income (loss) on disposal of the net investment.

4. CHANGES IN ACCOUNTING PRINCIPLES

Standards issued but not yet effective

          IFRS 9, "Financial Instruments", partially replaces the requirements of IAS 39, "Financial Instruments: Recognition and Measurement". This standard is the first step in the project to replace IAS 39. The IASB intends to expand IFRS 9 to add new requirements for the classification and measurement of financial liabilities, derecognition of financial instruments, impairment and hedge accounting to become a complete replacement of IAS 39. These changes are applicable for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company has not yet assessed the future impact of this new standard on its consolidated financial statements.

          IFRS 15, "Revenue from Contracts with Customers" replaces IAS 11, "Construction Contracts", and IAS 18, "Revenue", as well as various interpretations regarding revenue. This standard introduces a single model for recognizing revenue that applies to all contracts with customers, except for contracts that are within the scope of standards on leases, insurance and financial instruments. This standard also requires enhanced disclosures. Adoption of IFRS 15 is mandatory and will be effective for annual periods beginning on or after January 1, 2017, with earlier adoption permitted. The Company is currently assessing the impact of adopting this standard on the Company's consolidated financial statements and related note disclosures.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

5. SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

          The preparation of the consolidated financial statements in conformity with IFRS requires the Company to make judgments, apart from those involving estimation, in applying accounting policies that affect the recognition and measurement of assets, liabilities, revenues, and expenses. Actual results may differ from the judgments made by the Company. Information about judgments that have the most significant effect on recognition and measurement of assets, liabilities, revenues, and expenses are discussed below. Information about significant estimates is discussed in the following section.

Impairment of non-financial assets

          Management is required to make significant judgments in determining if individual commercial premises in which it carries out its activities are individual CGUs, or if these units should be aggregated at a district or regional level to form a CGU. The significant judgments applied by management in determining if stores should be aggregated in a given geographic area to form a CGU include the determination of expected customer behavior and whether customers could interchangeably shop in any of the stores in a given area and whether management views the cash flows of the stores in the group as interdependant.

          Leasehold improvements and furniture and equipment are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. A review for impairment is conducted by comparing the carrying amount of the CGU's assets with their respective recoverable amounts based on value in use. Value in use is determined based on management's best estimate of expected future cash flows, which includes estimates of growth rates, from use over the remaining lease term and discounted using a pre-tax weighted average cost of capital. Refer to Note 8.

Hybrid financial instruments and embedded derivatives

          As part of assessing whether an instrument is a hybrid financial instrument and contains an embedded derivative, significant judgment is required in evaluating whether the host contract is more akin to debt or equity and whether the host contract is clearly and closely related to the underlying of the derivative. In applying its judgment, the Company relies primarily on the economic characteristics and risks of the instrument as well as the substance of the contractual arrangement. In addition, the fair value evaluation of the embedded financial derivative liability is based on numerous assumptions and estimates that may have a significant impact on the amount recognized as a financial derivative liability. Refer to Note 17.

Revenues

          The Frequent Steeper program allows customers to earn points on their purchases. The fair value of these points is based on many factors, including the expected future redemption patterns and associated costs. On an on-going basis, the Company monitors trends in redemption patterns and net cost per point redeemed, adjusting the estimated cost per point based on expected future

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

5. SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

activity. To the extent that estimates differ from actual experience, the Frequent Steeper program costs could be higher or lower. The Company also recognizes revenue from unredeemed Frequent Steeper program points if the likelihood of redemption by the customer is considered remote. The Frequent Steeper program commenced in April 2014. As at January 31, 2015, the estimated Frequent Steeper Program liability is $574.

Income taxes

          The Company may be subject to audits related to tax risks, and uncertainties exist with respect to the interpretation of tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income and income tax expense already recorded. The Company establishes provisions if required, based on reasonable estimates, for possible consequences of audits by the tax authorities. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the entity and the responsible tax authority, which may arise on a wide variety of issues.

          To determine the extent to which deferred income tax assets can be recognized, management estimates the amount of probable future taxable profits that will be available against which deductible temporary differences and unused tax losses can be used. Such estimates are made as part of the budget and strategic plan by tax jurisdiction. Management exercises judgment to determine the extent to which realization of future taxable benefits is probable considering factors such as the number of years included in the forecast period and prudent tax planning strategies. See Note 20—Income Taxes for more details.

6. ACCOUNTS AND OTHER RECEIVABLES

	January 31, 2015 $	January 25, 2014 $
Credit card cash clearing receivables	1,332	1,075
Government remittances	464	—
Other receivables	559	33

	2,355	1,108

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

7. INVENTORIES

	January 31, 2015 $	January 25, 2014 $
Finished goods	9,664	7,896
Finished goods in transit	2,038	2,398
Packaging	815	946

	12,517	11,240

          The cost of inventory includes a write-down recorded of $268 [January 25, 2014 — $384; January 26, 2013 — nil] as a result of net realizable value being lower than cost.

8. PROPERTY AND EQUIPMENT

	Leasehold improvements $	Furniture and equipment $	Computer hardware $	Total $
Cost
Balance, January 26, 2013	26,620	3,124	1,136	30,880
Acquisitions	6,936	1,154	236	8,326
Disposals	—	(10)	(0)	(10)
Cumulative translation adjustment	589	45	10	644

Balance, January 25, 2014	34,145	4,313	1,382	39,840
Acquisitions	10,371	1,721	386	12,478
Disposals	—	(46)	—	(46)
Cumulative translation adjustment	1,400	133	33	1,566

Balance, January 31, 2015	45,916	6,121	1,801	53,838

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

8. PROPERTY AND EQUIPMENT (Continued)

	Leasehold improvements $	Furniture and equipment $	Computer hardware $	Total $
Accumulated depreciation and impairment
Balance, January 26, 2013	3,680	803	435	4,918
Depreciation	3,001	565	235	3,801
Impairment	1,169	23	—	1,192
Cumulative translation adjustment	59	9	3	71

Balance, January 25, 2014	7,909	1,400	673	9,982
Depreciation	3,869	721	284	4,874
Impairment	2,514	200	26	2,740
Disposals	—	(21)	—	(21)
Cumulative translation adjustment	552	79	11	642

Balance, January 31, 2015	14,844	2,379	994	18,217

Net Carrying Value
Balance, January 25, 2014	26,236	2,913	709	29,858
Balance, January 31, 2015	31,072	3,742	807	35,621

          A net carrying value of $833 [January 25, 2014 — $922] of the leasehold improvements and furniture and equipment is held under finance lease. Accumulated depreciation relating to this property and equipment amounts to $137 [January 25, 2014 — $49].

          Depreciation expense is reported in the consolidated statement of income (loss) under selling, general and administration expenses. For the year ended ended January 31, 2015, the depreciation expense is $4,874 [January 25, 2014 — $3,801; January 26, 2013 — $2,579].

          For the year ended January 31, 2015, an assessment of impairment indicators was performed which caused the Company to review the recoverable amount of the property and equipment for certain CGUs with an indication of impairment. CGUs reviewed included stores performing below the Company's expectations.

          An impairment loss of $2,740 [January 25, 2014 — $1,192; January 26, 2013 — nil] related to store leasehold improvements, furniture and equipment and computer hardware was determined by comparing the carrying amount of the CGUs assets; $3,232 for ten CGUs for the year ended January 31, 2015 [January 25, 2014 — $1,395 for three CGUs], with their respective recoverable amounts based on value in use amounting to $492 for the year ended January 31, 2015 [January 25, 2014 — $203] and is included in selling, general and administration expenses in the consolidated statement of income (loss). Value in use was determined based on management's best estimate of expected future cash flows from use over the remaining lease terms, considering historical experience as well as current economic conditions, and was then discounted using a pre-tax weighted average cost of capital of 13.0%.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

9. INTANGIBLE ASSETS

	Computer software $	Patents and trademark $	Rights over leased assets $	Total $
Cost
Balance, January 26, 2013	2,553	34	136	2,723
Acquisitions	782	25	—	807
Disposals	(352)	—	—	(352)
Cumulative Translation Adjustment	—	—	15	15

Balance, January 25, 2014	2,983	59	151	3,193
Acquisitions	696	25	—	721
Cumulative Translation Adjustment	2	—	22	24

Balance, January 31, 2015	3,681	84	173	3,938

Accumulated amortization and impairment
Balance, January 26, 2013	743	—	—	743
Amortization	929	—	15	944
Cumulative Translation Adjustment	2	—	2	4

Balance, January 25, 2014	1,674	—	17	1,691
Amortization	557	—	16	573
Cumulative Translation Adjustment	—	—	5	5

Balance, January 31, 2015	2,231	—	38	2,269

Net Carrying Value
Balance, January 25, 2014	1,309	59	134	1,502
Balance, January 31, 2015	1,450	84	135	1,669

          Amortization expense is reported in the consolidated statement of income (loss) under selling, general and administration expenses.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

10. OPERATING LOAN

          The operating loan represents funds advanced to the Company under a portion of the credit facility referred to in notes 15 and 25 to fund working capital needs. As at January 31, 2015, no amount was outstanding under this portion of the facility [January 25, 2014 — nil]. The relevant prime rate was 2.85% as at January 31, 2015 [January 25, 2014 — 3.00%].

          Borrowings under this facility may be obtained in the form of prime rate loans, U.S. base rate loans, bankers' acceptances, letters of credit, LIBOR loans and $500 of the operating facility is available by letters of credit. The indebtedness will bear interest at the bank's prime rate plus 0.75% per annum, the U.S. base rate plus 0.75% per annum, or the LIBOR rate plus 2% per annum.

          The maximum available credit under this portion of the facility is $5,000, increasing to $10,000 from September 1 to December 31 each calendar year.

          The operating loan is collateralized as described in note 15.

11. TRADE AND OTHER PAYABLES

	January 31, 2015 $	January 25, 2014 $
Trade payable and accrued liabilities	12,441	10,065
Accrued interest on loan from shareholder [note 16]	—	30
Government remittances	—	712

	12,441	10,807

12. DEFERRED REVENUE

	January 31, 2015 $	January 25, 2014 $
Gift cards liability	2,060	1,401
Loyalty program liability	574	—

	2,634	1,401

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

13. PROVISIONS

January 31, 2015 $
Balance, January 25, 2014	—
Arising during the period	805
Amortized during the period	—
Cumulative Translation Adjustment	69

Balance, January 31, 2015	874
Less: Current portion	(258)

Long-term portion of provisions	616

          Provisions for onerous contracts have been recognized in respect of store leases where the unavoidable costs of meeting the obligations under the lease agreements exceed the economic benefits expected to be received from the contract. The unavoidable costs reflect the present value of the lower of the expected cost of terminating the contract and the expected net cost of operating under the contract.

14. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

          The commercial premises at which the Company carries out its retail operations, its head office and its warehouse locations are leased from third parties. These rental contracts are classified as operating leases since there is no transfer of risks and rewards inherent to ownership.

          These leases have varying terms and renewal rights. In many cases the amounts payable to the lessor include a fixed rental payment as well as a percentage of the sales obtained by the Company in the leased premises.

          Many leases include escalating rental payments, whereby cash outflows increase over the lease term. Free rental periods are also sometimes included. The expense is recognized on a straight-line basis.

          The minimum rentals payable under long-term operating leases are exclusive of certain operating costs for which the Company is responsible. Certain of the operating lease agreements provide for additional annual rentals based on sales. As at January 31, 2015, the Company has recognized in profit or loss contingent rent amounting to $1,397 [January 25, 2014 — $1,020] and accrued for a contingent rent liability of $552 [January 25, 2014 — $450].

          Included in the cost of sales and selling, general and administration expenses for the year ended January 31, 2015 is rent expense of $16,972 [January 25, 2014 — $13,232; January 26, 2013 — $9,193].

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

14. COMMITMENTS AND CONTINGENCIES (Continued)

          The following is a schedule of future minimum lease payments under operating leases:

	January 31, 2015 $	January 25, 2014 $
Within one year	12,186	7,067
After one year but not more than five years	48,699	35,899
More than five years	40,908	46,294

	101,793	89,260

          The Company also has operating lease commitments amounts payable to a company controlled by the controlling shareholder of the Company:

	January 31, 2015 $	January 25, 2014 $
Within one year	128	64
After one year but not more than five years	510	510
More than five years	383	510

	1,021	1,084

Finance leases

          The Company has finance leases for various items of property and equipment. These leases have terms of renewal, but no purchase options or escalation clauses. Renewals are at the option of the specific entity that holds the lease. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	January 31, 2015
	Future minimum lease payments $	Lease interest $	Present value of future minimum lease payments $
Within one year	342	16	326
After one year but not more than five years	228	3	225
More than five years	—	—	—

	570	19	551

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

14. COMMITMENTS AND CONTINGENCIES (Continued)

	January 25, 2014
	Future minimum lease payments $	Lease interest $	Present value of future minimum lease payments $
Within one year	342	28	314
After one year but not more than five years	570	19	551
More than five years	—	—	—

	912	47	865

          The weighted average effective interest rate is 3.88% [January 25, 2014 — 3.88%]

Legal claim contingencies

          The Company is involved in various claims and litigation arising in the normal course of its business, potential liabilities that may result from these actions are not expected to, in the Company's opinion, have a material effect on the Company's financial position or results of operation.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

15. LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS

	January 31, 2015 $	January 25, 2014 $
[a] Term loan	5,181	8,389
Less: Unamortized financing fees and transaction costs	(74)	(119)

	5,107	8,270
[b] Loan from Investissement Québec ["IQ"]	4,833	5,000
Less: Unamortized financing fees and transaction costs	(62)	(76)

	4,771	4,924

Total long-term loans	9,878	13,194
Total finance leases [note 14]	551	865

Total long-term debt and finance lease obligations	10,429	14,059
Less: Current portion of long-term debt and finance lease obligations	(4,287)	(3,608)

Long-term portion of long-term debt and finance lease obligations	6,142	10,451

          [a] The available credit under a non-revolving term loan is $9,000 of which $5,181 has been drawn upon as at January 31, 2015 [January 25, 2014 — $8,389]. There is also $15,000 available by way of a finance lease facility of which $551 has been drawn as at January 31, 2015, as described in note 14 [January 25, 2014 — $865]. However, the aggregate combined indebtedness outstanding under the facilities cannot exceed $15,000 [January 25, 2014 — $15,000]. The term loan portion of the credit facility is available by way of banker's acceptances, U.S. dollar advances or LIBOR loans. The advances will bear interest at a rate of the bank's prime rate plus 1% per annum, the bank's U.S. base rate plus 1% per annum or LIBOR plus 2.5% per annum. The leasing facility portion of this credit facility is available by way of finance leases and will bear interest at the bank's fixed cost of funds plus 2.65% per annum or LIBOR plus 2% per annum. As at January 31, 2015, the interest rate was 3.85% [January 25, 2014 — 4.00%] on the non-revolving term loan. Each borrowing under this facility is repayable by consecutive monthly principal payments based on a maximum amortization of three years and a maximum term of three years.

          The portions of the credit facility described in [a] above and the operating loan described in note 11 are collateralized by a first rank moveable hypothec in the amount of $40,000 over the universality of the assets of the Company, present and future, corporeal and incorporeal, including but not limited to accounts receivable, inventory, patents and trademark and a first ranking collateral in favor of the bank under Section 427 of the Bank Act.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

15. LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS (Continued)

          In addition, the Company has a $3,000 revolving facility to purchase forward exchange contracts with a maximum maturity of 12 months, in order to hedge against currency fluctuations in connection with its import purchase and export sales. All borrowings under this facility are due on demand. As at January 31, 2015, no amounts have been drawn under this facility [January 25, 2014 — nil].

          The Company also has an interest-rates swap facility in the amount of $1,000 to allow up to a 36-month interest rate swap contract to fix the rate of interest payable under the term loan portion of the facility described in [a] above and under its leasing facility described in note 14. As at January 31, 2015, no amount has been drawn under this facility [January 25, 2014 — nil].

          The credit facility contains restrictive covenants which require the Company to respect a fixed charge coverage ratio, a current asset to current liabilities ratio and a debt to tangible net worth ratio. As at January 31, 2015 and January 25, 2014, the Company was in compliance with the restrictive covenants.

          Further, the credit facilities restrict the Company's ability to redeem the Series A, A-1 and A-2 preferred shares [notes 17], repay the loan from controlling shareholder [note 16] and repay the loan from IQ [note 15b], other than the scheduled repayments due to IQ. The Company cannot make any dividend payments.

          [b] The term loan from IQ in the amount of $5,000 bears interest of at a rate of prime plus 6.5% and is used to fund leasehold improvements. The relevant prime rate was 3% as at January 31, 2015 [January 25, 2014 — 3%]. The loan will be repayable in 60 equal monthly installments amounting to $83 each, commencing November 2014 which is one year after the first disbursement of the loan.

          The loan is collateralized by a second ranking $6,000 hypothec over the universality of the assets of the Company.

          The loan agreement contains restrictive covenants which require the Company to respect a fixed charge coverage ratio, a current asset to current liabilities ratio and a debt to tangible net worth ratio. As at January 31, 2015 and January 25, 2014, the Company was in compliance with the restrictive covenants.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

15. LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS (Continued)

          Refer to note 14 for principal repayments on finance leases. Principal repayments on loans are due as follows:

	January 31, 2015 $	January 25, 2014 $
Within one year	3,961	3,294
After one year but not more than five years	5,917	9,428
More than five years	—	666

	9,878	13,388

16. LOAN FROM CONTROLLING SHAREHOLDER

          The Company has a loan from the controlling shareholder. As at January 31, 2015, a loan in the amount of $2,952 [January 25, 2014 — $8,690] is outstanding. The loan is non-revolving and bears interest at 4.5% payable on the last business day of the calendar year until the first principal payment date, at which time all accrued but unpaid interest is payable on the payment date for such principal. The loan is payable in 3 equal annual instalments starting after the redemption date of the mandatorily redeemable preferred shares described in note 17, being not more than 90 days after receipt by the Company of a request of redemption from the shareholders or April 3, 2017. If the Series A, A-1 and A-2 preferred shares are not redeemed before April 3, 2020, the principal on the loan is due in three annual installments beginning on April 3, 2020. However, the loan cannot be repaid without the consent of the Company's lenders described in note 15.

          During the year ended January 31, 2015, the loan was partially reduced by $5,738 [January 25, 2014 — nil] to account for the issuance of 519,034 Series A-1 preferred shares and 84,580 Series A-2 preferred shares, described in note 17.

17. MANDATORILY REDEEMABLE PREFERENCE SHARES

          During the year ended January 31, 2015, the Company issued 912,689 voting, redeemable Series A-1 preferred shares and 152,880 voting, redeemable Series A-2 preferred shares, convertible into fully paid common shares and providing for an annual cumulative dividend at a rate of 4.5%, accruing daily. These shares shall be redeemed by the Company at a price equal to the issued share price, plus any unpaid accrued dividends thereon, in three annual instalments, commencing not more than 90 days after receipt by the Company of a request of redemption from the shareholders on or after April 3, 2017.

          Because of the redemption feature, the Series A, Series A-1 and Series A-2 preferred shares and the accumulated dividends have been recorded as a liability in the consolidated balance sheets and are accounted for at amortized cost using the effective interest rate method. They cannot be redeemed without the prior consent of the Company's lenders.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

17. MANDATORILY REDEEMABLE PREFERENCE SHARES (Continued)

          As at January 31, 2015, there were 5,069,293 Series A, Series A-1 and Series A-2 preferred shares in issuance described as follows:

	January 31, 2015 $	January 25, 2014 $
4,003,724 Series A preferred shares	18,500	18,500
912,689 Series A-1 preferred shares	8,260	—
152,880 Series A-2 preferred shares	1,882	—

Series A, A-1 and A-2 preferred shares at issuance	28,642	18,500
Less: Portion attributable to financial derivative liability at issuance	(4,029)	(2,006)

Portion attributable to non-derivative liability at issuance	24,613	16,494

          The Series A, Series A-1 and Series A-2 preferred shares are recorded net of share issue costs of $795 net of accumulated amortization of $285 [January 25, 2014 — $172].

Series A-1 and Series A-2 redeemable preferred shares at the option of the holder

          For Series A-1 preferred shares issued during the year ended January 31, 2015, after allocation of financing costs, the net carrying amount of the liability related to the redeemable shares was calculated as $6,441. This liability is being accreted to its nominal value reflecting accumulated and accrued dividends, using the effective interest rate method.

          For Series A-2 preferred shares issued during the year ended January 31, 2015, after allocation of financing costs, the net carrying amount of the liability related to the redeemable shares was calculated as $1,677. This liability is being accreted to its nominal value reflecting accumulated and accrued dividends, using the effective interest rate method.

	January 31, 2015 $	January 25, 2014 $
Shares issued and paid
4,003,724 Series A preferred shares	17,424	16,910
912,689 Series A-1 preferred shares	6,441	—
152,880 Series A-2 preferres shares	1,677	—
Accrued dividends	2,692	1,514
Accretion for the period	1,044	514
Less: unamortized financing fees	(510)	(489)

Balance, end of year	28,768	18,449

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

17. MANDATORILY REDEEMABLE PREFERENCE SHARES (Continued)

Financial derivative liability

          The gross proceeds from the private offering of 3,445,065 Series A preferred shares for $5.37 per share completed on April 2, 2012, were $18,500 in cash, gross of financing costs of $660 and were allocated to the redeemable shares at the option of the holder. The fair value of the derivative liability was calculated on the issuance date, and an amount of $2,006 was separated from the host contract and presented as a financial derivative liability.

          The gross proceeds from the private offering of 912,689 Series A-1 preferred shares for $9.05 per share completed on February 24, 2014, March 21, 2014 and June 2, 2014, were for $3,563 in cash and $4,697 as a reduction in the loan from shareholder, for a total of $8,260, gross of financing costs of $134 and were allocated to the redeemable shares at the option of the holder. The fair value of the derivative liability was calculated on the issuance date, and an amount of $1,818 was separated from the host contract and presented as a financial derivative liability.

          The gross proceeds from the private offering of 152,880 Series A-2 preferred shares for $12.31 per share completed on December 15, 2014, were for $841 in cash, $1,041 as a reduction in the loan from shareholder, and were allocated to the redeemable shares at the option of the holder. The fair value of the derivative liability was calculated on the issuance date, and an amount of $205 was separated from the host contract and presented as a financial derivative liability.

          The fair value of the derivative financial instrument was estimated using the Black Scholes option pricing model, resulting in the following assumptions:

	January 31, 2015	January 25, 2014
Risk-free interest rate	1.15%	1.44%
Expected volatility	31%	45%
Life until redemption	2.2 years	3.2 years
Expected dividend yield	0%	0%
Underlying value of common shares	$6.88	$7.10

          In accordance with the Company's accounting policy on derivative financial instruments, the financial derivative liability embedded in the Company's Series A, A-1 and A-2 preferred shares

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

17. MANDATORILY REDEEMABLE PREFERENCE SHARES (Continued)

were separated from the debt host contract at issuance at fair value. The derivative was then revalued at each reporting date.

	January 31, 2015 $	January 25, 2014 $
Balance, beginning of year	8,268	5,966
New issuances	2,023	—
Net change in fair value	(4,562)	2,302

Balance, end of year	5,729	8,268

18. SHARE CAPITAL

Authorized

          An unlimited number of voting common shares.

          2,000,000 non-voting Class AA common shares.

          An unlimited number of preferred shares, issuable in series, with rights, privileges, restrictions and conditions determined at the time the series are issued of which the following were authorized:

          7,441,341 voting junior preferred shares, convertible on a one for one basis into fully paid common shares.

          4,003,724 voting, redeemable, Series A preferred shares, convertible at the option of the holder, into fully paid common shares on a 1.0000 to 1.0028 basis, as is determined by dividing the Series A preferred shares original issue price by the Series A preferred shares conversion price (as defined in the Articles of the Company, including anti-dilution provisions) in effect at the time of conversion, providing for an annual cumulative dividend at a rate of 4.5%, accruing daily, payable on redemption or as declared.

          912,689 voting, redeemable, Series A-1 preferred shares, convertible into fully paid common shares as is determined by dividing the Series A-1 preferred shares original issue price by the Series A-1 preferred shares conversion price (as defined in the Articles of the Company, including anti-dilution provisions) in effect at the time of conversion, providing for an annual cumulative dividend at a rate of 4.5%, accruing daily, payable on redemption or as declared.

          152,880 voting, redeemable, Series A-2 preferred shares, convertible into fully paid common shares as is determined by dividing the Series A-2 preferred shares original issue price by the Series A-2 preferred shares conversion price (as defined in the Articles of the Company, including anti-dilution provisions) in effect at the time of conversion, providing for an annual cumulative dividend at a rate of 4.5%, accruing daily, payable on redemption or as declared.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

18. SHARE CAPITAL (Continued)

          The junior, Series A, Series A-1 and Series A-2 preferred shares are mandatorily convertible upon the closing of a sale of common shares to the public as defined by the Articles of the Company.

          The Company has entered into an amended and restated right of first refusal and co-sale agreement with certain of its shareholders in February 2014, which was amended in December 2014. Under the terms of the agreement, the Company has been granted a right of first refusal to purchase shares from each shareholder proposing to make a proposed transfer of shares on the same terms and conditions as the proposed transfer.

Issued and outstanding

	January 31, 2015 $	January 25, 2014 $
7,441,341 Junior preferred shares	—	—
32,514 Common Shares, voting	40	—
50,000 Class AA common shares	345	—

	385	—

          During the year ended January 31, 2015, 32,514 stock options were exercised for common shares for a total consideration of $40 and the Company issued 50,000 Class AA common shares as part of a settlement in the amount of $345.

          During the year ended January 25, 2014, the Company repurchased 100,000 Class AA common shares for cash consideration of $350.

Stock-based compensation

          Under the Company's stock option plan ["the Plan"], the Board of Directors ["the Board"] is authorized, at its discretion, to issue stock options to its employees, directors, officers, consultants and other service providers.

          Under the Plan, as at January 31, 2015, 2,800,000 common share options and Class AA common share options have been reserved for issuance [January 25, 2014 — 1,495,661]. During the period, 849,529 options were issued with an exercise price of $5.07-$6.89 per share. A total of 1,816,030 common share options have been granted as at January 31, 2015. Unvested stock options will immediately vest if a liquidation event occurs or the acquisition of control of the Company by an entity that is not an affiliate of the current shareholders. Vested options may be exercised at any time, but within 90 days of termination of the employee's employment, at which point the options will be null and void. Vested options awarded to Company executives may be exercised at any time, but within 12 months of termination of the employee's employment, at which point the options will be null and void.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

18. SHARE CAPITAL (Continued)

          The options vest evenly over a period of 36 or 48 months, with some options vesting monthly and some options vesting annually. There are no cash settlement alternatives for the employees.

          As at January 31, 2015, 780,596 options have vested [January 25, 2014 — 544,976]. Under the terms of the Plan, the exercise price of each option is $1.00-$6.89 per share. Options are granted with an exercise price equal to the fair value of the Company's common shares.

          The fair value of options granted was estimated using the Black Scholes option pricing model, using the following assumptions:

	January 31, 2015	January 25, 2014
Risk-free interest rate	1.15% - 1.50%	1.44%
Expected volatility	31% - 39%	45%
Expected option life	3.65 - 7 years	7 years
Expected dividend yield	0%	0%
Fair value per option granted	$1.70 - $3.58	$0.59

          A summary of the status of the Plan and changes during the year is presented below. Expected volatility was estimated using implied and historical volatility of similar companies whose share prices were publicly available.

	As at January 31, 2015		As at January 25, 2014
	Options outstanding #	Weighted average exercise price $	Options outstanding #	Weighted average exercise price $
Beginning of year	1,415,430	1.21	1,195,402	1.18
Issued	849,529	5.68	345,028	1.23
Exercised	(32,514)	1.23	—	—
Forfeitures/cancellations	(416,415)	1.23	(125,000)	1.00

Outstanding at end of period	1,816,030	3.30	1,415,430	1.21

Exercisable, end of year	780,596	1.49	544,976	1.18

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

18. SHARE CAPITAL (Continued)

          The following table summarizes information about the stock options outstanding at January 31, 2015 and January 24, 2014:

Range of exercise prices	Number outstanding at January 31, 2015 #	Weighted average remaining life	Weighted average exercise price $	Number of options exercisable at January 31, 2015 #	Weighted average exercise price $
$1.00	125,000	1.0 year	1.00	125,000	1.00
$1.23	806,501	4.4 years	1.23	587,203	1.23
$5.07 - $6.89	884,529	6.4 years	5.51	68,393	4.62

As at January 31, 2015	1,816,030	5.1 years	3.30	780,596	1.49

Range of exercise prices	Number outstanding at January 25, 2014 #	Weighted average remaining life	Weighted average exercise price $	Number of options exercisable at January 25, 2014 #	Weighted average exercise price $
$1.00	125,000	2.0 years	1.00	125,000	1.00
$1.23	1,290,430	5.4 years	1.23	419,976	1.23

As at January 25, 2014	1,415,430	5.1 years	1.21	544,976	1.18

          On March 31, 2015 the board of directors adopted the 2015 Omnibus Plan.

          Subject to adjustment, as described below, the maximum number of the Company's common shares that are available for issuance under the 2015 Omnibus Plan is 900,000 shares. Subject to adjustment, as described below, no more than 900,000 common shares may be delivered in satisfaction of incentive stock options, or ISOs, awarded under the 2015 Omnibus Plan. Common shares issued under the 2015 Omnibus Plan may be shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

          The 2015 Omnibus Plan provides for awards of stock options, SARs, restricted stock, unrestricted stock, stock units (including restricted stock units), performance awards, deferred share units, elective deferred share units and other awards convertible into or otherwise based on the Company's common shares. Eligibility for stock options intended to be ISOs is limited to the Company's employees. Dividend equivalents may also be provided in connection with an award under the 2015 Omnibus Plan.

          The maximum term of stock options and SARS is seven years.

          On March 31, 2015, the board of directors approved the issuance of 154,200 restricted stock units.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

19. FINANCE COSTS

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Short-term
Interest on bank indebtedness	—	42	51

Long-term
Interest on shareholder loan [note 16]	210	391	452
Interest and financing fees on term loan	926	564	197
Interest on finance lease	28	37	69
Accrued dividends on preferred shares — Series A, A-1 and A-2 [note 17]	1,178	832	682
Other finance costs	3	101	378

	2,345	1,925	1,778

	2,345	1,967	1,829

20. INCOME TAXES

          As at January 31, 2015, the Company's U.S. subsidiary has accumulated losses amounting to US$5.8 million [US$9.2 million for January 25, 2014]; which expire during the years 2032 to 2034.

          A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	January 31, 2015%	January 25, 2014%	January 26, 2013%
Statutory tax rate	26.5	26.5	26.6
Increase (decrease) in income tax rate resulting from:
Recognition of previously unrecognized U.S. tax losses and other temporary differences	(28.6)	—	—
Unrecognized benefit on U.S. tax losses	—	31.3	(35.1)
Non-deductible items and translation adjustments	(0.4)	57.2	(55.3)
Other	(0.5)	0.3	0.2

Effective tax rate	(3.0)	115.3	(63.6)

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

20. INCOME TAXES (Continued)

          The change in the statutory tax rate was as a result of a decrease in the Canadian corporate tax rate.

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Income tax provision (recovery)
Current	2,284	2,965	1,790
Deferred	(2,617)	102	(98)

	(333)	3,067	1,692

          The tax effects of temporary differences and net operating losses that give rise to deferred income tax assets and liabilities are as follows:

	January 31, 2015 $	January 25, 2014 $
U.S. operating losses carried forward	3,146	—
Deferred rent	1,060	443
Accrued compensation	99	—
Financing fees	159	—
Others	133	61

Total deferred income tax assets	4,597	504

Deferred income tax liabilities
Carrying values of property and equipment in excess of tax basis	(1,193)	(466)
Financing fees	—	(9)
Investment tax credits	—	(11)
Unrealised foreign exchange gain related to intercompany advances	(549)	(187)

Total deferred income tax liabilities	(1,742)	(673)

Net deferred income tax asset / (liabilities)	2,855	(169)

          The net deferred income tax asset is composed of deferred income tax asset of $3,212 and $357 of deferred income tax liability.

          Net deferred income tax assets of $3,146 were recognized as of January 31, 2015 [January 25, 2014 — nil] for US tax losses of previous fiscal years. Based upon the projections for future taxable income and prudent tax planning strategies, management believes it is probable the company will realize the benefits of these operating tax losses carried forward. See Note 5—Significant Accounting Judgements, Estimates and Assumptions for how the Company determines the extent to which the deferred income tax assets are recognized.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

20. INCOME TAXES (Continued)

          The changes in the net deferred income tax asset were as follows for the fiscal years:

	January 31, 2015 $	January 25, 2014 $
Balance at the beginning of year, net	(169)	(67)
Deferred rent	617	137
Recognition of U.S. operating losses carried forward	3,146	—
Carrying value of property and equipment in excess of tax losses	(727)	—
Other comprehensive income	—	—
Others	(12)	(239)

Total deferred income tax assets	2,855	(169)

21. SELLING, GENERAL AND ADMINSTRATION EXPENSES

          Included in selling, general and administration expenses are the following expenses:

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Wages, salaries and employee benefits	41,181	32,807	23,828
Stock-based compensation	947	228	237
Depreciation of property and equipment	4,874	3,801	2,579
Amortization of intangible assets	573	944	601
Impairment of property and equipment	2,740	1,192	—
Provision for onerous contracts	805	—	—
Other selling, general and administration	15,445	13,397	10,093

	66,565	52,369	37,338

22. EARNINGS PER SHARE

          Basic earnings per share ["EPS"] amounts are calculated by dividing the profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted EPS amounts are calculated by dividing the profit attributable to ordinary equity holders of the parent (after adjusting for dividends, accretion interest on the mandatorily redeemable preference shares and gain/loss from embededded derivative on preferred shares) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares, unless these would be anti-dilutive.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

22. EARNINGS PER SHARE (Continued)

          The following reflects the income and share data used in the basic and diluted EPS computations:

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Weighted average number of shares outstanding — basic	7,490,477	7,455,391	7,641,376
Weighted average number of shares outstanding — fully diluted	13,195,632	7,455,391	7,641,376

          For the years ended January 25, 2014 and January 26, 2013, as a result of the net loss during the period, the stock options disclosed in Note 18 and the Series A, Series A-1 and Series A-2 preferred shares disclosed in Note 17 are anti-dilutive.

23. RELATED PARTY DISCLOSURES

          During the year, the Company occupied and paid rent on a property leased from a Company controlled by the controlling shareholder amounting to $175 [January 25, 2014 — $304; January 26, 2013 — $293].

          Additionally, interest was incurred on the controlling shareholder loan amounting to $210 [January 25, 2014 — $391; January 26, 2013 — $452] of which $0 [January 25, 2014 — $391] was paid.

          Dividends on Series A, A-1 and A-2 preferred shares of $1,178 were accrued for the year ended January 31, 2015 [January 25, 2014 — $1,514; January 26, 2013 — $682]. As well, the Company paid $83 as at January 31, 2015 [January 25, 2014 — $24; January 26, 2013 — $68] for air travel services to a company associated with a shareholder. The transactions referred to above are measured at the exchange amount, being the consideration established and agreed to by the related parties.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

23. RELATED PARTY DISCLOSURES (Continued)

Transactions with key management personnel

          Key management of the Company includes members of the Board of Directors as well as members of the Executive Committee. The compensation earned by key management in aggregate was as follows:

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Related party disclosures
Wages, salaries, bonus and consulting	3,918	3,164	2,043
Stock-based compensation, including employees and directors	832	195	242

Total compensation earned by key management	4,750	3,359	2,285

24. SEGMENT INFORMATION

          An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses. All operating segments' operating results are regularly reviewed by the Company's CEO (the chief operating decision maker) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

          The Company operates in Canada and the United States. The Company operates in the retail of tea and related tea-products. The Company operates in two reporting segments, Canada and the United States.

          For management purposes, the Company's sales are as follows:

	January 31, 2015 $	January 25, 2014 $	January 26, 2013 $
Tea	95,995	72,058	47,165
Tea accessories	31,295	25,046	17,851
Food and beverages	14,593	11,065	8,042

	141,883	108,169	73,058

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

24. SEGMENT INFORMATION (Continued)

          Non-current assets by country are as follows:

	January 31, 2015 $	January 25, 2014 $
Canada	30,539	25,460
US	9,963	5,900

Total	40,502	31,360

          Gross profit per country is as follows:

	January 31, 2015
	Canada $	US $	Consolidated $
Sales	129,212	12,671	141,883
Cost of sales	56,771	7,414	64,185
Gross profit, before unallocated items	72,441	5,257	77,698
Selling, general and administration expenses			66,565
Finance costs			2,345
Finance income			(133)
Accretion of preferred shares			1,044
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares			(4,562)
IPO related costs			856
Settlement cost related to former option holder			520
Provision for income tax (recovery)			(333)

Net income			11,396

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

24. SEGMENT INFORMATION (Continued)

	January 25, 2014
	Canada $	US $	Consolidated $
Sales	99,412	8,757	108,169
Cost of sales	43,294	5,109	48,403
Gross profit, before unallocated items	56,118	3,648	59,766
Selling, general and administration expenses			52,369
Finance costs			1,967
Finance income			(45)
Accretion of preferred shares			514
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares			2,302
Provision for income tax (recovery)			3,067

Net loss			(408)

	January 26, 2013
	Canada $	US $	Consolidated $
Sales	69,908	3,150	73,058
Cost of sales	29,987	2,190	32,177
Gross profit, before unallocated items	39,921	960	40,881
Selling, general and administration expenses			37,338
Finance costs			1,829
Finance income			—
Accretion of preferred shares			416
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares			3,960
Provision for income tax (recovery)			1,692

Net loss			(4,354)

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

25. FINANCIAL RISK MANAGEMENT

          The Company's activities expose it to a variety of financial risks, including risks related to foreign exchange, interest rate, credit, and liquidity.

Currency risk — foreign exchange risk

          Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company's foreign exchange risk is largely limited to currency fluctuations between the Canadian and U.S. dollars. The Company is exposed to currency risk through its cash, accounts receivable and accounts payable denominated in U.S. dollars.

          Assuming that all other variables remain constant, a revaluation of these monetary assets and liabilities due to a 5% rise or fall in the Canadian dollar against the U.S. dollar and would have resulted in an increase or decrease to net income (loss) in the amount of $153.

          The Company did not use any forward contracts to manage foreign exchange risk for the years ended January 31, 2015 and January 25, 2014.

          The Company's foreign exchange exposure is as follows:

	January 31, 2015 $	January 25, 2014 $
Cash	399	676
Accounts receivable	206	81
Accounts payable	2,460	1,732

          The Company's U.S. subsidiary's transactions are denominated in U.S. dollars.

Market risk — interest rate risk

          Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to cash flow interest rate risk include financial assets and liabilities with variable interest rates and consist of cash and bank indebtedness. The Company is exposed to cash flow risk on its revolving credit facility and long-term debt which bear interest at variable interest rates [see notes 11 and 15] while the loan from the controlling shareholder and mandatorily redeemable preferred shares subject the Company to fair value risk.

          Assuming that all other variables remain constant, a 100 basis point change in the average interest rate charged during the year would have resulted in an increase or decrease to net income (loss) in the amount of $116.

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

25. FINANCIAL RISK MANAGEMENT (Continued)

Liquidity risk

          Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company's approach to managing liquidity risk is to ensure, to the extent possible, that it will always have sufficient liquidity to meet liabilities when due. The Company's liquidity follows a seasonal pattern based on the timing of inventory purchases and capital expenditures. The Company is exposed to this risk mainly in respect of its operating loan, accounts payable and accrued liabilities, obligations under capital leases, long-term debt, loan from the controlling shareholder, preferred share redemptions, and operating lease commitments.

          As at January 31, 2015, the Company had $19,784 in cash. In addition, as outlined in note 15, the Company had a committed asset-based credit facility [Note 10] of $5,000 to $10,000, of which nil was drawn as at January 31, 2015.

          The Company expects to finance its growth in store base and its store renovations through cash flows from operations, long-term debt [notes 14 and 15] as well as its credit facility.

          The Company expects that its trade and other payables will be discharged within 90 days and its long-term debt discharged as contractually agreed and as disclosed in notes 14 and 15.

          The following table summarizes the obligations as of January 31, 2015, and the effect such obligations are expected to have on liquidity and cash flows in future periods.

	Payments Due By Period
	Total	less than 1 year	Between 1 and 5 years	More than 5 years
Trade and other payables	12,441	12,441	—	—
Long-term debt obligations	9,878	3,961	5,917	—
Finance lease obligations	551	326	225	—
Loan from controlling shareholder	2,952	—	2,952	—
Operating lease obligations	101,793	12,186	48,699	40,908
Operating lease obligations to controlling shareholder	1,021	128	510	383
Series A, A-1 and A-2 redeemable preferred shares	28,642	—	28,642	—
Accrued dividends	2,692	—	2,692	—

	159,970	29,042	89,637	41,291

Credit risk

          The Company is exposed to credit risk resulting from the possibility that counterparties may default on their financial obligations to the Company. The Company's maximum exposure to credit risk at the reporting date is equal to the carrying value of accounts receivable. Accounts receivable primarily consists of receivables from retail customers who pay by credit card, recoveries of credits from suppliers for returned or damaged products, and receivables from other companies for sales

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

25. FINANCIAL RISK MANAGEMENT (Continued)

of products, gift cards and other services. Credit card payments have minimal credit risk and the limited number of corporate receivables is closely monitored.

Fair values

          Financial assets and financial liabilities are measured on an ongoing basis at fair value or amortized cost. The disclosures in the "Financial instruments" section of note 3 describe how the categories of financial instruments are measured and how income and expenses, including fair value gains and losses, are recognized. The classification of financial instruments, as well as their carrying values and fair values, are shown in the tables below:

	January 31, 2015		January 25, 2014
	Carrying value $	Fair value $	Carrying value $	Fair value $
Financial liabilities
Long-term debt	9,878	9,878	13,194	13,194
Loan from shareholder	2,952	2,952	8,690	8,690
Preferred shares — Series A, A-1 and A-2 and dividends	28,768	31,334	18,449	20,014
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	5,729	5,729	8,268	8,268

          The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, the estimated fair values are not necessarily indicative of the amounts the Company could realise or would pay in a current market exchange. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies. The methods and assumptions used to estimate the fair value of financial instruments are described below:

  •
  The estimated fair value of long-term debt bearing variable rates is considered to approximate its carrying value [Level 2].

  •
  The estimated fair value of loan from shareholder was determined by discounting expected cash flows rates currently offered to the Company for similar debt [Level 3].

  •
  The estimated fair value of Series A, A-1 and A-2 preferred shares was determined by discounting expected future cash flows rates at the discount rates which represent the cost of borrowing those cash flows [Level 3].

  •
  The carrying value of the financial derivative liability is its fair value [Level 3].

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

25. FINANCIAL RISK MANAGEMENT (Continued)

  •
  As disclosed in Note 17, the fair value of the financial derivative liability is estimated using the Black Scholes option pricing model, which assumes an expected volatility. Each 1% change in the expected volatility would increase/decrease the carrying value of the financial derivative liability by approximately $198.

          The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

  Level 1:    This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.

  Level 2:    This level includes valuations determined using directly (i.e. as prices) or indirectly (i.e. derived from prices) observable inputs other than quoted prices included within Level 1. Derivative instruments in this category are valued using models or other standard valuation techniques derived from observable market inputs.

  Level 3:    This level includes valuations based on inputs which are less observable, unavailable or where the observable data does not support a significant portion of the instruments' fair value.

          There were no significant transfers between Level 1, Level 2 and Level 3 of the fair value hierarchy during the years ended January 31, 2015 and January 25, 2014.

Reconciliation of Level 3 fair values

          Changes in fair value of Level 3 financial instruments were as follows, for the years ended January 31, 2015 and January 25, 2014.

	Fair value of Level 3 financial instruments
	January 31, 2015 $	January 25, 2014 $
Balance, beginning of the year	8,268	5,966
Addition through issuance of preferred shares Series A-1 and Series A-2	2,023	—
Gain (loss) from embedded derivative on Series A, A-1 and A-2 preferred shares	(4,562)	2,302

Balance, end of period	5,729	8,268

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

26. MANAGEMENT OF CAPITAL

          As at January 31, 2015, the Company's capital is composed of long-term debt, including the current portions, and shareholders' equity as follows:

	January 31, 2015 $	January 25, 2014 $
Current portion of long-term debt and finance lease obligations	4,287	3,608
Long-term debt and finance lease obligations	6,142	10,451
Loan from shareholder	2,952	8,690

Total debt	13,381	22,749
Series A, A-1 and A-2 preferred shares	28,768	18,449
Financial derivative liability	5,729	8,268
Shareholder's equity [excluding accumulated other comprehensive income]	8,366	(4,362)

Total capital under management	56,244	45,104

          The Company's primary uses of capital are to finance increases in non-cash working capital along with capital expenditures for its store expansion and renovation program as well as information technology and infrastructure improvements.

          The Company currently funds these requirements from cash flows related to operations as well as its financial resources, which include a cash balance of $19,784 as at January 31, 2015, its operating loan [Note 10], long-term debt [notes 14 and 15] and through its issuances of preferred shares [note 17]. The Board of Directors does not establish quantitative return on capital criteria for management; but rather promotes year over year sustainable profitable growth. The Company is not subject to any externally imposed capital requirements.

          The Company is subject to certain non-financial covenants related to its credit facilities and long-term debt, all of which were met as at January 31, 2015 and January 25, 2014. There has been no change with respect to the overall capital risk management strategy during the years ended January 31, 2015 and January 25, 2014.

27. GUARANTEES

          Some agreements to which the Company is party, specifically those related to debt agreements and the leasing of its premises, include indemnification provisions that may require the Company to make payments to a third party for breach of fundamental representation and warranty terms in the agreements, with respect to matters such as corporate status, title of assets, environmental issues, consents to transfer, employment matters, litigation, taxes payable and other potential material obligations. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is not reasonably quantifiable as

DAVIDsTEA Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended January 31, 2015 and January 25, 2014

[Amounts in thousands of Canadian dollars except per share amounts and where otherwise indicated]

27. GUARANTEES (Continued)

certain indemnifications are not subject to a monetary limitation. As at January 31, 2015, management does not believe that these indemnification provisions would require any material cash payment by the Company, and insurance coverage, estimated by management to be reasonable and sufficient, exists in order to minimize the previously mentioned risks.

          The Company indemnifies its directors and officers against claims reasonably incurred and resulting from the performance of their services to the Company, and maintains liability insurance for its directors and officers as well as those of its subsidiary.

          Through and including                           , 2015 (25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                          Shares

DAVIDsTEA Inc.

Common Shares

PROSPECTUS

Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch

BMO Capital Markets	William Blair

                          , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of directors and officers

          Section 124 of the CBCA authorizes corporations to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) if such individual acted honestly and in good faith with a view to the best interest of the corporation and, in the case of a criminal or administrative proceeding, if such individual had reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

          Upon completion of this offering, our bylaws will provide that we shall indemnify directors and officers.

          Prior to the completion of this offering, we intend to enter into agreements with our directors and officers (each an "Indemnitee" under such agreements) to indemnify the Indemnitee, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

          We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

          We have entered into indemnity agreements with our directors and certain officers which provide, among other things, that we will indemnify each such individual to the fullest extent permitted by law and as permitted by the CBCA from and against all liabilities, costs, charges and expenses that he or she may incur as a result of his or her actions in the exercise of his or her duties as director or officer, provided that we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7.    Recent Sales of Unregistered Securities

          In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

          On April 3, 2012, in connection with a new round of financing of approximately $18.5 million (the "Series A Preferred Share Offering"), we created a new class of Series A Preferred Shares and issued 3,445,065 Series A Preferred Shares from treasury at a price per share of $5.37, allocated as follows: (i) 1,862,197 Series A Preferred Shares were issued to investment funds affiliated with Highland Consumer Fund, or Highland, for a total amount of approximately $10.0 million, (ii) 186,220 Series A Preferred Shares were issued to Hold It All Inc. (f/k/a Whil Concepts Inc.) for a total amount of approximately $1.0 million, and (iii) 1,396,648 Series A Preferred Shares were issued to Rainy Day for a total amount of approximately $7.5 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan. Concurrently with the completion of the Series A Preferred Share Offering, (i) 6,000,000 Class A common shares previously issued to Rainy Day were re-designated as 6,000,000 common shares, and these were subsequently exchanged by Rainy Day for 6,000,000 Junior Preferred Shares, (ii) 2,000,000 Class A common shares previously issued to David Segal were re-designated as 2,000,000 common shares, and these were subsequently exchanged by David Segal for 2,000,000 Series A Preferred Shares. Out of the

2,000,000 Series A Preferred Shares then held by David Segal, 558,659 were transferred by David Segal to Highland for a total amount of approximately $3.0 million, and the remaining 1,441,341 Series A Preferred Shares were exchanged for 1,441,341 Junior Preferred Shares. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in connection with the transactions.

          On January 24, 2014, 32,514 common shares were issued to Javier San Juan pursuant to an exercise of options then held by him for a total amount of $39,992. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder. No underwriters were used in connection with the transactions.

          On February 24, 2014, we created a new class of preferred shares, the Series A-1 Preferred Shares, and issued 454,049 Series A-1 Preferred Shares at a price per share of $9.05 for an aggregate consideration of approximately $4.1 million, allocated as follows: (i) 110,498 Series A-1 Preferred Shares issued to Capital GVR Inc. for a total amount of approximately $1.0 million, (ii) 258,836 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $2.3 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, and (iii) 84,715 Series A-1 Preferred Shares issued to Highland for a total amount of approximately $0.8 million. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in connection with the transactions.

          On March 21, 2014, we issued an additional 227,024 Series A-1 Preferred Shares at a price per share of $9.05 for an aggregate consideration of approximately $2.0 million, allocated as follows: (i) 55,249 Series A-1 Preferred Shares issued to Thomas J. Folliard, IV Marital Deduction Trust uad 8/1/2011 ("Folliard Trust") for a total amount of approximately $0.5 million, (ii) 129,418 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $1.2 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan and (iii) 42,357 Series A-1 Preferred Shares issued to Highland for a total amount of approximately $0.4 million. All of these shares were issued without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in connection with the transactions.

          On May 8, 2014, 1,250 common shares were issued pursuant to an exercise of options then held by the option holder for a total amount of $1,538, which common shares were subsequently purchased by us for cancellation for $6,338. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder. No underwriters were used in connection with the transactions.

          On June 2, 2014, we issued an additional 231,616 Series A-1 Preferred Shares at a price per share of $9.05 for an aggregate consideration of approximately $2.1 million, allocated as follows: (i) 55,249 Series A-1 Preferred Shares issued to 9222-2116 Québec Inc. for a total amount of approximately $0.5 million, (ii) 130,780 Series A-1 Preferred Shares issued to Rainy Day for a total amount of approximately $1.2 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, (iii) 42,803 Series A-1 Preferred Shares issued to Highland for a total amount of approximately $0.4 million, (iv) 1,856 Series A-1 Preferred Shares issued to Capital GVR Inc. for a total amount of $16,797, and (v) 928 Series A-1 Preferred Shares issued to Folliard Trust for a total amount of $8,398. All of these shares were issued without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in connection with the transactions.

          On September 30, 2014, we issued 50,000 Class AA common shares at a price per share of $6.89 to Mogey Inc. in consideration for services rendered to us by Mogey Inc. All of these shares were issued without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in connection with the transactions.

          On December 15, 2014, we created a new class of preferred shares, the Series A-2 Preferred Shares, and issued 152,880 Series A-2 Preferred Shares at a price per share of $12.31 for an aggregate consideration of approximately $1.9 million, allocated as follows (i) 20,309 Series A-2 Preferred Shares issued to David McCreight for a total amount of approximately $0.3 million, (ii) 20,309 Series A-2 Preferred Shares issued to Guy Savard for a total amount of approximately $0.3 million, (iii) 84,580 Series A-2 Preferred Shares issued to Rainy Day for a total amount of approximately $1.0 million, in the form of a reduction of the outstanding principal amount of the Shareholder Loan, and in satisfaction of its right of first refusal pursuant to the terms of our Investors' Rights Agreement and (iv) 27,682 Series A-2 Preferred Shares issued to Highland for a total amount of approximately $0.3 million in satisfaction of its right of first refusal pursuant to the terms of our Investors' Rights Agreement. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. No underwriters were used in connection with the transactions.

          Under the Amended and Restated Equity Incentive Plan, as amended from time to time, we have granted options to purchase our common shares to certain of our current and former executive officers, directors and employees from the period of April 9, 2012 to the date of this registration statement. For these options grants, we relied on the exemption from registration provided by Rule 701 under the Securities Act of 1933, as amended. The table below sets forth the details of these options grants:

Date of Grant	Number of Options	Exercise Price
April 9, 2012	910,402	$1.23
June 22, 2012	50,000	$1.23
February 22, 2013	220,000	$1.23
March 18, 2013	10,000	$1.23
June 10, 2013	10,000	$1.23
August 12, 2013	25,000	$5.33
August 15, 2013(1)	10,000	$1.23
September 30, 2013	5,000	$5.33
November 10, 2013	5,000	$5.33
February 24, 2014	134,273	$5.33
March 3, 2014	60,794	$5.33
June 2, 2014	364,760	$6.80
July 18, 2014	55,000	$6.80
July 25, 2014	25,000	$6.80
October 24, 2014	62,500	$6.80
December 15, 2014	62,202	$6.89
January 14, 2015	85,000	$6.88

(1)
The option grant was cancelled in connection with optionholder's termination of employment with the Company.

          On March 31, 2015, our board of directors approved the granting of 154,200 restricted stock units to certain of our executive officers and employees under our 2015 Omnibus Plan. We relied on the exemption from registration provided by Rule 701 under the Securities Act of 1933, as amended.

Item 8.    Exhibits and financial statement schedules

(a)
Exhibits

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement
3.1	*	Form of Articles of Amendment of DAVIDsTEA Inc.
3.2	†	Amended and Restated Bylaws of DAVIDsTEA Inc.
5.1	*	Opinion of Osler, Hoskin & Harcourt LLP
10.1	†	Credit Facility Letter from HSBC Bank Canada to DAVIDsTEA Inc. and DavidsTea (USA) Inc., dated August 19, 2013, as amended
10.2	†	Loan Agreement by and between Rainy Day Investments Ltd. and DAVIDsTEA Inc. dated April 3, 2012
10.3	†	Amended and Restated Equity Incentive Plan, as amended
10.4	†	Equity Participation Agreement between DAVIDsTEA Inc. and Sylvain Toutant, dated June 2, 2014, as amended
10.5	†	Equity Participation Agreement between DAVIDsTEA Inc. and Luis Borgen, dated February 22, 2013
10.6	†	Equity Participation Agreement between DAVIDsTEA Inc. and Howard Tafler, dated February 22, 2013
10.7	†	Equity Participation Agreement between DAVIDsTEA Inc. and Marc Macdonald, dated July 25, 2014
10.8	†	Equity Participation Agreement between DAVIDsTEA Inc. and Edmund Noonan, dated October 9, 2014
10.9	†	Equity Participation Agreement between DAVIDsTEA Inc. and Pierre Michaud, dated February 24, 2014, as amended
10.10	†	Equity Participation Agreement between DAVIDsTEA Inc. and Emilia Di Raddo, dated March 3, 2014, as amended
10.11	†	Equity Participation Agreement between DAVIDsTEA Inc. and Tom Folliard, dated March 3, 2014, as amended
10.12	†	Equity Participation Agreement between DAVIDsTEA Inc. and David McCreight, dated December 15, 2014
10.13	†	Equity Participation Agreement between DAVIDsTEA Inc. and Guy Savard, dated December 15, 2014
10.14	†	2015 Omnibus Incentive Plan
10.15	†	Form of Nonstatutory Stock Option Award Agreement under 2015 Omnibus Incentive Plan
10.16	†	Form of Restricted Stock Unit Award Agreement Under 2015 Omnibus Incentive Plan
10.17	†	Form of Indemnification Agreement for Directors and Officers
10.18	†	Amended and Restated Employment Agreement between DAVIDsTEA Inc. and Sylvain Toutant, dated March 30, 2015
10.19	†	Amended and Restated Employment Agreement between DavidsTea (USA) Inc. and Luis Borgen, dated March 30, 2015

Exhibit Number		Exhibit Title
10.20	†	Share Subscription Agreement among Capital GVR Inc., Pierre Michaud and DAVIDsTEA Inc., dated February 24, 2014
10.21	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated February 24, 2014
10.22	†	Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated February 24, 2014
10.23	†	Share Subscription Agreement between Thomas J. Folliard IV Marital Deduction Trust uad 8/1/2011 and DAVIDsTEA Inc., dated March 21, 2014
10.24	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated March 21, 2014
10.25	†	Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated March 21, 2014
10.26	†	Share Subscription Agreement between Capital GVR Inc. and DAVIDsTEA Inc., dated June 2, 2014
10.27	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated June 2, 2014
10.28	†	Share Subscription Agreement between 9222-2116 Québec Inc. and DAVIDsTEA Inc., dated June 2, 2014
10.29	†	Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated June 2, 2014
10.30	†	Share Subscription Agreement between Thomas J. Folliard IV Marital Deduction Trust uad 8/1/2011 and DAVIDsTEA Inc., dated June 2, 2014
10.31	†	Share Subscription Agreement between Guy Savard and DAVIDsTEA Inc., dated December 15, 2014
10.32	†	Share Subscription Agreement between David McCreight and DAVIDsTEA Inc., dated December 15, 2014
10.33	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated December 15, 2014
10.34	†	Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated December 15, 2014
10.35	†	Amended and Restated Voting Agreement, among DAVIDsTEA Inc. and the parties named therein, dated February 24, 2014
10.36	†	Amendment to the Amended and Restated Voting Agreement, among DAVIDsTEA Inc. and the parties named therein, dated December 15, 2014
10.37	†	Amended and Restated Investors' Rights Agreement among DAVIDsTEA Inc. and the Investors named therein, dated February 24, 2014
10.38	†	Amendment to the Amended and Restated Investors' Rights Agreement among DAVIDsTEA Inc. and the Investors named therein, dated December 15, 2014

Exhibit Number		Exhibit Title
10.39	†	Amended and Restated Right of First Refusal and Co-Sale Agreement among DAVIDsTEA Inc. and the parties named therein, dated February 24, 2014
10.40	†	Amendment to the Amended and Restated Right of First Refusal and Co-Sale Agreement among DAVIDsTEA Inc. and the parties named therein, dated December 15, 2014
10.41	†	Agreement of Lease between DAVIDsTEA Inc. and S. Rossy Investments Inc., dated July 22, 2013
10.42	†	Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated April 28, 2010
10.43	†	First Addendum to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated January 19, 2011
10.44	†	Second Addendum to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated September 2, 2011
10.45	†	Third Amendment to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated February 20, 2014
10.46	†	Month to Month Tenancy Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated February 14, 2011
10.47	†	License Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated June 18, 2008
10.48	†	License Agreement Extension by and between Le Chateau Inc. and DAVIDsTEA Inc., dated June 3, 2013
10.49	†	Agreement of Sublease by and between Le Chateau Inc. and DAVIDsTEA Inc., dated April 26, 2012
10.50	†	Storage Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated May 28, 2012
10.51	†	Storage Agreement Extension by and between Le Chateau Inc. and DAVIDsTEA Inc., dated February 14, 2014
10.52	†	Short-Term Incentive Plan
10.53	†	Release and Discharge between DAVIDsTEA (USA) Inc. and Jevin Eagle, dated May 9, 2014
10.54	†	Letter Agreement between DAVIDsTEA (USA) Inc. and Kathie Lindemann, dated September 29, 2014
10.55	†	Equity Participation Agreement between DAVIDsTEA Inc. and Luis Borgen, dated January 14, 2015
21.1	†	Subsidiaries of DAVIDsTEA Inc.
23.1		Consent of Ernst & Young LLP
23.2	*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
24.1	†	Powers of Attorney (included on signature page)

*
To be filed by amendment.

†
Previously filed.

(b)
Financial statement schedules

          All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.    Undertakings

          The undersigned Registrant hereby undertakes:

            (1)     That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

            (4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            (5)     That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided on or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montréal, Canada on April 17, 2015.

DAVIDsTEA INC.
By:	/s/ SYLVAIN TOUTANT
	Name:	Sylvain Toutant
	Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ SYLVAIN TOUTANT Sylvain Toutant	President, Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2015
/s/ LUIS BORGEN Luis Borgen	Chief Financial Officer (Principal Financial Officer)	April 17, 2015
/s/ HOWARD TAFLER Howard Tafler	Chief Accounting Officer (Principal Accounting Officer)	April 17, 2015
* Pierre Michaud	Chairman	April 17, 2015
* Emilia Di Raddo	Director	April 17, 2015
* Tom Folliard	Director	April 17, 2015
* David W. McCreight	Director	April 17, 2015

Signature		Title	Date

* Lorenzo Salvaggio		Director	April 17, 2015
* Guy Savard		Director	April 17, 2015
* Herschel Segal		Director	April 17, 2015
* Sarah Segal		Director	April 17, 2015
* Thomas Stemberg		Director	April 17, 2015
*By:	/s/ LUIS BORGEN Luis Borgen Attorney-in-Fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant's duly authorized representative has signed this registration statement on Form F-1 in Waltham, Massachusetts, on April 17, 2015.

By:	/s/ LUIS BORGEN
	Name:	Luis Borgen
	Title:	Authorized Representative in the United States

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement
3.1	*	Form of Articles of Amendment of DAVIDsTEA Inc.
3.2	†	Amended and Restated Bylaws of DAVIDsTEA Inc.
5.1	*	Opinion of Osler, Hoskin & Harcourt LLP
10.1	†	Credit Facility Letter from HSBC Bank Canada to DAVIDsTEA Inc. and DavidsTea (USA) Inc., dated August 19, 2013, as amended
10.2	†	Loan Agreement by and between Rainy Day Investments Ltd. and DAVIDsTEA Inc. dated April 3, 2012
10.3	†	Amended and Restated Equity Incentive Plan, as amended
10.4	†	Equity Participation Agreement between DAVIDsTEA Inc. and Sylvain Toutant, dated June 2, 2014, as amended
10.5	†	Equity Participation Agreement between DAVIDsTEA Inc. and Luis Borgen, dated February 22, 2013
10.6	†	Equity Participation Agreement between DAVIDsTEA Inc. and Howard Tafler, dated February 22, 2013
10.7	†	Equity Participation Agreement between DAVIDsTEA Inc. and Marc Macdonald, dated July 25, 2014
10.8	†	Equity Participation Agreement between DAVIDsTEA Inc. and Edmund Noonan, dated October 9, 2014
10.9	†	Equity Participation Agreement between DAVIDsTEA Inc. and Pierre Michaud, dated February 24, 2014, as amended
10.10	†	Equity Participation Agreement between DAVIDsTEA Inc. and Emilia Di Raddo, dated March 3, 2014, as amended
10.11	†	Equity Participation Agreement between DAVIDsTEA Inc. and Tom Folliard, dated March 3, 2014, as amended
10.12	†	Equity Participation Agreement between DAVIDsTEA Inc. and David McCreight, dated December 15, 2014
10.13	†	Equity Participation Agreement between DAVIDsTEA Inc. and Guy Savard, dated December 15, 2014
10.14	†	2015 Omnibus Incentive Plan
10.15	†	Form of Nonstatutory Stock Option Award Agreement under 2015 Omnibus Incentive Plan
10.16	†	Form of Restricted Stock Unit Award Agreement Under 2015 Omnibus Incentive Plan
10.17	†	Form of Indemnification Agreement for Directors and Officers
10.18	†	Amended and Restated Employment Agreement between DAVIDsTEA Inc. and Sylvain Toutant, dated March 30, 2015
10.19	†	Amended and Restated Employment Agreement between DavidsTea (USA) Inc. and Luis Borgen, dated March 30, 2015
10.20	†	Share Subscription Agreement among Capital GVR Inc., Pierre Michaud and DAVIDsTEA Inc., dated February 24, 2014

Exhibit Number		Exhibit Title
10.21	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated February 24, 2014
10.22	†
Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated February 24, 2014
10.23	†	Share Subscription Agreement between Thomas J. Folliard IV Marital Deduction Trust uad 8/1/2011 and DAVIDsTEA Inc., dated March 21, 2014
10.24	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated March 21, 2014
10.25	†
Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated March 21, 2014
10.26	†	Share Subscription Agreement between Capital GVR Inc. and DAVIDsTEA Inc., dated June 2, 2014
10.27	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated June 2, 2014
10.28	†	Share Subscription Agreement between 9222-2116 Québec Inc. and DAVIDsTEA Inc., dated June 2, 2014
10.29	†
Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated June 2, 2014
10.30	†	Share Subscription Agreement between Thomas J. Folliard IV Marital Deduction Trust uad 8/1/2011 and DAVIDsTEA Inc., dated June 2, 2014
10.31	†	Share Subscription Agreement between Guy Savard and DAVIDsTEA Inc., dated December 15, 2014
10.32	†	Share Subscription Agreement between David McCreight and DAVIDsTEA Inc., dated December 15, 2014
10.33	†	Share Subscription Agreement between Rainy Day Investments Ltd. and DAVIDsTEA Inc., dated December 15, 2014
10.34	†
Share Subscription Agreement among Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership and DAVIDsTEA Inc., dated December 15, 2014
10.35	†	Amended and Restated Voting Agreement, among DAVIDsTEA Inc. and the parties named therein, dated February 24, 2014
10.36	†	Amendment to the Amended and Restated Voting Agreement, among DAVIDsTEA Inc. and the parties named therein, dated December 15, 2014
10.37	†	Amended and Restated Investors' Rights Agreement among DAVIDsTEA Inc. and the Investors named therein, dated February 24, 2014
10.38	†	Amendment to the Amended and Restated Investors' Rights Agreement among DAVIDsTEA Inc. and the Investors named therein, dated December 15, 2014
10.39	†	Amended and Restated Right of First Refusal and Co-Sale Agreement among DAVIDsTEA Inc. and the parties named therein, dated February 24, 2014

Exhibit Number		Exhibit Title
10.40	†	Amendment to the Amended and Restated Right of First Refusal and Co-Sale Agreement among DAVIDsTEA Inc. and the parties named therein, dated December 15, 2014
10.41	†	Agreement of Lease between DAVIDsTEA Inc. and S. Rossy Investments Inc., dated July 22, 2013
10.42	†	Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated April 28, 2010
10.43	†	First Addendum to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated January 19, 2011
10.44	†	Second Addendum to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated September 2, 2011
10.45	†	Third Amendment to Lease Agreement between DAVIDsTEA Inc. and Olymbec Development Inc. (f/k/a Olymbec Development (2004) Inc.), dated February 20, 2014
10.46	†	Month to Month Tenancy Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated February 14, 2011
10.47	†	License Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated June 18, 2008
10.48	†	License Agreement Extension by and between Le Chateau Inc. and DAVIDsTEA Inc., dated June 3, 2013
10.49	†	Agreement of Sublease by and between Le Chateau Inc. and DAVIDsTEA Inc., dated April 26, 2012
10.50	†	Storage Agreement by and between Le Chateau Inc. and DAVIDsTEA Inc., dated May 28, 2012
10.51	†	Storage Agreement Extension by and between Le Chateau Inc. and DAVIDsTEA Inc., dated February 14, 2014
10.52	†	Short-Term Incentive Plan
10.53	†	Release and Discharge between DAVIDsTEA (USA) Inc. and Jevin Eagle, dated May 9, 2014
10.54	†	Letter Agreement between DAVIDsTEA (USA) Inc. and Kathie Lindemann, dated September 29, 2014
10.55	†	Equity Participation Agreement between DAVIDsTEA Inc. and Luis Borgen, dated January 14, 2015
21.1	†	Subsidiaries of DAVIDsTEA Inc.
23.1		Consent of Ernst & Young LLP
23.2	*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
24.1	†	Powers of Attorney (included on signature page)

*
To be filed by amendment.

†
Previously Filed.